Exhibit 10.1

Execution Version

FIRST LIEN CREDIT AGREEMENT

dated as of June 4, 2026

among

WARNER BROS. DISCOVERY, INC.

as Holdco,

DISCOVERY GLOBAL HOLDINGS, INC.

as Parent Borrower,

THE DESIGNATED SUBSIDIARY BORROWERS

FROM TIME TO TIME PARTY HERETO,

THE LENDERS

FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as U.S. Administrative Agent and Collateral Agent,

and

J.P. MORGAN SE,

as Non-U.S. Administrative Agent

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, BNP PARIBAS SECURITIES CORP.,

DEUTSCHE BANK SECURITIES INC., NATWEST MARKETS PLC, RBC CAPITAL MARKETS1,

UBS SECURITIES LLC and WELLS FARGO SECURITIES, LLC,

as Co-Syndication Agents,

PNC CAPITAL MARKETS LLC, BANCO SANTANDER, S.A., NEW YORK BRANCH, SOCIÉTÉ

GÉNÉRALE, TD SECURITIES (USA) LLC, MUFG BANK, LTD., FIFTH THIRD BANK,

NATIONAL ASSOCIATION and ING CAPITAL LLC,

as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, BNP PARIBAS SECURITIES CORP.,

DEUTSCHE BANK SECURITIES INC., NATWEST MARKETS PLC, RBC CAPITAL MARKETS,

UBS SECURITIES LLC, WELLS FARGO SECURITIES, LLC and GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

i

(continued)

(continued)

(continued)

SCHEDULES

SCHEDULES

2.01	Commitments and Applicable Percentages
2.01A	Initial Subsidiary Guarantors
5.11	Pension Plans
5.12	Joint Ventures
6.16	Initial Intellectual Property Collateral
6.18	Post Closing Obligations
7.01	Existing Liens
7.02	Existing Indebtedness
7.07	Existing Investments
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Swing Line Loan Notice
C-1	Term Loan Note
C-2	Revolving Loan Note
C-3	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Designated Subsidiary Borrower Request and Assumption Agreement
G	Designated Subsidiary Borrower Notice
H	U.S. Tax Compliance Certificates
I-1	Increase Supplement
I-2	Lender Joinder Agreement
J-1	[Reserved]
J-2	[Reserved]
K-1	Holdco Guaranty
K-2	Subsidiary Guaranty
L	Security Agreement
M	Solvency Certificate
N	Acceptance and Prepayment Notice
O	Discount Range Prepayment Notice
P	Form of Discount Range Prepayment Offer
Q	Form of Solicited Discounted Prepayment Notice
R	Form of Solicited Discounted Prepayment Offer
S	Form of Specified Discount Prepayment Notice
T	Form of Specified Discount Prepayment Response

v

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AGREEMENT (as further defined in Section 1.01, this “Agreement”) is entered into as of June 4, 2026, among WARNER BROS. DISCOVERY, INC., a Delaware corporation (as further defined in Section 1.01, “Holdco”), DISCOVERY GLOBAL HOLDINGS, INC., a Delaware corporation (formerly known as WarnerMedia Holdings, Inc.) (as further defined in Section 1.01, the “Parent Borrower”), the Designated Subsidiary Borrowers (as defined in Section 1.01) from time to time party hereto (the Designated Subsidiary Borrowers, together with the Parent Borrower, the “Borrowers” and, each a “Borrower”), the several banks and other financial institutions from time to time party hereto (as further defined in Section 1.01, collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as U.S. Administrative Agent and Collateral Agent (each as defined in Section 1.01) and J.P. MORGAN SE, as Non-U.S. Administrative Agent (as defined in Section 1.01 and, together with the U.S. Administrative Agent, as further defined in Section 1.01, the “Administrative Agent”).

The applicable Borrowers have requested that the applicable Lenders agree to provide Initial Dollar Term Commitments in an original aggregate principal amount of $13,000,000,000 and Initial Euro Term Commitments in an original aggregate principal amount of €1,717,000,000, and the Lenders are willing to do so on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(c)(iv)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(c)(iv)(3).

“Acceptance and Prepayment Notice” means a written notice from the Borrower Representative setting forth the Acceptable Discount pursuant to Section 2.05(c)(iv)(2) substantially in the form of Exhibit N hereto.

“Acceptance Date” has the meaning specified in Section 2.05(c)(iv)(2).

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition of assets. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Act” has the meaning specified in Section 11.18.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Sale, (ii) any property or assets (other than Indebtedness and Equity Interests) used or to be used by Holdco, the Parent Borrower or a Restricted Subsidiary or otherwise useful in a Related Business, and any capital expenditures in respect of any property or assets already so used, (iii) the Equity Interests of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by Holdco, the Parent Borrower or another Restricted Subsidiary, or (iv) Equity Interests of any Person that at such time is a Restricted Subsidiary engaged in a Related Business acquired from a third party.

“Additional Incremental Lender” has the meaning specified in Section 2.15(b).

“Additional Indebtedness” has the meaning specified in the Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Letter of Credit Facility” means any facility incurred or established by Holdco, the Parent Borrower and/or any Restricted Subsidiary outside of this Agreement to obtain letters of credit, bank guarantees, bankers’ acceptances or other similar instruments required by customers, suppliers, landlords, regulators or Governmental Authorities or otherwise in the ordinary course of business.

“Additional Obligations” means senior or subordinated Indebtedness (which Indebtedness may be (x) secured by a Lien ranking pari passu with the Lien securing the Obligations hereunder, (y) secured by a Lien ranking junior to the Lien securing the Obligations hereunder or (z) unsecured), including customary bridge financings, in each case issued or incurred by a Borrower, a Guarantor or an Escrow Subsidiary, the terms of which Indebtedness (i) (x) other than in the case of any Indebtedness under any revolving credit facility, do not provide for a maturity date or weighted average life to maturity earlier than the Initial Term Loan Maturity Date or shorter than the remaining weighted average life to maturity of the Initial Term Loans, as the case may be (other than an earlier maturity date and/or shorter weighted average life to maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower Representative in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Dollar Term Loans, as applicable, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Additional Obligation, (3) of Additional Obligations in an aggregate principal amount at any time outstanding (together with the aggregate principal amount of any Refinancing Indebtedness and Indebtedness under any Incremental Commitments, any applicable Extended Tranche and any Specified Refinancing Facility, in each case outstanding under the Earlier Maturity Date Basket) not in excess of the Earlier Maturity Date Basket, (4) arising on account of any mandatory principal redemption or payment by the Borrower Representative or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Borrower Representative’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement) or (5) Customary Term A Loans, or (y) in the case of any Indebtedness under any revolving credit facility, do not provide for a maturity date earlier than the Stated Maturity of the Revolving Commitments then in effect (other than an earlier maturity date of Additional Obligations in an aggregate principal amount at any time outstanding (together with the aggregate principal amount of any Refinancing Indebtedness and Indebtedness under any Incremental Commitments, any applicable Extended Tranche and any Specified Refinancing Facility, in each case outstanding under the Earlier Maturity Date Basket) not in excess of the Earlier Maturity Date Basket) and (ii) to the extent such Indebtedness is subordinated, provide for customary payment subordination to the Obligations (as determined by the Borrower Representative in good faith, which determination shall be conclusive); provided that (a) other than with respect to proceeds of such Additional Obligations which are subject to an escrow or similar arrangement and any related deposit of cash and/or Cash Equivalents to cover interest and premium in respect of such Additional Obligations, such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Obligations, or be guaranteed by any Person other than the Loan Parties (it being understood that the primary obligation of an Escrow Subsidiary shall not constitute a guarantee by a Person other than a Loan Party) and (b) if secured by Collateral, such Indebtedness (and all related Indebtedness

Obligations) shall be subject to the terms of the Pari Passu Intercreditor Agreement, Junior Lien Intercreditor Agreement and/or an Other Intercreditor Agreement, as applicable.

“Additional Obligations Documents” means any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered by any Loan Party or Escrow Subsidiary with respect to any Additional Obligations or Letter of Credit Facilities.

“Additional Specified Refinancing Lender” has the meaning specified in Section 2.19(b).

“Administrative Agent” means (x) solely with respect to the Initial Euro Term Loans, the Non-U.S. Administrative Agent and (y) for all other purposes, the U.S. Administrative Agent; provided, that notwithstanding anything to the contrary herein and for all purposes in this Agreement or any other Loan Document, (i) if any item (including any document or term) is required to be satisfied or any action is required to be taken by the terms of this Agreement or any other Loan Document by the Parent Borrower or any other Loan Party in respect of either Administrative Agent or both Administrative Agents (including, for the avoidance of doubt, any such item or action that relates to one or more Tranches of Loans and/or Commitments other than the Initial Euro Term Loans), such item (including any document or term) shall be deemed to have been satisfied and such action shall be deemed to have been taken if the Parent Borrower or any other Loan Party has satisfied such item (including any document or term) and/or taken such action with respect to the U.S. Administrative Agent, (ii) if any notice, certificate or other document or information is required to be delivered by the terms of this Agreement or any other Loan Document to either Administrative Agent or both Administrative Agents, then such notice, certificate or other document or information shall be deemed to have been delivered if the Parent Borrower or any other Loan Party has made such delivery to the U.S. Administrative Agent and (iii) any amendment, waiver, consent or other modification in connection with this Agreement or the other Loan Documents that is agreed to by the U.S. Administrative Agent, in its capacity as Administrative Agent, shall be deemed to be also agreed to by the Non-U.S. Administrative Agent; provided, further, it is hereby acknowledged and agreed by the Non-U.S. Administrative Agent and the Parent Borrower that the Joinder (as defined in the Security Agreement) delivered pursuant to Section 4.01(a)(i) hereof shall be executed by the U.S. Administrative Agent on behalf of both Administrative Agents.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account in the United States as the Administrative Agent may from time to time notify to the Borrower Representative and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in such form supplied by the Administrative Agent from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means that certain Administrative Agent Fee Letter, dated as of the Closing Date, among the Parent Borrower and the Administrative Agent (as amended, supplemented or otherwise modified from time to time).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Initial Dollar Term Commitments” has the meaning specified in the definition of “Initial Dollar Term Commitment”.

“Aggregate Initial Euro Term Commitments” has the meaning specified in the definition of “Initial Euro Term Commitment”.

“Aggregate Initial Term Commitments” has the meaning specified in the definition of “Initial Term Commitment”.

“Aggregate Revolving Commitments” means, collectively, all of the Lenders’ Revolving Commitments.

“Aggregate Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations of all Revolving Lenders.

“Aggregate Total Exposure” has the meaning specified in the definition of “Total Exposure”.

“Aggregate Total Revolving Exposure” has the meaning specified in the definition of “Total Revolving Exposure”.

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement” means this First Lien Credit Agreement, as may be amended, supplemented, waived or otherwise modified from time to time.

“Agreement Currency” has the meaning specified in Section 11.19.

“Alternative Currency” means Euro and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof; and

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.06 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.06(c);

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or an L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Scheduled Unavailability Date” has the meaning specified in Section 3.03(c)(ii).

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day as of 11:00 a.m. Brussels time that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period (the “EURIBOR Screen Rate”);

(b) denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

(c) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.06(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.06(a);

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Ancillary Fees” has the meaning specified in Section 11.01(a)(xi)

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable ECF Amount” has the meaning specified in Section 2.05(b).

“Applicable Parties” has the meaning specified in Section 11.02(c).

“Applicable Percentage” means (a) in respect of an Initial Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of such Initial Term Facility represented by (i) prior to the funding on the Closing Date, such Term Lender’s Initial Term Commitment under such Initial Term Facility at such time, subject to adjustment as provided in Section 2.17 and (ii) thereafter, the principal amount of such Term Lender’s Initial Term Loans under such Initial Term Facility at such time and (b) in respect of any Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of such Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans, the obligation of the L/C Issuers to make L/C Credit Extensions and the obligation of the Swing Line Lender to make Swing Line Loans have been terminated pursuant to Section 8.02 or if the applicable Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or, in each case, in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of the Initial Dollar Term Loans, (i) with respect to Base Rate Loans, 1.50% per annum and (ii) with respect to Term SOFR Loans, 2.50% per annum, and (b) in respect of the Initial Euro Term Loans, 2.50% per annum.

“Applicable Revolving Commitment Percentage” means, with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Commitments at such time.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or an L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Revolving Commitments, (i) the L/C Issuers under such Facility and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a) the Revolving Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a) the Revolving Lenders.

“Approved Borrower Portal” has the meaning assigned to it in Section 11.02(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of JPM, Barclays Bank PLC, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., NatWest Markets PLC, RBC Capital Markets, UBS Securities LLC, Wells Fargo Securities, LLC and Goldman Sachs Bank USA, in their respective capacities as a joint lead arranger and joint bookrunner.

“Asset Sale” means:

(1) any Disposition of property or assets of Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries (in each case other than Equity Interests of Holdco), or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary of Holdco (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) (whether in a single transaction or a series of related transactions);

in each case, other than:

(a) a Disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by Holdco, the Parent Borrower and their respective Restricted Subsidiaries on the Closing Date;

(b) Dispositions of obsolete, worn-out, uneconomic, damaged, non-core or surplus property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is (i) in the reasonable judgment of the Parent Borrower, no longer used or useful, or economically practicable to maintain, or in respect of which the Parent Borrower determines in its reasonable judgment that such action or inaction is desirable or (ii) expiring at the end of its statutory term);

(c) Dispositions of inventory and interests in Works and other intellectual property associated therewith in the ordinary course of business (including pursuant to licensing arrangements);

(d) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, software or other general intangibles, (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property, software or other general intangibles in the ordinary course of business, or (iii) conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other Dispositions of intellectual property, software or other general intangibles in the ordinary course of business or that are not material to the business of Holdco, the Parent Borrower and their respective Restricted Subsidiaries, taken as a whole.

(e) the sale, conveyance, lease or other disposition consummated in compliance with the provisions of Section 7.03(a) (other than Section 7.03(a)(v));

(f) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.07 or any Permitted Investment;

(g) any Disposition of Equity Interests, properties or assets in any transaction or series of related transactions not involving consideration in excess of the greater of (x) $440,000,000 and (y) 5.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period

(h) a Disposition by Holdco, the Parent Borrower or any Restricted Subsidiary to Holdco, the Parent Borrower or any Restricted Subsidiary;

(i) a Disposition constituting the granting of a Lien not prohibited by Section 7.01;

(j) any disposition of Securitization Assets or participations therein in connection with a Permitted Securitization Financing;

(k) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(l) Involuntary Dispositions;

(m) sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the parties set forth in joint venture arrangements and similar binding arrangements;

(n) (i) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) Dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon);

(o) an issuance of Equity Interests by a Joint Venture as part of or pursuant to an equity incentive or compensation plan approved by its Board of Directors;

(p) transfers of property or assets subject to Involuntary Dispositions upon receipt of Cash Equivalents of such Involuntary Disposition;

(q) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(r) the unwinding of any Swap Contract; and

(s) any Disposition pursuant to or in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Parent Borrower in connection with the Merger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdco and its Subsidiaries for the fiscal year ended December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdco and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, the sum of (without duplication):

(a) an amount equal to 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on the first day of the fiscal quarter of Holdco in which the Closing Date occurs to the end of the most recent fiscal quarter of Holdco for which consolidated financial statements of Holdco are available (which amount shall not be less than zero in any period);

(b) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Parent Borrower, which determination shall be conclusive) of property or assets received (or deemed to be received) (x) by Holdco as capital contributions to Holdco after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary of Holdco or the Parent Borrower) of its Equity Interests (other than Disqualified Equity Interests) after the Closing Date (other than Excluded Contributions and Contribution Amounts) or (y) by Holdco, the Parent Borrower or any Restricted Subsidiary from the incurrence by Holdco, the Parent Borrower or any such Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Equity Interests of Holdco (other than Disqualified Equity Interests) or Equity Interests of Holdco, plus the amount of any cash and the fair value (as determined in good faith by the Parent Borrower, which determination shall be conclusive) of any property or assets, received (or deemed to be received) by Holdco, the Parent Borrower or any such Restricted Subsidiary upon such conversion or exchange;

(c) the aggregate amount of cash and the fair value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of any property or assets received (or deemed to be received) from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to Holdco, the Parent Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to Section 7.07(b)(xi) plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”);

(d) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of any property or assets received (or deemed to be received) by Holdco, the Parent Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments; and

(e) the greater of (x) $2,200,000,000 and (y) 25.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period.

“Available Investments Amount” means, at any time, (i) the amount of Investments that may be made at the time of determination pursuant to clause (8)(i) of the definition of “Permitted Investments” minus (ii) the amount of the Available Investments Amount utilized by Holdco, the Parent Borrower or any Restricted Subsidiary to make any Restricted Payment of the type described in clause (iii) of the definition thereof pursuant to Section 7.07(b)(x)(z)(2).

“Available Restricted Debt Payments Amount” means, at any time, (i) the amount of Restricted Payments of the type described in clause (iii) of the definition thereof that may be made at the time of determination pursuant to Section 7.07(b)(x)(z)(1) minus (ii) the amount of Investments outstanding pursuant to clause (8)(iii) of the definition of “Permitted Investments” from utilization of the Available Restricted Debt Payments Amount.

“Available Restricted Payments Amount” means, at any time, (i) the amount of Restricted Payments that may be made at the time of determination pursuant to Section 7.07(b)(vii) minus (ii) the sum

(without duplication) of (a) the amount of Investments outstanding pursuant to clause (8)(ii) of the definition of “Permitted Investments” from utilization of the Available Restricted Payments Amount and (b) the amount of the Available Restricted Payments Amount utilized by Holdco, the Parent Borrower or any Restricted Subsidiary to make Restricted Payments of the type described in clause (ii) of the definition thereof pursuant to Section 7.07(b)(x)(z)(3) .

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards and related programs), (b) netting or setting off arrangements (including, without limitation, credit, debit or purchase card programs and stored value cards) and (c) Cash Management Services.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the Prime Rate and (c) Term SOFR for a one month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means any of the Board of Directors of Holdco or the Board of Directors of the Parent Borrower, as applicable.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto, and includes any successor in interest thereto.

“Borrower Communications” has the meaning assigned to it in Section 11.02(c).

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower Representative to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.05(c)(ii).

“Borrower Representative” means the Parent Borrower or such other Loan Party as may be designated as the “Borrower Representative” by the Borrowers from time to time, in each case in its capacity as Borrower Representative pursuant to the provisions of Section 1.11.

“Borrowing” means a Revolving Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Bridge Refinancing” means the repayment in full of all loans outstanding under the Bridge Loan Agreement.

“Bridge Loan Agreement” means that certain Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 (as amended by Amendment No. 1, dated as of February 18, 2026), among Holdco, the Parent Borrower, as the borrower, each lender from time to time party thereto and JPM, as administrative agent and collateral agent, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means any such day that is also (i) a London Business Day and (ii) a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, means any such day that is also a London Business Day; and (ii) Yen, means any such day other than a day banks are closed for general business in Japan; and

(c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of an Alternative Currency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are also open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under leases evidencing Attributable Indebtedness) by Holdco, the Parent Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of Holdco.

“Capital Lease” means, subject to Section 1.03(a), an obligation that is required to be classified as, and expenses in respect of which are recognized as for, a capitalized lease for income statement reporting purposes in accordance with GAAP.

“Captive Insurance Subsidiary” means (i) any Subsidiary of Holdco operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by any direct or indirect parent of Holdco, Holdco or any of its Subsidiaries, including their future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective estates, heirs, family members, spouses or former spouses), and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(1) Dollars, Canadian Dollars, Pounds Sterling, Euros, Swiss Francs, Australian Dollars, the national currency of any participating member state of the European Union and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom, Switzerland or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof, with maturities of 24 months or less from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof and overnight bank deposits, in each case, issued by any bank, trust company or other financial institution (a) whose commercial paper is rated at least “P-2” or the equivalent thereof by S&P or Fitch or at least “A-2” or the equivalent thereof by Moody’s (or, if at the time, none of S&P, Fitch or Moody’s is rating such obligations, then a comparable rating from another nationally recognized statistical rating organization selected by the Parent Borrower) or (b) having combined capital and surplus in excess of $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3), (7), (8) and (9) entered into with any Person meeting the qualifications specified in clause (3) above;

(5) securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (3) above;

(6) commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within two years after the date of acquisition thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7) marketable short-term money market and similar securities having a rating of at least “P-2” from either S&P or Fitch or “A-2” from Moody’s (or, if at the time, none of S&P, Fitch or Moody’s is rating such obligations, then a comparable rating from another nationally recognized statistical rating organization selected by the Parent Borrower);

(8) readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Fitch or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, none of S&P, Fitch or Moody’s is rating such obligations, then a comparable rating from another nationally recognized statistical rating organization selected by the Parent Borrower) with maturities of not more than two years from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or Fitch or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, none of S&P, Fitch or Moody’s is rating such obligations, then a comparable rating from another nationally recognized statistical rating organization selected by the Parent Borrower) with maturities of not more than two years from the date of acquisition;

(10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or Fitch or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, none of S&P, Fitch or Moody’s is rating such obligations, then a comparable rating from another nationally recognized statistical rating organization selected by the Parent Borrower);

(11) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within two years after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P or Fitch is at least “P-2” or the equivalent thereof or from Moody’s is at least “A-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than one year from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12) any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in the clauses above;

(13) other Investments in accordance with Holdco’s or the Parent Borrower’s cash management policies as approved by their respective Board of Directors (or a duly appointed committee thereof) as in effect on the Closing Date;

(14) Indebtedness or Preferred Equity Interests issued by Persons with a rating of “BBB-” or higher from S&P or Fitch or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, none of S&P or Moody’s is rating such obligations, then a comparable rating from another nationally recognized statistical rating organization selected by the Parent Borrower) with maturities of not more than two years from the date of acquisition;

(15) bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(16) Investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in the clauses above of Foreign Subsidiaries, which Investments or Foreign Subsidiaries (or the parents of such Foreign Subsidiaries) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in the clauses above and in this paragraph.

In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P or Fitch or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of clauses of this definition above or clause (a) in this paragraph, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Loan Documents regardless of the treatment of such items under GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations, or obligations of the Lenders to fund participations in respect of, L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Bank” means any Person that enters into a Cash Management Agreement with Holdco, the Parent Borrower or any of their Restricted Subsidiaries, and designated as a “Cash Management Bank” by the Parent Borrower in writing to the Administrative Agent.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to Holdco, the Parent Borrower or any of their Restricted Subsidiaries.

“Cash Management Services” means any of the following, (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, non-card e-payable services, settlement arrangements, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, merchant services, bilateral agreements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, bilateral agreements or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements, (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds) and (4) bilateral letter of credit facilities.

“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Euro, a rate per annum equal to the greatest of: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (b) any other Alternative Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and as consented to by the Borrower Representative; plus (B) the applicable Central Bank Rate Adjustment and (II) 0.00%.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, and (b) any other Alternative Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion and as consented to by the Borrower Representative. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (I)(B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; provided further that in the case of Taxes imposed with respect to any Recipient, such adoption, change, making or action described above shall have occurred after the date on which such Recipient becomes a party hereto.

“Change of Control” means an event by which:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any Significant Shareholder or any combination of Significant Shareholders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the equity securities of Holdco or the Parent Borrower entitled to vote for members of the board of directors or equivalent governing body of such Loan Party, measured by voting power rather than number of shares;

(ii) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdco and its Subsidiaries, or the Parent Borrower and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934) other than to Holdco or one of its Subsidiaries;

(iii) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3) of Rule 13e-3 under the Securities Exchange Act of 1934 (or any successor provision) with respect to each class of common stock of Holdco, following which any Significant Shareholder or any combination of Significant Shareholders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, more than 50% of the outstanding equity securities of Holdco entitled to vote for members of the board of directors or equivalent governing body of Holdco measured by voting power rather than number of shares; or

(iv) the adoption of a plan relating to the liquidation, dissolution or winding up of Holdco.

Notwithstanding anything to the contrary in the foregoing, (x) no Permitted Holdco Reorganization, shall constitute or give rise to a Change of Control and (y) the Merger (upon its consummation) shall constitute a Change of Control.

“Closing Date” means the first date all the conditions in Section 4.01 are satisfied (or waived in accordance with Section 11.01).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” (or similar term) referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of this Agreement or the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties but excluding the Excluded Property or any similar term in any Collateral Document.

“Collateral Agent” means JPM, acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed pursuant to the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, each Intellectual Property Security Agreement, each of the collateral assignments, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.16, Section 6.17 or Section 6.18, as applicable, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, as to any Lender, such Lender’s Initial Term Loan Commitments, Incremental Commitments, Extended Revolving Commitments and Specified Refinancing Revolving Commitments, as the context requires.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or in any other form approved by the Administrative Agent and the Parent Borrower.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, SONIA, EURIBOR or any proposed Successor Rate for an Agreed Currency, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “SONIA”, “EURIBOR”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable determination of the Administrative Agent (in consultation with the Parent Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines (in consultation with the Parent Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“consolidated” or “consolidated basis” means, with respect to Holdco and its Restricted Subsidiaries, the consolidation of the accounts of each of the Restricted Subsidiaries with those of Holdco in accordance with GAAP.

“Consolidated EBITDA” means, for any Measurement Period, for Holdco and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the sum, without duplication and at the election of Holdco or the Parent Borrower, of (to the extent deducted in calculating such Consolidated Net Income , other than in respect of clauses (viii), (ix), (x) and (xii) below) the amounts of: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by Holdco and its Restricted Subsidiaries for such period, including penalties and interest related to such taxes, (iii) depreciation and amortization expense (other than Film Rights Amortization, but including (x) amortization expense from launch and representation rights and (y) amortization of capitalized fees related to any Permitted Securitization Financing) together with any impairment charges, asset write-offs or write-downs and “bad debt” expense, (iv) expenses related to long term incentive plans of Holdco and its Restricted Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period, (v) amounts attributable to a minority interest in any Restricted Subsidiary of Holdco held by a Person (other than Holdco or another Restricted Subsidiary of

Holdco) which do not represent a cash item in such period, (vi) amounts attributable to losses in respect of equity interests in unconsolidated Persons which do not represent a cash item in such period, (vii) other non-recurring expenses or losses of Holdco and its Restricted Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (viii) restructuring costs, charges or expenses of Holdco and its Restricted Subsidiaries for such period, whether or not classified as restructuring costs, charges or expenses under GAAP (including severance costs, integration costs, restructuring costs related to acquisitions and to closure, integration or consolidation of facilities, locations or new product (or new technology) or new services, facilities’ opening costs, team or key employee hirings, establishment of de novo teams, and other business optimization expenses, curtailments or modifications to pension and post-retirement employee benefit plans, retention or completion bonuses and any expense related to any reconstruction, de-commissioning or reconfiguration of fixed assets for alternate use and charges in connection with non-ordinary course product and intellectual property development), provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (viii), for such period shall not exceed 15% of Consolidated EBITDA (calculated after giving effect to the add back permitted pursuant to this clause (viii)) for such period (provided that, for the avoidance of doubt, the foregoing cap will not limit, in any way, any addbacks to Consolidated EBITDA pursuant to clause (ix), (x) or (xii) or any other sub-clause of this clause (a)), (ix) costs, fees, charges and other amounts incurred in connection with the Transactions and any management, monitoring, consulting, transaction, advisory, investment banking, termination or similar fees and related indemnities and expenses, including payments to outside directors, incurred in connection with any of the Transactions and any other permitted acquisition or disposition, (x) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operational improvements and cost synergies (in each case, net of amounts actually realized) (collectively, “Expected Cost Savings”) that are reasonably identifiable, factually supportable (or certified by a Responsible Officer of Holdco or the Parent Borrower in good faith) and projected by Holdco or the Parent Borrower in good faith as of the date Consolidated EBITDA is being calculated to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of such Person), in each case related to any acquisition (including the commencement of activities constituting a business line), combination, Investment, de novos, Disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, similar initiative (including the effect of arrangements or efficiencies from the shifting of production from one facility to another) and/or specified transaction, in each case undertaken prior to, on or after the Closing Date (any such operating improvement, restructuring, cost savings initiative, similar initiative or specified transaction, a “Cost Saving Initiative”) (in each case, calculated on a Pro Forma Basis as though such Expected Cost Savings and/or Cost Saving Initiative had been realized in full on the first day of such period), provided that the results of such Expected Cost Savings and/or Cost Saving Initiatives are projected by Holdco in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of such Person) within 24 months after the date of any such operating improvement, restructuring, cost savings initiative, similar initiative or specified transaction, provided further the aggregate amount added back to Consolidated EBITDA pursuant to this clause (x) for such period shall not exceed 30% of Consolidated EBITDA (calculated after giving effect to the add back permitted pursuant to this clause (x)) for such period (provided that, for the avoidance of doubt, the foregoing cap will not limit, in any way, any addbacks to Consolidated EBITDA pursuant to clause (viii), (ix) or (xii) or any other sub-clause of this clause (a)), (xi) any increase in deferred revenue and (xii) without duplication of any item in the immediately preceding clause (viii) or (x), any other adjustments, exclusions and add-backs consistent with Regulation S-X as in effect prior to January 1, 2021, or additions of the type reflected in any of identified in any quality of earnings analysis prepared by a “Big Four” accounting firm, or by any other independent certified public accountants of nationally recognized standing that is reasonably acceptable to the Administrative Agent) and delivered to the Administrative Agent (without regard to time or amounts) in connection with any acquisition of assets (including Equity Interests), business or Person, or any merger, amalgamation or consolidation of any Person with or into Holdco, the Parent Borrower or any Restricted

Subsidiary, or any other Investment, in each case that is permitted under this Agreement plus (b) the amount of expense, charge, loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Permitted Securitization Financing, and minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of Holdco and its Restricted Subsidiaries for such period and (ii) non-recurring gains of Holdco and its Restricted Subsidiaries increasing such Consolidated Net Income which do not represent a cash item in such period or any future period.

Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any Measurement Period that includes any of the fiscal quarters ended June 30, 2025, September 30, 2025, December 31, 2025 and March 31, 2026, Consolidated EBITDA for such fiscal quarters shall be $2,000,000,000, $2,500,000,000, $2,200,000,000 and $2,200,000,000, as may be subject to add backs and adjustments (without duplication) pursuant to clauses (viii), (ix) and (x) above (which, for the purposes of the four consecutive fiscal quarters ended March 31, 2026, shall be deemed to be $8,800,000,000) and Section 1.03(d) for the applicable Measurement Period.

“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness that is then secured by Liens on Collateral (other than (x) indebtedness secured by a lien ranking junior to or subordinated to the liens securing the Facilities (but, for the avoidance of doubt, not excluding other Consolidated Net Indebtedness secured by liens pari passu therewith) and (y) property or assets held in a defeasance or similar trust or arrangement for the benefit of the indebtedness secured thereby) (after giving effect to any applicable transactions (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) on such date) to (b) Consolidated EBITDA for the Measurement Period then most recently ended on or prior to such date.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdco and its Restricted Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (net of cash or cash equivalents held on the balance sheet of Holdco and its Subsidiaries in respect of Pre-Funded Acquisition Debt), (b) all purchase money Indebtedness (other than, to the extent constituting purchase money Indebtedness, any obligations in respect of the deferred purchase price of property or services), (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in each case, other than (i) commercial letters of credit in an aggregate face amount of not more than $22,500,000 and (ii) surety bonds in an aggregate face amount of not more than $22,500,000), to the extent drawn and not reimbursed within three Business Days, (d) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than Holdco or any of its Restricted Subsidiaries, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which Holdco or any of its Restricted Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Holdco or such Restricted Subsidiary; provided, that (x)(i) if the Parent Borrower or any Subsidiary delivers or causes to be delivered an irrevocable repayment or redemption notice that results in Indebtedness in the form of debt securities being due and payable in full not later than 30 days after such repayment or redemption notice has been delivered and deposits cash with or for the benefit of the trustee or holders of such Indebtedness to fund such repayment or redemption in full, then such Indebtedness shall be considered repaid or redeemed (it being understood that if any applicable deposit is returned and the corresponding Indebtedness is not repaid or redeemed, but remains outstanding, such Indebtedness shall no longer be considered repaid or redeemed), and (ii) if Holdco or any of its Restricted Subsidiary commences a tender offer to repurchase Indebtedness (the “Repurchased Indebtedness”) and will be obligated to repurchase such Indebtedness for payment in full, together with accrued and unpaid interest thereon, after the satisfaction or waiver of any conditions of such tender offer, and in connection therewith issues Indebtedness in the form of debt securities (the “New Indebtedness”) the proceeds of which are to be used to repurchase the Repurchased Indebtedness within 30 days of issuance of such New Indebtedness (the “Period”), then to the extent, and solely so long as, Holdco or any of its Restricted Subsidiaries either holds the proceeds of such New Indebtedness in an escrow account with an independent escrow agent or deposits the proceeds of such New Indebtedness with or for the benefit of the trustee or holders of such Repurchased Indebtedness to fund the repurchase of such Repurchased Indebtedness, then, without duplication of any amounts excluded under clause (x)(i) above, the amount of such New Indebtedness shall be deemed for the purpose of this definition to be reduced by the amount of the proceeds thereof that are so held in escrow or with or for the benefit of the trustee or holders of such Repurchased Indebtedness (solely to the extent and for so long as so held, and not for the avoidance of doubt to the extent applied to repurchase the Repurchased Indebtedness or applied for any other purpose other than the repayment of the New Indebtedness); provided, that upon the end of the Period, the deemed reduction of the New Indebtedness described above shall no longer apply and (y) Consolidated Funded Indebtedness shall not include any obligations under or in respect of any Permitted Securitization Financing. “Consolidated Interest Charges” means, for any Measurement Period, for Holdco and its Restricted Subsidiaries on a consolidated basis, the sum of, without duplication (a) all interest, premium payments, debt discount, fees, charges and related expenses of Holdco and its Subsidiaries in connection with borrowed money (including capitalized interest), in each case to the extent treated as interest in accordance with GAAP, but excluding any interest, premium payments, debt discount, fees, charges and related expenses of Holdco and its Restricted Subsidiaries in connection with Pre-Funded Acquisition Debt, (b) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Securitization Financing and (c) the portion of rent expense of Holdco and its Restricted Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Measurement Period then most recently ended on or prior to such date, to (b) Consolidated Interest Charges for such period.

“Consolidated Net Income” means, for any Measurement Period, for Holdco and its Restricted Subsidiaries on a consolidated basis, the net income of Holdco and its Restricted Subsidiaries for that period; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not Holdco, the Parent Borrower or a Restricted Subsidiary, except to the extent dividended or distributed in cash or Cash Equivalents to Holdco, the Parent Borrower or a Restricted Subsidiary (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii) solely for purposes of determining the amount available under clause (a) of the definition of “Available Amount” and Excess Cash Flow, any net income (loss) of any Restricted Subsidiary that is not a Borrower or a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to Holdco or the Parent Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived (or Holdco or the Parent Borrower reasonably believes such restrictions could be waived and is using commercially reasonable efforts to pursue such waiver) or otherwise released, (y) restrictions pursuant to this Agreement or the other Loan Documents and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date as determined by Holdco or the Parent Borrower in good faith, which determination shall be conclusive), except that Holdco’s or the Parent Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that (as determined by Holdco or the Parent Borrower in good faith, which determination shall be conclusive) could have been made by such Restricted Subsidiary during such period to Holdco or the Parent Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (ii)),

(iii) (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of Holdco, the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by Holdco or the Parent Borrower in good faith, which determination shall be conclusive) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of Holdco, the Parent Borrower or any Restricted Subsidiary,

(iv) any extraordinary, unusual, nonrecurring, exceptional, special or infrequent gain, loss or charge and any other gain, loss or charge not in the ordinary course of business (as reasonably determined and calculated by Holdco or the Parent Borrower in good faith, which determination shall be conclusive) (including fees, expenses and charges (or any amortization thereof) associated with the Transactions,

(v) any acquisition, merger, amalgamation or consolidation, whether or not completed), any severance, relocation, consolidation or the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring, unusual, special or infrequent items, closing, integration, new product (or new technology) developments, introductions or implementations, office or facilities openings, new services lines, team or key employee hirings, establishment of de novo teams, business optimization and/or similar initiatives or programs, transition or restructuring costs, charges or expenses (whether or not classified as restructuring costs, charges or expenses on the consolidated financial statements of Holdco), any signing, stretch, retention or completion bonuses, special compensation charges, consulting fees, charges in connection with third-party advisory support to implement new accounting standards, executive recruiting costs, charges incurred in connection with strategic initiatives, any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans, charges related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses, charges in connection with non-ordinary course product and intellectual property development, and charges related to obtaining and/or maintaining corporate credit and corporate family ratings and ratings in respect of any Indebtedness, in each case, from any rating agency, including Moody’s, S&P and Fitch,

(vi) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies,

(vii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or hedging obligations or other derivative instruments,

(viii) any gains or losses in respect of Swap Contracts,

(ix) any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(x) any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards and any income (loss) attributable to deferred compensation plans or trusts,

(xi) [reserved],

(xii) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including (1) the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets and (2) the total amount of written-down deferred revenue, to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances or from remeasuring deferred tax assets and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xiii) any impairment charge or asset write-off or write-down, including any charge or write-off or write-downs (1) related to goodwill and other intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles, and (2) as a result of a change in law or regulation,

(xiv) expenses related to the conversion of various employee benefit and equity programs in connection with the Transactions, any acquisition, merger, amalgamation or consolidation, and non-cash compensation related expenses,

(xv) any fees and expenses (or amortization thereof), and any charges or costs, in connection with or related to any acquisition, merger, amalgamation, consolidation, Investment (including non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP), Equity Interests Stock or other equity offering, dividend, distribution or other Restricted Payment, incurrence, discharge or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, consummated or Incurred, and including (1) any such transaction consummated prior to the Closing Date, (2) any offering or sale of Equity Interests of Holdco to the extent the proceeds thereof were contributed, or if not consummated, were intended to be contributed to the equity capital of Holdco, the Parent Borrower or any of their Restricted Subsidiaries and (3) any rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees),

(xvi) to the extent covered by insurance and actually reimbursed (or Holdco or the Parent Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses, charges or losses with respect to liability or casualty events or business interruption,

(xvii) any expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid in connection with any acquisition, merger, amalgamation or consolidation or Investment,

(xviii) any expenses, charges, lost profits or losses, or reserves for liabilities to the extent that the Parent Borrower or any Restricted Subsidiary is entitled to indemnification, insurance, or other reimbursement provisions therefor under binding agreements and is actually reimbursed (or Holdco or the Parent Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the indemnifying party and such amount is not denied by the applicable indemnifying party in writing

(with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed)),

(xix) any accruals and reserves established or adjusted in connection with the Transactions, any Investment, any acquisition, merger, amalgamation or consolidation that are established as a result of the Transactions, such Investment, such acquisition, merger, amalgamation or consolidation, in each case within 12 months of the applicable closing date and in accordance with GAAP,

(xx) effects of adjustments to accruals and reserves established during a prior period attributable to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates),

(xxi) the amount of any deduction for minority interests and dividends,

(xxii) any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures, and

(xxiii) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and public company costs;

provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xxiii) shall also exclude the tax impact of any such item (as determined by Holdco or the Parent Borrower in good faith, which determination shall be conclusive), if applicable.

Notwithstanding the foregoing, for the purpose of clause (a) of the definition of “Available Amount” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Holdco the Parent Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied to increase the amount under clause (c) or (d) of the definition of “Available Amount”.

“Consolidated Net Indebtedness” means, as of any date of determination, Consolidated Funded Indebtedness as of such date minus the Unrestricted Cash Amount.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness (after giving effect to any applicable transactions (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) on such date) to (b) Consolidated EBITDA for the Measurement Period then most recently ended on or prior to such date.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that are or would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdco at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that are or would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdco on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts” means the aggregate amount of capital contributions or proceeds from the issuance or sale of Equity Interests applied by Holdco or the Parent Borrower to permit the incurrence of Contribution Indebtedness pursuant to Section 7.02(q).

“Contribution Indebtedness” means Indebtedness of Holdco, the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of Net Cash Proceeds, or the Fair Market Value (as of the date of contribution, issuance or sale) of property or assets, received by Holdco, the Parent Borrower or such Restricted Subsidiary as capital contributions after the Closing Date or from the issuance or sale of Equity Interests of Holdco, the Parent Borrower or such Restricted Subsidiary (other than any Excluded Contributions, the proceeds from the issuance of Disqualified Equity Interests or contributions by Holdco) after the Closing Date; provided that such Contribution Indebtedness (a) is incurred within 180 days after the receipt thereof and (b) is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of the Parent Borrower promptly following the date of incurrence thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Controlled Foreign Subsidiary” means any Subsidiary of Holdco (or of any Subsidiary Guarantor) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Cost Saving Initiative” has the meaning specified in the definition of “Consolidated EBITDA”.

“Covered Entity” has the meaning specified in Section 11.22(b).

“Covered Party” has the meaning specified in Section 11.22(a).

“Credit Extension” means each of the following: (a) as to any Lender, the making of an Initial Term Loan (excluding any Supplemental Term Loans being made under an Initial Term Facility), a Revolving Loan, a Swing Line Loan or an Incremental Revolving Loan (other than the initial extension of credit thereunder) and (b) with respect to any L/C Issuer, an L/C Credit Extension.

“Customary Term A Loans” means any term loans that are syndicated primarily to Persons regulated as banks in the primary syndication thereof, that, when made, have scheduled amortization of at least 2.5% per year prior to maturity, and that contain other provisions otherwise customary for “term A loans,” as reasonably determined by the Parent Borrower in good faith.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for such day; provided, that if such SOFR Rate Day is not a Business Day, Daily Simple SOFR shall mean the rate per annum equal to SOFR for the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by on the Federal Reserve Bank of New York’s website (or any successor source). Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Parent Borrower. If by the Reference Time on a Business Day the secured overnight financing rate is not published on the Federal Reserve Bank of New York’s website (or any successor source) and a Replacement Date with respect to Daily Simple SOFR has not occurred, then Daily Simple SOFR for the applicable SOFR Rate Date shall be SOFR for the Business Day first preceding such SOFR Rate Day for which the secured overnight financing rate was published on the on the Federal Reserve Bank of New York’s website (or any successor source).

“DCL” means Discovery Communications, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, judicial management or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amounts” means the sum of (x) the Term Loan Declined Amounts and (y) the amount of Excess Cash Flow and Net Available Cash of any Asset Disposition offered (to the extent Holdco, the Parent Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Indebtedness that is secured by the Collateral on a pari passu basis with the Obligations hereunder and which the holders of such Indebtedness decline to accept pursuant to terms equivalent to Section 2.05(b)(vi) (as determined by the Borrower Representative in good faith, which determination shall be conclusive).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, Alternative Currency Term Rate Loan or Alternative Currency Daily Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any L/C Issuer, the applicable Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent, any L/C Issuer or the applicable Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, judicial manager, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent Borrower, each L/C Issuer, the applicable Swing Line Lender and each other Lender promptly following such determination. For purposes of this definition, “Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of a receiver, conservator, trustee, administrator, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be publicly disclosed.

“Designation Date” has the meaning specified in Section 2.18(f).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is targeted by any comprehensive Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic and the non-government controlled Zaporizhzhia and Kherson regions of Ukraine).

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Holdco, the Parent Borrower or any of their Restricted Subsidiaries in connection with an Asset Sale made pursuant to Section 7.04(b) that is designated as “Designated Non-Cash Consideration” on the date received less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of, in each case, in or for cash (and only to the extent of the cash so received) and in compliance with Section 7.03(b).

“Designated Preferred Equity Interests” means Preferred Equity Interests of Holdco that is issued after the Closing Date for cash and is so designated as Designated Preferred Equity Interests, pursuant to a certificate of a Responsible Officer of the Borrower Representative; provided that the cash proceeds of such issuance shall be excluded from the calculation set forth in clause (b) of the definition of “Available Amount”.

“Designated Subsidiary Borrower” means, in respect of a Facility, each wholly-owned Domestic Subsidiary of Holdco or the Parent Borrower party hereto pursuant to Section 2.14 that is designated as a borrower under such Facility, and any successor in interest thereto.

“Designated Subsidiary Borrower Notice” has the meaning specified in Section 2.14.

“Designated Subsidiary Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(c)(ii)(2).

“Discount Range” has the meaning specified in Section 2.05(c)(iii)(1).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(c)(iii)(1).

“Discount Range Prepayment Notice” means a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(c)(iii) substantially in the form of Exhibit O hereto.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit P hereto, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(c)(iii)(1).

“Discount Range Proration” has the meaning specified in Section 2.05(c)(iii)(3).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(c)(iv)(3).

“Discounted Prepayment Effective Date” means, in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, or otherwise, the date that is five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Section 2.05(c)(ii), Section 2.05(c)(iii) or Section 2.05(c)(iv), as applicable unless a shorter period is agreed to between the Borrower Representative and the Administrative Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(c)(i).

“Discretionary Guarantor” means any Restricted Subsidiary that is an Excluded Subsidiary but that the Parent Borrower elects to cause to become a Subsidiary Guarantor in its sole discretion; provided that if such Subsidiary is a Foreign Subsidiary, the jurisdiction or organization of such Subsidiary shall be reasonably satisfactory to the Administrative Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and any issuance or sale of Equity Interests.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control, asset sale or similar event),

(2) is convertible or exchangeable for Indebtedness or Disqualified Equity Interests, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the date that is 91 days after the then latest Maturity Date; provided that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management, independent contractor or consultant of Holdco or any of its Subsidiaries pursuant to any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdco or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, independent contractor’s or consultant’s termination of employment or service, as applicable, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests of Holdco that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

“Disqualified Institution” means (i) any Persons identified by the Parent Borrower in writing to the Administrative Agent after the Closing Date, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) any competitors of Holdco and its Subsidiaries identified by the Parent Borrower from time to time as a “Disqualified Institution” by written notice to the Administrative Agent (or any affiliates of such competitors to the extent such affiliates are reasonably identifiable as affiliates solely on the basis of the name thereof); provided that any additional designation, modification or deletion permitted by the foregoing (i) shall not apply retroactively to any prior assignment or participation or any pending assignment or participation (a “pending trade”) to the extent such assignment, participation interest or pending trade was acquired by a party that was not a Disqualified Institution at the time of such assignment, participation or pending trade, as the case may be, (ii) shall be delivered via email to JPMDQ_Contact@jpmorgan.com or such other address as the Administrative Agent may designate from time to time (such address, the “Notice Email Address”), and (iii) shall not become effective until three Business Days (or such shorter period as agreed to by the Administrative Agent and the Parent Borrower) after notice of such additional designation, modification or deletion by the Parent Borrower is furnished to the Administrative Agent at the Notice Email Address.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or an L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of any political subdivision of the United States that is not a Foreign Subsidiary.

“Earlier Maturity Date Basket” means an amount equal to the greater of (x) $4,400,000,000 and (y) 50.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period.

“ECF Acquisition” has the meaning specified in clause (a)(iii) of the definition of “Excess Cash Flow”.

“ECF Disposition” has the meaning specified in clause (a)(iii) of the definition of “Excess Cash Flow”.

“ECF Payment Date” has the meaning specified in Section 2.05(b)(i).

“ECF Prepayment Amount” has the meaning specified in Section 2.05(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning specified in Section 11.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)); provided that no Disqualified Institution shall be an Eligible Assignee.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Parent Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdco within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Holdco or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdco or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdco or any ERISA Affiliate.

“Escrow Borrower” has the meaning specified in Section 2.15(a).

“Escrow Subsidiary” means a Domestic Subsidiary that is a Wholly-Owned Subsidiary formed, established or designated for the purpose of incurring Indebtedness the proceeds of which will be subject to an escrow or other similar arrangement; provided that upon the termination of all such escrow or similar arrangements of such Subsidiary, such Subsidiary shall cease to constitute an “Escrow Subsidiary” hereunder and shall become a Loan Party hereunder in accordance with Section 6.15 to the extent required thereby. Prior to its merger, amalgamation or consolidation with and into such Person, each Escrow Subsidiary shall not own, hold or otherwise have any interest in any material assets other than the proceeds of the applicable Indebtedness incurred by such Escrow Subsidiary and any cash or Cash Equivalents invested in such Escrow Subsidiary to cover interest and premium in respect of such Indebtedness.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means the rate per annum determined in accordance with clause (a) of the definition of “Alternative Currency Term Rate” (and subject to the final proviso in such definition).

“EURIBOR Screen Rate” has the meaning specified in clause (a) of the definition of “Alternative Currency Term Rate”.

“EURIBOR Loan” means a Loan that bears interest at a rate based on the EURIBOR Rate.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in calculating such Consolidated Net Income and cash receipts to the extent excluded in calculating such Consolidated Net Income (except to the extent such cash receipts are attributable to revenue or other items that would be included in calculating Consolidated Net Income for any prior period),

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising (x) from any acquisition, merger, amalgamation, consolidation or disposition of (a) any business unit, division, line of business or Person or (b) any assets other than in the ordinary course of business (each, an “ECF Acquisition” or “ECF Disposition”, respectively) by Holdco, the Parent Borrower and their Restricted Subsidiaries completed during such period, (y) from the application of purchase accounting or (z) as a result of the reclassification of any balance sheet item from short-term to long-term or vice versa), and

(iv) an amount equal to the aggregate net non-cash loss on Asset Sales (or any disposition specifically excluded from the definition of “Asset Sale”) by the Parent Borrower or any Restricted Subsidiary during such period (other than in the ordinary course of business) to the extent deducted in calculating such Consolidated Net Income,

(v) any extraordinary, unusual, nonrecurring, exceptional, special or infrequent cash gain and any other cash gain not in the ordinary course of business (as determined by the Parent Borrower in good faith, which determination shall be conclusive), in each case to the extent deducted in calculating such Consolidated Net Income, over

(b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in calculating such Consolidated Net Income and cash charges to the extent not deducted in calculating such Consolidated Net Income,

(ii) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and public company costs,

(iii) the aggregate amount of all principal payments, purchases or other retirements of Indebtedness of the Parent Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Attributable Indebtedness and (B) the amount of a mandatory prepayment of Term Loans pursuant to Section 2.05(b) and any mandatory prepayment, repayment or redemption of Pari Passu Indebtedness pursuant to requirements under the agreements governing such Pari Passu Indebtedness similar to the requirements set forth in Section 2.05(b)(iv) (as determined by the Parent Borrower in good faith, which determination shall be conclusive), to the extent required due to an Asset Sale (or any disposition specifically excluded from the definition of “Asset Sale”) that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (x) all other prepayments of Term Loans, (y) all prepayments of Revolving Loans and (z) all prepayments of revolving loans (other than the Revolving Loans hereunder), to the extent there is not an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of long-term Indebtedness of Holdco, the Parent Borrower or any Restricted Subsidiary,

(iv) an amount equal to the aggregate net non-cash gain on Asset Sale (or any disposition specifically excluded from the definition of “Asset Sale”) by Holdco, the Parent Borrower or any Restricted

Subsidiary during such period (other than in the ordinary course of business), to the extent included in calculating such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising (x) from any ECF Acquisition or ECF Disposition by Holdco, the Parent Borrower or any Restricted Subsidiary completed during such period, (y) from the application of purchase accounting or (z) as a result of the reclassification of any balance sheet item from short-term to long-term or vice versa),

(vi) payments by Holdco, the Parent Borrower and any Restricted Subsidiary during such period in respect of long-term liabilities of Holdco, the Parent Borrower and any Restricted Subsidiary other than Indebtedness, to the extent not already deducted in calculating Consolidated Net Income,

(vii) [reserved],

(viii) the amount of Restricted Payments (other than Investments) made in cash during such period (on a consolidated basis) by Holdco, the Parent Borrower and the Restricted Subsidiaries pursuant to Section 7.07 to the extent such Restricted Payments were financed with internally generated cash flow of the Parent Borrower and the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures (including expenditures for the payment of financing fees) actually made by Holdco, the Parent Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdco, the Parent Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi) the amount of any deduction for minority interests and dividends,

(xii) the aggregate amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in calculating such Consolidated Net Income for such period,

(xiii) cash expenditures in respect of Swap Contracts during such period to the extent not deducted in calculating such Consolidated Net Income, and

(xiv) (v) any extraordinary, unusual, nonrecurring, exceptional, special or infrequent cash loss or charge and any other cash loss or charge not in the ordinary course of business (as reasonably determined and calculated by the Parent Borrower in good faith, which determination shall be conclusive) (including fees, expenses, charges (or any amortization thereof) associated with the Transactions or any acquisition, merger, amalgamation, consolidation or disposition, whether or not completed), (w) any fees and expenses (or amortization thereof), and any charges or costs, in connection with or related to any acquisition, merger, amalgamation, consolidation, disposition, Investment, Asset Sale, disposition, recapitalization, non-competition agreement, issuance of Equity Interests or other equity offering, dividend, distribution or other Restricted Payment, incurrence, discharge or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, consummated or incurred, and including (i) any such transaction consummated prior to the Closing Date, (ii) [reserved], (iii) any rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees and (iv) any charges related to obtaining and/or maintaining corporate credit), (x) any costs, charges or expenses related to severance, relocation, consolidation, closing, integration, new product (or new technology) developments, introductions or implementations, office or facilities openings, reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses, non-ordinary course product and intellectual property development, new services lines, team or key employee hirings, establishment of de novo teams, strategic initiatives, business optimization and/or similar initiatives or programs, transition or restructuring (whether or not classified as restructuring costs, charges or expenses on the consolidated financial statements of the Parent Borrower), (y) any signing, stretch retention or completion bonuses, special compensation charges, consulting fees, charges in connection with third-party advisory support to implement new accounting standards, executive recruiting costs and (z) any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans, in each case, to the extent not already deducted in calculating Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value (as of the date of contribution, issuance or sale) of property or assets, received by Holdco as capital contributions to Holdco after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Equity Interests or Designated Preferred Equity Interests) of Holdco, in each case to the extent designated as an Excluded Contribution pursuant to a certificate of a Responsible Officer of the Parent Borrower and not previously included in the calculation set forth in clause (b)(x) of the definition of “Available Amount” for purposes of determining whether a Restricted Payment may be made.

“Excluded Information” has the meaning specified in Section 2.05(c)(i).

“Excluded Property” means, with respect to any Loan Party, (a) except to the extent required by Section 6.18, any real property (with no requirements to deliver landlord lien waivers, estoppels or collateral access letters), (b) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by filing a UCC financing statement, (c) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) to Holdco or any of Holdco’s direct or indirect Subsidiaries, in each case, as reasonably determined by Holdco in consultation with the Administrative Agent, (d) any assets to the extent pledges and security interests therein are prohibited or restricted by (i) applicable law, rule or regulation whether on the Closing Date or thereafter (including any requirement to obtain the consent, approval or authorization of any Governmental Authority or third party, unless such consent has been obtained) or (ii) any contract existing on the Closing Date or at the time of acquisition thereof after the Closing Date (and such Contractual Obligation was not entered into in contemplation of the Closing Date or such acquisition, as applicable) to which such asset is subject binding on any Loan Party or that would require any consent, approval, license or other authorization of any third party (other than a Loan Party) or Governmental Authority (without any requirement to obtain such consent, approval, license or other authorization) pursuant to such a contract, or would result in material adverse accounting or regulatory consequences, as reasonably determined by Holdco, in each case, after giving effect to the applicable anti-assignment provision of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction, (e) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in favor of the Collateral Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction or applicable law notwithstanding such prohibition or restriction, (f) Equity Interests in (A) any Person (other than in the Parent Borrower and the other Wholly-Owned Subsidiaries of Holdco) (provided that no Equity Interests once pledged will be released as a result of this clause (f)(A) by virtue of a Subsidiary becoming a non-Wholly-Owned Subsidiary as a result of a transfer of such Subsidiary’s Equity Interests to any Affiliate of Holdco in connection with a non-bona fide transaction the primary purpose (as determined by Holdco or the Parent Borrower in good faith, which determination shall be conclusive) of which was to cause such Equity Interests to become Excluded Property unless such Subsidiary otherwise constitutes an Excluded Subsidiary), (B) any not-for-profit Subsidiary, (C) any Captive Insurance Subsidiary and (D) any special purpose vehicle or special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, and any equity interest in or debt obligation of such an entity, (g) any (A) lease, license or other agreement or (B) any property subject to a purchase money security interest, Capital Lease or similar arrangement in each case permitted to be incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) (in the case of clause (A), except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction notwithstanding such prohibition, (h) “intent-to-use” trademark applications prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent if any, and solely during the period, if any, in which, the grant of a security interest therein would impair such application or the validity or enforceability of any registration issuing from such application under applicable federal Law, (i) any Securitization Assets sold pursuant to a Permitted Securitization Financing, (j) voting Equity Interests in excess of 65% of the voting Equity Interests of (1) any Foreign Subsidiary, (2) any Controlled Foreign Subsidiary or (3) any FSHCO, (k) Margin Stock, (l) sales accounts, trust accounts (held for third parties), payroll accounts, accounts subject to cash pooling arrangements, escrow accounts or similar tax trust accounts (including, for the avoidance of doubt, for the collection and payment of any withholding taxes or sales taxes) and funds held in a fiduciary capacity for others (other than a Loan Party), (m) segregated cash to secure letter of credit reimbursement obligations to the extent such letters of credit are not prohibited by this Agreement, (n) any Equity Interests of broker dealer Subsidiaries, trust companies depository institutions or fund investment vehicles under the Investment Company Act, whether or not registered or exempt from registration which are in each case not permitted to be pledged to the Collateral Agent pursuant to applicable law without consent of a governmental entity or third party, (o) the Equity Interests of Immaterial Subsidiaries except to the extent that a security interest therein can be perfected by the filing of a UCC financing statement, (p) obligations the interest of which is wholly exempt from taxes imposed by Subtitle A of the Code, (q) any assets of any Subsidiary that is not a Loan Party and (r) those assets as to which the Administrative Agent and Holdco reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Excluded Subsidiary” means any direct or indirect Subsidiary of Holdco that is (a) not a Wholly-Owned Subsidiary of Holdco (provided that such Subsidiary shall not be released from its Guaranty (and no Collateral provided by such Subsidiary shall be released) by virtue of becoming a non-Wholly-Owned Subsidiary as a result of a transfer of such Loan Party’s Equity Interests to any Affiliate of Holdco in connection with a non-bona fide transaction the primary purpose (as determined by Holdco or the Parent Borrower in good faith, which determination shall be conclusive) of which was to cause such entity to become Excluded Subsidiary unless such Subsidiary otherwise constitutes an Excluded Subsidiary), (b) an Immaterial Subsidiary, (c) (i) a Controlled Foreign Subsidiary, (ii) a FSHCO, or (iii) a Subsidiary of a Controlled Foreign Subsidiary or FSHCO, (d) a Foreign Subsidiary, (e) a Subsidiary that is prohibited by applicable Law from providing a Guaranty, or which would require governmental (including regulatory)

consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, (f) a Subsidiary that is prohibited from providing a Guaranty by any Contractual Obligation in existence on the Closing Date (but not entered into in contemplation thereof) and for so long as any such Contractual Obligation exists (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof and for so long as any such Contractual Obligation exists), (g) a Subsidiary with respect to which providing a Guaranty would reasonably be expected to result in material adverse tax consequences as reasonably determined by Holdco in consultation with the Administrative Agent, (h) not-for-profit subsidiaries, (i) Subsidiaries that are special purpose entities, including Securitization Subsidiaries, (j) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrowers, the cost or other consequences of providing a Guaranty (including because of material adverse tax consequences) would be excessive in view of the benefits to be obtained by the Lenders therefrom, (k) any broker dealer, registered investment advisors and/or Captive Insurance Subsidiary, (l) an Escrow Subsidiary and (m) an Unrestricted Subsidiary; provided that, if a Subsidiary executes the Subsidiary Guaranty as a “Subsidiary Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Subsidiary Guaranty as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof); provided, further that no Subsidiary that guarantees the obligations under the Existing Revolving Credit Agreement shall be excluded pursuant to any of clauses of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) Taxes imposed on amounts payable to or for the account of such Recipient pursuant to a law in effect on the date on which, in the case of a Lender, (i) such Lender acquires the applicable interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, and in the case of any other Recipient, such Recipient becomes a party hereto, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (e) any withholding Taxes imposed pursuant to FATCA.

“Existing Revolving Credit Agreement” means the Credit Agreement, dated as of October 4, 2024 (as amended by Amendment No. 1 to Credit Agreement, dated as of June 26, 2025), among DCL, Holdco, the designated borrowers from time to time party thereto, the other guarantors from time to time party thereto, Bank of America, as administrative agent, the lenders from time to time party thereto and the swingline lenders and letter of credit issuers from time to time party thereto, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Existing Loans” has the meaning specified in Section 2.18(a).

“Existing Revolving Commitments” has the meaning specified in Section 2.18(a).

“Existing Revolving Tranche” has the meaning specified in Section 2.18(a).

“Existing Term Loans” has the meaning specified in Section 2.18(a).

“Existing Term Tranche” has the meaning specified in Section 2.18(a).

“Existing Tranche” has the meaning specified in Section 2.18(a).

“Extended Loans” has the meaning specified in Section 2.18(a).

“Extended Revolving Commitments” has the meaning specified in Section 2.18(a).

“Extended Revolving Loans” has the meaning specified in Section 2.18(a).

“Extended Revolving Tranche” has the meaning specified in Section 2.18(a).

“Extended Term Loans” has the meaning specified in Section 2.18(a).

“Extended Term Tranche” has the meaning specified in Section 2.18(a).

“Extended Tranche” has the meaning specified in Section 2.18(a).

“Extending Lender” has the meaning specified in Section 2.18(b).

“Extension” has the meaning specified in Section 2.18(b).

“Extension Amendment” has the meaning specified in Section 2.18(c).

“Extension Date” has the meaning specified in Section 2.18(d).

“Extension Election” has the meaning specified in Section 2.18(b).

“Extension Request” has the meaning specified in Section 2.18(c).

“Extension Request Deadline” has the meaning specified in Section 2.18(b).

“Extension Series” means all Extended Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Expected Cost Savings” has the meaning specified in the definition of “Consolidated EBITDA”.

“Facility” means each of (a) the Initial Dollar Term Facility and extensions of credit made thereunder, (b) the Initial Euro Term Facility and extensions of credit made thereunder, (c) Incremental Term Loans of the same Tranche, (d) Incremental Revolving Commitments of the same Tranche and extensions of credit made thereunder, (e) any Extended Term Loans of the same Extension Series, (f) any Extended Revolving Commitments of the same Extension Series and extensions of credit made thereunder, (g) any Specified Refinancing Term Loans of the same Tranche and (h) any Specified Refinancing Revolving Commitments of the same Tranche and extensions of credit made thereunder, and collectively the “Facilities.”

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by Holdco or the Parent Borrower, whose determination will be conclusive for all purposes under the Loan Documents).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, with the purpose (in either case) of facilitating the implementation of clause (a) above, or (c) any agreement pursuant to the implementation of clauses (a) or (b) above with the United States Internal Revenue Service, the United States government or any Governmental Authority.

“Federal Funds Rate” means, for any day, the per annum rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Film Rights Amortization” means, for any Person, the amortization of payments for the acquisition of film rights and broadcast programming by such Person in accordance with GAAP.

“Financial Incurrence Tests” has the meaning specified in Section 1.03(i).

“Fitch” means Fitch Ratings and any successor thereto.

“Fixed Amounts” has the meaning specified in Section 1.03(i).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Subsidiary of Holdco substantially all of the assets of which consist of Equity Interests (or, if applicable, Equity Interests and indebtedness (including any debt instrument treated as equity for U.S. federal income tax purposes), in each case, and/or cash, cash equivalents, and/or incidental assets related thereto) of one or more Controlled Foreign Subsidiaries or other FSHCOs.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lenders, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of Holdco and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of Holdco or any Restricted Subsidiary, to a date that is more than one year from such date, or that arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of such debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Term Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided that the term “Guarantee” shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) deposits or other obligations to secure the performance of bids or trade contracts, (y) contingent obligations under customary “carve outs” in non-recourse receivables financings or factorings or securitization facilities or other non-recourse financings, and (z) other contingent obligations and liabilities which are not shown as indebtedness in the financial statements of such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdco, the Subsidiary Guarantors and each other Restricted Subsidiary of Holdco that executes and delivers a supplement to the Subsidiary Guaranty pursuant to Section 6.15, as applicable, unless it has ceased to be a Guarantor pursuant to the terms hereof, and including any Discretionary Guarantor.

“Guaranty” means, collectively, the Holdco Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that enters into a Swap Contract with Holdco, the Parent Borrower or any of their Restricted Subsidiaries and designated as a “Hedge Bank” by the Parent Borrower in writing delivered to the Administrative Agent.

“Holdco” has the meaning specified in the introductory paragraph hereto and any successor in interest thereto.

“Holdco Guaranty” means the Holdco Guaranty made by Holdco in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit K-1, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Identified Participating Lenders” has the meaning specified in Section 2.05(c)(iii)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(c)(iii)(3).

“Immaterial Subsidiary” means any Restricted Subsidiary of Holdco that for the year ended December 31, 2025 (or following the Closing Date, for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.01(a) or (b)) did not account for more than 5% of the consolidated total assets (excluding goodwill and general intangibles) of Holdco and its Domestic Subsidiaries or more than 5% of consolidated revenue of Holdco and its Domestic Subsidiaries; provided that if at any time Subsidiaries that are Excluded Subsidiaries solely because they are Immaterial Subsidiaries account for more than 20% of the consolidated total assets (excluding goodwill and general intangibles) of Holdco and its Domestic Subsidiaries or more than 20% of consolidated revenue of Holdco and its Domestic Subsidiaries for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), the Parent Borrower shall promptly designate such Subsidiaries as it may select in its sole discretion to not be “Immaterial Subsidiaries” to the extent necessary to cause such aggregate thresholds to not be exceeded.

“Incurrence Based Amounts” has the meaning specified in Section 1.03(i).

“Incremental Commitment Amendment” has the meaning specified in Section 2.15(d).

“Incremental Commitments” has the meaning specified in Section 2.15(a).

“Incremental Indebtedness” means Indebtedness incurred by any Borrower pursuant to and in accordance with Section 2.15.

“Incremental Lenders” has the meaning specified in Section 2.15(b).

“Incremental Letter of Credit Commitments” has the meaning specified in Section 2.15(a).

“Incremental Loans” has the meaning specified in Section 2.15(d).

“Incremental Revolving Commitments” has the meaning specified in Section 2.15(a).

“Incremental Revolving Loans” means any loans drawn under an Incremental Revolving Commitment.

“Incremental Term Loan” means any Incremental Loan made pursuant to an Incremental Term Loan Commitment, New Delayed Draw Term Loan Commitments or Supplemental Term Loan Commitments.

“Incremental Term Loan Commitments” has the meaning specified in Section 2.15(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all non-contingent obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e), to the extent such Indebtedness has not been assumed or is limited in recourse to the assets securing such Lien, shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered.

“Indebtedness Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Indebtedness Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Dollar Term Commitment” means, as to each Lender, its obligation to make Initial Dollar Term Loans to the applicable Borrowers pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Initial Dollar Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; collectively, as to all the Lenders, the “Aggregate Initial Dollar Term Commitments”. As of the Closing Date, the original amount of the Aggregate Initial Dollar Term Commitments is equal to $13,000,000,000.

“Initial Dollar Term Facility” means, at any time, (a) prior to the funding on the Closing Date, the Aggregate Initial Dollar Term Commitments at such time, and (b) thereafter, the aggregate principal amount of Initial Dollar Term Loans of all Lenders outstanding at such time.

“Initial Dollar Term Loans” has the meaning specified in Section 2.01(b).

“Initial Euro Term Commitment” means, as to each Lender, its obligation to make Initial Euro Term Loans to the applicable Borrowers pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Initial Euro Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; collectively, as to all the Lenders, the “Aggregate Initial Euro Term Commitments”. As of the Closing Date, the original amount of the Aggregate Initial Euro Term Commitments is equal to €1,717,000,000.

“Initial Euro Term Facility” means, at any time, (a) prior to the funding on the Closing Date, the Aggregate Initial Euro Term Commitments at such time, and (b) thereafter, the aggregate principal amount of Initial Euro Term Loans of all Lenders outstanding at such time.

“Initial Euro Term Loans” has the meaning specified in Section 2.01(b).

“Initial Intellectual Property Collateral” means the intellectual property described on Schedule 6.16.

“Initial Term Commitment” means, as to each Lender, such Lender’s Initial Dollar Term Commitment and Initial Euro Term Commitment; collectively, as to all the Lenders, the “Aggregate Initial Term Commitments”. As of the Closing Date, the original amount of the Aggregate Initial Term Commitments is equal to the sum of the Aggregate Initial Dollar Term Commitments and the Aggregate Initial Euro Term Commitments.

“Initial Term Facility” means, the Initial Dollar Term Facility or the Initial Euro Term Facility.

“Initial Term Lenders” means all of the Lenders holding an Initial Term Loan.

“Initial Term Loans” has the meaning specified in Section 2.01(b).

“Initial Term Loan Maturity Date”: June 4, 2033; provided that, if such date is not a Business Day, the Initial Term Loan Maturity Date shall be the next preceding Business Day.

“Intellectual Property Collateral” means “Intellectual Property Collateral” as defined in the Security Agreement.

“Intellectual Property Security Agreement” means, collectively, each intellectual property security agreement substantially in the form of Exhibit B to the Security Agreement, together with each Intellectual Property Security Agreement Supplement executed and delivered pursuant to Section 6.15, Section 6.16 or Section 6.17.

“Intellectual Property Security Agreement Supplement” means, collectively, any intellectual property security agreement supplement entered into in connection with, and pursuant to the terms of, any Intellectual Property Security Agreement.

“Intercreditor Agreement Supplement” has the meaning specified in Section 9.10(c).

“Interest Payment Date” means, (a) as to any Base Rate Loan (other than a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made, (b) as to any Alternative Currency Daily Rate Loan, the last Business Day of each month and, the Maturity Date of the Facility under which such Loan was made, (c) as to any Term SOFR Loan, EURIBOR Loan or other Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan, a EURIBOR Loan or another Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates, and (d) with respect to any Swing Line Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, as to each Term SOFR Loan and Alternative Currency Term Rate Loan, the period commencing on the date such Term SOFR Loan or such Alternative Currency Term Rate Loan is disbursed or converted to or continued as a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, and ending on the date one, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the Borrower

Representative in its Loan Notice or such other period that is six months or less requested by the Borrower Representative and consented to by all the Appropriate Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or an Alternative Currency Term Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Term SOFR Loan or an Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in respect of any Investment. For the avoidance of doubt, advances and reimbursements to officers, directors or employees of such Person and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes shall not be deemed to be an Investment hereunder.

For purposes of the definition of “Unrestricted Subsidiary”, “Permitted Investment” and Section 7.07 only, (i) “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Parent Borrower, which determination shall be conclusive) at the time of such transfer and (iii) for purposes of clause (c) of the definition of “Available Amount”, the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or Fitch or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Section 3 under the Securities Exchange Act of 1934 selected by the Parent Borrower as a replacement agency for Moody’s or S&P or Fitch, as the case may be.

“Investment Grade Securities” means:

(1) securities issued directly or guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrowers and their respective Subsidiaries,

(3) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding three years from the date of acquisition.

“Involuntary Disposition” means any casualty loss, destruction, condemnation or other involuntary taking by any Governmental Authority of any property of Holdco, the Parent Borrower or any of its Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Parent Borrower (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit.

“Joint Venture” means any Person (other than a wholly-owned Subsidiary of Holdco) if any of the Equity Interests of such Person having ordinary voting power for the election of directors or other governing body of such Person are held by Holdco, the Parent Borrower and/or any of their respective Restricted Subsidiaries and Holdco, the Parent Borrower and/or any of their respective Restricted Subsidiaries is a party to a Joint Venture Agreement in respect of such Equity Interests.

“Joint Venture Agreement” means, for any Joint Venture, any stockholder agreement, voting trust agreement, limited liability company agreement, operating agreement or other similar agreement related to the ownership of the Equity Interests of such Joint Venture having ordinary voting power for the election of directors or other governing body of such Joint Venture among the owners of such Equity Interests.

“JPM” means JPMorgan Chase Bank, N.A.

“Junior Indebtedness” means any Indebtedness for borrowed money of Holdco, the Parent Borrower or any of its Restricted Subsidiaries that is a Loan Party (other than Indebtedness among Holdco, the Borrower and/or their respective Subsidiaries) that is expressly subordinated in right of payment to the Obligations hereunder.

“Junior Lien Exchange” means the offer by the Parent Borrower and/or DCL, as applicable, to exchange certain Legacy Bonds issued by the Parent Borrower and/or DCL, as applicable, for new junior lien secured notes issued by the applicable issuer, in accordance with the terms set forth in the applicable indenture(s) governing such Legacy Bonds (as amended, supplemented or otherwise modified from time to time).

“Junior Lien Intercreditor Agreement” means a junior lien intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Junior Lien Notes” means any junior lien secured notes issued by DCL and/or the Parent Borrower, as applicable, pursuant to or in connection with the Junior Lien Exchange (as the same may amended, restated, supplemented, waived or otherwise modified from time to time).

“KYC Obligations” has the meaning specified in Section 2.14(a).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Commitment Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, as to each L/C Issuer, its obligation to issue Letters of Credit in an aggregate principal stated amount at any one time outstanding that, together with all L/C Obligations issued by such L/C Issuer and owing then thereto, does not exceed such amount as may be agreed between the Borrower Representative and such L/C Issuer, or as may be set forth in Schedule 2.01, an Incremental Commitment Amendment, an Increase Supplement, an Extension Amendment, a Section 2.18 Additional Amendment, a Specified Refinancing Amendment or a Permitted Repricing Amendment.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each Revolving Lender that may become an L/C Issuer in accordance with Section 2.03(l), in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Legacy Bonds” means, collectively, (a) the notes issued pursuant to the Indenture dated as of August 19, 2009, among DCL, Holdco, and U.S. Bank National Association, and any supplemental indentures thereto, (b) the notes issued pursuant to the Indenture, dated as of March 15, 2022, by and among the Parent Borrower, AT&T Inc. and U.S. Bank Trust Company, National Association, and any supplemental indentures thereto, (c) the notes issued pursuant to the Indenture, dated as of March 10, 2023, by and among the Parent Borrower, Holdco and U.S. Bank Trust Company, National Association, and any supplemental indentures thereto, (d) the notes issued pursuant to the Indenture dated as of January 15, 1993, by and among Historic TW Inc. (“Historic TW”) (in its capacity as successor to Time Warner Companies, Inc. (“TWCI”)), Warner Media, LLC (in its capacity as successor to Time Warner Inc.), Historic AOL LLC (formerly known as AOL LLC) (“AOL”), Turner Broadcasting System, Inc. (“TBS”), Home Box Office, Inc. (“HBO”) and The Bank of New York Mellon (formerly known as The Bank of New York) (“BNY Mellon”) (as successor trustee to The Chase Manhattan Bank (formerly known as Chemical Bank)) as Trustee, and any supplemental indentures thereto, (e) the notes issued pursuant to the Indenture dated as of June 1, 1998, by and among Historic TW (including in its capacity as successor to TWCI), Warner Media, LLC (in its capacity as successor to Time Warner Inc.), TBS, AOL, HBO and BNY Mellon (as successor trustee to The Chase Manhattan Bank), as Trustee, and any supplemental indentures thereto, (f) the notes issued pursuant to the Indenture dated as of April 19, 2001, by and among Warner Media, LLC (in its capacity as successor to Time Warner Inc.), AOL, Historic TW (including in its capacity as successor to TWCI), TBS, HBO and BNY Mellon (as successor trustee to The Chase Manhattan Bank), as Trustee, and any supplemental indentures thereto, (g) the notes issued pursuant to the Indenture dated as of November 13, 2006, by and among Warner Media, LLC (in its capacity as successor to Time Warner Inc.), Historic TW (including in its capacity as successor TWCI), TBS and BNY Mellon, as Trustee, and any supplemental indentures thereto, and (h) the notes issued pursuant to the Indenture dated as of March 11, 2010, by and among Warner Media, LLC (in its capacity as successor to Time Warner Inc.), Historic TW, HBO, TBS and BNY Mellon, as Trustee, and any supplemental indentures thereto.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes a Lender in its capacity as an L/C Issuer and a Swing Line Lender.

“Lender Parties” means, collectively, the Lenders (including the Swing Line Lenders), the L/C Issuers, the Administrative Agent and the Collateral Agent.

“Lender Related Person” has the meaning specified in Section 11.04(d).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Leverage Excess Proceeds” has the meaning specified in Section 7.03(d).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise, of any assets, business or Person, or any other Investment by one or more of the Parent Borrower and its Subsidiaries permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing (or, if such a condition does exist, the Parent Borrower or any Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained), or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or Preferred Equity Interests requiring notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan” means a Revolving Loan, a Swing Line Loan or a Term Loan, as the context shall require; collectively, the “Loans”.

“Loan Documents” means this Agreement, each Guaranty (and each supplement thereto), each Designated Subsidiary Borrower Request and Assumption Agreement, each Note, the Agent Fee Letter, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16, the Collateral Documents, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement (on and after the execution thereof), any Other Intercreditor Agreement (on and after the execution thereof), and any other written agreement entered into between the Administrative Agent and any Loan Party relating to this Agreement that specifies that such agreement is a “Loan Document”.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, EURIBOR Loans or other Alternative Currency Term Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Loan Parties” means each Borrower and each Guarantor.

“Loan Party Materials” has the meaning specified in Section 6.02.

“London Business Day” means any day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom.

“Major S&S Asset Sale” means an Asset Sale consisting of a disposition by Holdco or any of its Subsidiaries of a majority of the assets (whether directly or through a transfer of Equity Interests of Subsidiaries that own such majority assets) constituting Holdco’s and its applicable Subsidiaries’ Streaming

& Studios business (in each case as determined by the Parent Borrower in good faith, such determination to be conclusive).

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as from time to time in effect.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations or properties of Holdco and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents; or (c) a material adverse effect upon the rights and remedies of the Administrative Agent or the Lenders, taken as a whole.

“Material Intellectual Property” means any intellectual property owned by Holdco, the Parent Borrower or any of their Restricted Subsidiaries that is material to the operations of the business of Holdco, the Parent Borrower and their respective Restricted Subsidiaries, taken as a whole (as determined by Holdco or the Parent Borrower in good faith, which determination shall be conclusive).

“Material S&S Property” means any fee owned real property in the United States owned by a Loan Party and used primarily in Holdco’s and its applicable Subsidiaries’ Streaming & Studios business (in each case as determined by the Parent Borrower in good faith, such determination to be conclusive) with a fair market value in excess of $100,000,000.

“Maturity Date” means the Initial Term Loan Maturity Date, for any Extended Tranche the “Maturity Date” set forth in the applicable Extension Amendment, for any Incremental Commitments the “Maturity Date” set forth in the applicable Incremental Commitment Amendment and for any Specified Refinancing Tranche the “Maturity Date” set forth in the applicable Specified Refinancing Amendment, in each case as the context may require.

“Maximum Incremental Facilities Amount” means, at any date of determination, the sum of:

(i) $0; plus

(ii) an unlimited amount if, after giving effect to the incurrence of such amount (or, at the Borrower Representative’s option, on the date of the initial commitment to lend such additional amount after giving pro forma effect to the incurrence of the entire committed amount of such additional amount), (A) if such Indebtedness is secured by a Lien on an equal priority basis with the Liens on the Collateral securing the Obligations hereunder, the Consolidated First Lien Net Leverage Ratio shall not exceed 2.00 to 1.00 (or, if the Merger Agreement has been terminated in accordance with its terms without consummation of the Merger, 1:50 to 1.00), or (B) if such Indebtedness is secured by a Lien on a junior priority basis with the Liens on the Collateral securing the Obligations hereunder, is secured by assets that are not Collateral or is unsecured, either (I) the Consolidated Total Net Leverage Ratio shall not exceed 3.80 to 1.00, (II) the Consolidated Total Net Leverage Ratio would equal or be less than the Consolidated Total Net Leverage Ratio immediately prior to giving effect thereto, (III) the Consolidated Interest Coverage Ratio shall not be less than 2.00 to 1.00 or (IV) the Consolidated Interest Coverage Ratio would equal or be greater than the Consolidated Interest Coverage Ratio immediately prior to giving effect thereto (in each case under this clause (ii), as set forth in a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent at the time of such incurrence, together with calculations demonstrating compliance with such ratio (amounts incurred pursuant to this clause (ii), the “Ratio Incremental Facility”) (it being understood that if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing for the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (ii) and shall be deemed to be outstanding for future incurrence tests until such commitment is terminated or such election is revoked)); plus

(iii) an additional amount equal to the aggregate principal amount of all voluntary prepayments, repayments and redemptions of any Term Loan, Permitted Debt Exchange Notes, Incremental Term Loans and Additional Obligations, in each case, that are secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations and/or other Pari Passu Indebtedness, and/or the amount of any permanent reduction of any Revolving Commitment or Incremental Revolving Commitment (including, in each case, under this clause (iii), purchases of such Indebtedness by Holdco, the Parent Borrower and its Subsidiaries at or below par in which case the amount of voluntary prepayments of such Indebtedness shall be deemed not to exceed the actual purchase price of such Indebtedness at or below par) so long as, in the case of any such prepayments or repurchases under this clause (iii), such prepayment or repurchase was not funded with the proceeds of any long-term Indebtedness) (amounts incurred pursuant to this clause (iii) the “Voluntary Prepayment Incremental Facility”);

provided that (i) in the event capacity under the Voluntary Prepayment Incremental Facility is being used concurrently with capacity under the Ratio Incremental Facility, capacity under the Voluntary Prepayment Incremental Facility shall be deemed to be used before capacity under the Ratio Incremental Facility and (ii) in all other cases, capacity under the Ratio Incremental Facility shall be deemed to be used first.

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means a period of four consecutive fiscal quarters of Holdco. Unless otherwise specified, on any date of determination, a reference herein to a Measurement Period shall be to such period then ended or then most recently ended, as the case may be, for which financial statements of Holdco have been (or are required to be) delivered under Section 6.01(a) or (b), as applicable; provided that, at the election of the Parent Borrower, for purpose of determining the permissibility of any transaction hereunder by reference to the Measurement Period, the Parent Borrower may, for any four fiscal quarter period ended at the fiscal year end, utilize internal unaudited financial statements of Holdco for the last quarter of such four fiscal quarter period.

“Merger” has the meaning specified in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 27, 2026 (as amended from time to time and including the annexes, exhibits, schedules and all related documents), by and among Holdco, Paramount Skydance Corporation, a Delaware corporation, and Prince Sub Inc., a Delaware corporation, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Merger Transactions” means the Merger and the other transactions contemplated by the Merger Agreement.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the aggregate Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section

2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuers in their sole discretion.

“Minimum Extension Condition” has the meaning specified in Section 2.18(g).

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdco or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Holdco or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Available Cash” means, from an Asset Sale, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and (without duplication) all federal, state or local, provincial and foreign taxes required to be paid or to be accrued as a liability under GAAP, in each case, as a consequence of, or in respect of, such Asset Sale (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 7.03(d)), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (other than Indebtedness secured by Liens on the Collateral that are required by the express terms of this Agreement to be pari passu with or junior to the Liens on the Collateral securing the Obligations hereunder) (x) that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than Holdco, the Parent Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Sale, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Sale and retained, indemnified or insured by Holdco, the Parent Borrower or any Restricted Subsidiary after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Sale, (v) in the case of an Asset Sale, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Parent Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Parent Borrower or any Restricted Subsidiary, in each case in respect of such Asset Sale.

“Net Available Cash Amount” has the meaning specified in Section 7.03(b)(iii).

“Net Cash Proceeds” means (a) with respect to any issuance or sale of any securities of, or the incurrence of Indebtedness by, the Parent Borrower or any Subsidiary, or any capital contribution to the Parent Borrower or any Subsidiary, the cash proceeds of such issuance, sale, incurrence or contribution received by the Parent Borrower or such Subsidiary net of legal fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or incurrence and net of all taxes paid or payable as a result, or in respect, thereof, and (b) with respect to the Regulatory Termination Fee (as defined in the Merger Agreement), the excess, if any, of (i) the cash actually received by Holdco or its Subsidiaries from the payment of such Regulatory Termination Fee pursuant to the Merger Agreement over (ii) the sum of (A) taxes actually paid in connection therewith and (B) taxes reasonably estimated to be payable in connection therewith.

“New Delayed Draw Term Loan Commitments” has the meaning specified in Section 2.15(a).

“Non-Consenting Lender” means any Lender that does not approve any amendment, waiver or modification that (i) requires the consent of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders, the Required Revolving Lenders or the Required Majority in Interest Lenders, as applicable.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.18(e).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-U.S. Administrative Agent” means J.P. Morgan SE in its capacity as non-U.S. administrative agent for the Lenders hereunder, or any successor administrative agent appointed to act as administrative agent with respect to the Initial Euro Term Loans.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that (a) obligations of any Loan Party under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral effected in any manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Amount” has the meaning specified in Section 2.05(c)(iv)(1).

“Offered Discount” has the meaning specified in Section 2.05(c)(iv)(1).

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Intercreditor Agreement” means any other intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent.

“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except (i) any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)) and (ii) any Excluded Taxes.

“Outstanding Amount” means (i) with respect to any Loan on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount of such Loan after giving effect to any borrowings and prepayments or repayments of Loan occurring on such date, and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts, and any Cash Collateral posted by any Borrower in respect of such L/C Obligations, which such reimbursements or posting of Cash Collateral shall, in each case, reduce the Outstanding Amount.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the applicable L/C Issuer in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Borrower” has the meaning specified in the introductory paragraph hereto and any successor in interest thereto.

“Parent Entity” means any Other Parent Entity, and any other Person that is a Subsidiary of any Other Parent Entity and of which Holdco is a Subsidiary, in each case, solely for so long as Holdco remains a Subsidiary of such Person. As used herein, “Other Parent Entity” means a Person of which Holdco is or will become a Subsidiary as a result of, or in contemplation of, a Permitted Holdco Reorganization.

“Pari Passu Indebtedness” means any Indebtedness secured by a Lien on the Collateral ranking pari passu with the Liens securing the Obligations hereunder.

“Pari Passu Intercreditor Agreement” means one or more pari passu intercreditor agreements among any of the Administrative Agent, the agent under the Existing Revolving Credit Agreement and/or any other agent, trustee or other representative with respect to any Permitted Revolving Refinancing Debt or any other Pari Passu Indebtedness, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, or the provisions governing such intercreditor arrangements set forth in any Collateral Document, as applicable.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Lender” has the meaning specified in Section 2.05(c)(iii)(2).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Qualifying Lender” has the meaning specified in Section 2.05(c)(iv)(3).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Holdco and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Exceptions” means that no Loan Party shall be required to (and shall not be a breach of any Loan Document to fail to) (i) enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over securities accounts, deposit accounts, other bank accounts, cash and cash equivalents, accounts for the withholding or collection of taxes and accounts related to the clearing, payment processing and similar operations of the Borrowers and their respective Subsidiaries, (ii) perfect the security interest in the following other than by the filing of a UCC financing statement: (1) letter-of-credit rights (as defined in the UCC), (2) commercial tort claims (as defined in the UCC), (3) Fixtures (as defined in the UCC) and (4) Assigned Agreements (as defined in the Security Agreement), (iii) send notices to account debtors or other contractual third-parties unless an Event of Default has not been cured or waived and is continuing and the Administrative Agent has exercised its rights pursuant to Section 8.02 of this Agreement, (iv) enter into any security documents, complete any filings or take any other action with respect to the perfection of security interests (including with respect to pledges of Equity Interests) in any jurisdiction outside of the United States, any state thereof (or the District of Columbia) or with respect to any assets located or titled under the law outside of the United States any state thereof (or the District of Columbia), any state thereof (or the District of Columbia), (v) deliver landlord waivers, estoppels or collateral access letters, (vi) enter into or deliver any mortgages with respect to real property (except to the extent required by Section 6.18), (vii) make any filing to perfect the Lien on or security interest in any intellectual property granted under the Security Agreement except for (1) filings of the Intellectual Property Security Agreement and Intellectual Property Security Agreement Supplements in the United States Patent and Trademark Office with respect to the Initial Intellectual Property Collateral, (2) after the occurrence and during the continuance of an Event of Default and upon the written request of the Administrative Agent, filings in the United States Copyright Office with respect to applicable Intellectual Property Collateral that does not constitute Initial Intellectual Property Collateral (except to the extent required by Section 6.18), and (3) filings of UCC-1 filing statements in the applicable jurisdiction or (viii) enter into any source code escrow arrangements.

“Permitted Holdco Reorganization” means any corporate reorganization or restructuring (including any change in an entity’s legal or tax status) occurring after the Closing Date which results in a newly formed Parent Entity so long as the ultimate beneficial ownership of Holdco is not changed as a result thereof.

“Permitted Investments” means any of the following:

(1) Investment in cash, Cash Equivalents and Investments that were in Cash Equivalents when made;

(2) Investments in Holdco, the Parent Borrower or any of their Restricted Subsidiaries;

(3) any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 7.03(b) or any other Disposition of assets not constituting an Asset Sale;

(4) Investment (x) existing on the Closing Date or (y) made pursuant to binding commitments, agreements or arrangements in effect on the Closing Date and any modification, replacement, renewal, reinvestment or extension thereof in each case of clause (y) to the extent in excess of $250,000,000 in the aggregate, listed on Schedule 7.07; provided that the amount of any such Investment may not be increased except as otherwise permitted under this Agreement;

(5) Investments in payroll, travel, entertainment, relocation, moving related and similar advances that are made in the ordinary course of business;

(6) any Investment (x) acquired by Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries (a) in exchange for any other Investment, or accounts receivable held by Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, of such other Investment or accounts receivable of Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries, or (b) as a result of a foreclosure or other remedial action by Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(7) Swap Contracts and Banking Services permitted under Section 7.02(d), including any payments in connection with the termination thereof;

(8) additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, not to exceed an amount equal to the sum of (i) greater of (x) $3,520,000,000 and (y) 40.0% of Consolidated EBITDA for the most recently ended

Measurement Period, (ii) the Available Restricted Payments Amount and (iii) the Available Restricted Debt Payments Amount;

(9) any Investment to the extent made using Equity Interests of Holdco (other than Disqualified Equity Interests);

(10) Investments consisting of (i) purchases or other acquisitions of inventory, supplies, Works, materials, equipment and similar assets or purchases, acquisitions, licenses, sublicenses, cross-licenses, or subleases of intellectual property or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, or contributions of any of the foregoing, in each of (i) and (ii), in the ordinary course of business;

(11) Investments arising in connection with a Permitted Securitization Financing and distributions or payments of securitization fees and purchases of Securitization Assets in connection with a Permitted Securitization Financing;

(12) Guarantees of Indebtedness permitted to be incurred under Section 7.02 and obligations relating to such Indebtedness, and guarantees (other than guarantees of Indebtedness) in the ordinary course of business;

(13) advances, loans or extensions of trade credit (including the creation of receivables) or prepayments to suppliers or loans, guarantees or advances made to distributors, creators, suppliers, franchisees, lessors, licensors and licensees in each case, in the ordinary course of business by Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries;

(14) Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or (b) made in the ordinary course of business in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans;

(15) Investments consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions), in each case, in the ordinary course of business;

(16) intercompany current liabilities owed to Joint Ventures incurred in the ordinary course of business in connection with the cash management operations of Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries;

(17) security deposits and prepayments and other credits granted or made in the ordinary course of business;

(18) Investments resulting from pledges and deposits that are not prohibited by Section 7.01, and performance guarantees in the ordinary course of business;

(19) acquisitions of obligations of one or more officers or other employees of Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries, so long as no cash is actually advanced by Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(20) Guarantees of operating leases (for the avoidance of doubt, excluding Capital Leases) or of other obligations that do not constitute Indebtedness, in each case, entered into by Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries in the ordinary course of business;

(21) contributions to a “rabbi” trust for the benefit of any employee, director, officer, manager, contractor, consultant, advisor or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries, and Investments relating to non-qualified deferred payment plans in the ordinary course of business

(22) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of an Involuntary Disposition;

(23) guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business;

(24) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(25) any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to Holdco or any Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(26) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and (iii) Investments received in connection with a Disposition permitted under Section 7.05;

(27) to the extent constituting Investments, Restricted Payments not prohibited by Section 7.07;

(28) Investments consisting of or relating to the sale, transfer, distribution, or financing of Works or other rights with respect thereto or with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of such Works or other rights in the ordinary course of business and the granting to the Parent Borrower or any of its Subsidiaries of rights to distribute such Works or other rights;

(29) Investments in any Person that will, upon the making of such Investment, become a Restricted Subsidiary of Holdco or the Parent Borrower (and any Investment held by such Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of so becoming a Restricted Subsidiary);

(30) Investments in another Person if as a result of such Investment such other Person is merged, amalgamated or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries (and, in each case, any Investment held by such other Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of such merger, amalgamation, consolidation or transfer);

(31) Investments in a business unit, division or line of business so long as, in the case of this clause (31), no Specified Event of Default would result after giving effect to such Investment;

(32) Investments made (A) in Joint Ventures, (B) in connection with the creation, formation and/or acquisition of any Joint Venture or (C) in any Restricted Subsidiary of Holdco or the Parent Borrower to enable such Restricted Subsidiary to create, form and/or acquire any Joint Venture, in an aggregate outstanding amount under this clause (32) not to exceed in any fiscal year of Holdco the greater of (x) $2,200,000,000 and (y) 25.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period (with unused amounts, if not used in any fiscal year, carried forward to subsequent fiscal years (until so applied));

(33) Investments made in any Unrestricted Subsidiary (including any Joint Venture that is an Unrestricted Subsidiary) in an aggregate outstanding amount not to exceed the greater of (x) $2,200,000,000 and (y) 25.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period;

(34) Investments made in any Related Business (including any Joint Venture engaged in a Related Business), in an aggregate outstanding amount not to exceed the greater of (x) $2,200,000,000 and (y) 25.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period; and

(35) Investments made pursuant to or in connection with any Permitted Holdco Reorganization.

If any Investment pursuant to clause (8), (33) or (34) above, or Section 7.07(b)(vii), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged, amalgamated or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdco, the Parent Borrower of any of their respective Restricted Subsidiaries, then such Investment shall thereafter be deemed to have been made pursuant to clause (2), (29) or (30) above, as applicable, and not clause (8), (33) or (34) above, or Section 7.07(b)(vii), as applicable, to the extent of such Investment remaining at such Unrestricted Subsidiary immediately after its redesignation as a Restricted Subsidiary.

“Permitted Revolving Refinancing Debt” means any revolving Indebtedness incurred by Holdco, the Borrowers or any of their respective Subsidiaries that are Loan Parties and designated by the Parent Borrower in writing to the Administrative Agent as Permitted Revolving Refinancing Debt; provided that (i) that the aggregate principal amount of commitments and Indebtedness outstanding at any one time thereunder and under the Existing Revolving Credit Agreement (in each case, determined without duplication) does not exceed $4,000,000,000 and (ii) such Indebtedness is secured on a pari passu basis to the Obligations hereunder and made subject to the terms of the Pari Passu Intercreditor Agreement.

“Permitted Securitization Financing” means any financing arrangement or factoring of Securitization Assets by Holdco or any of their respective Restricted Subsidiaries and any securitization facility of any Securitization Subsidiary, in each case, the obligations of which are non-recourse (except for Standard Securitization Undertakings) to Holdco or any of their Restricted Subsidiaries (other than any Securitization Subsidiary) in connection therewith.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Holdco or any ERISA Affiliate or any such Plan to which Holdco or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” means “Pledged Debt” as defined in the Security Agreement.

“Pledged Interests” means “Pledged Interests” as defined in the Security Agreement.

“Preferred Equity Interests” means, as applied to the Equity Interests of any corporation or company, Equity Interest of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Equity Interests of any other class of such corporation or company.

“Pre-Funded Acquisition Debt” means Indebtedness incurred for the purpose of financing a significant acquisition or business combination (with significance calculated in accordance with Article 11 of Regulation S-X under the Securities Act), which Indebtedness is issued in advance of the date of consummation of such significant acquisition and/or combination agreement for such significant business combination; provided that in the event of the termination of the acquisition agreement or combination agreement, as applicable, for such significant acquisition or business combination as a result of the failure to consummate such significant acquisition or business combination, such Indebtedness shall be regarded as Pre-Funded Acquisition Debt solely for a period of 45 days after the termination of such acquisition agreement or combination agreement, as applicable.

“Prepayment Date” has the meaning specified in Section 2.05(b)(vi).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB(as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma”, “Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for any transaction or proposed transaction deemed to have occurred on and as of the first day of a Measurement Period pursuant to Section 1.03(d), the following pro forma adjustments:

(a) in the case of any such transaction or proposed transaction that is a Disposition, all income statement items (whether positive or negative) attributable to property, line of business or the Person subject to such Disposition shall be excluded from the results of Holdco and its Restricted Subsidiaries for such Measurement Period;

(b) in the case of any such transaction or proposed transaction that is an Investment, income statement items (whether positive or negative) attributable to property, line of business or the Person subject to such Investment shall be included in the results of Holdco and its Restricted Subsidiaries for such Measurement Period;

(c) in the case of any retirement of Indebtedness or any Indebtedness that was or is to be repaid or refinanced in such transaction or proposed transaction, interest accrued on such Indebtedness during such Measurement Period shall be excluded from the results of Holdco and its Restricted Subsidiaries for such Measurement Period (and to the extent not already excluded pursuant to any other clause of this definition or pursuant to Section 1.03(d), the principal amount of such Indebtedness shall also be excluded);

(d) in the case of the incurrence or assumption of any Indebtedness in such transaction or proposed transaction, interest shall be deemed to have accrued on such Indebtedness during such Measurement Period (in the case of interest that accrues at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of Holdco and its Restricted Subsidiaries for such Measurement Period; and

(e) any Expected Cost Savings as a result of any Cost Saving Initiative shall be calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the applicable Measurement Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated EBITDA”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Equity Interests of any Person owning such property or assets, or otherwise.

“QFC Credit Support” has the meaning specified in Section 11.22.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other Business Day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other Business Day as otherwise reasonably determined by the Administrative Agent).

“Ratio Incremental Facility” has the meaning specified in the definition of “Maximum Incremental Facilities Amount”.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Time” with respect to any setting of the then-current Relevant Rate means (1) if such Relevant Rate is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Relevant Rate is EURIBOR, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, or (3) if such Relevant Rate is none of Term SOFR or EURIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including original issue discount and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and, in the case of any Indebtedness (or commitments with respect thereto) existing on the Closing Date (or Refinancing Indebtedness in respect thereof) by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended (or, if earlier, a final maturity date and Weighted Average Life to Maturity that is at least ninety-one (91) days after the Maturity Date); (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, or (ii) if secured, such modification, refinancing, refunding, replacement, renewal or extension is secured to the same extent, including with respect to any subordination provisions, as the Indebtedness so modified, refinanced, refunded renewed, replaced exchanged or extended; and (e) Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that is not a Loan Party that modifies, refinances, refunds, renews, replaces, exchanges or extends Indebtedness of a Loan Party.

“Register” has the meaning specified in Section 11.06(c).

“Related Business” means those businesses in which Holdco, the Parent Borrower or any of their respective Subsidiaries is engaged on the Closing Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, and advisors of such Person and of such Person’s Affiliates.

“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR and (d) Japanese Yen, TIBOR, as applicable.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans (including, without limitation, as may be effected through any amendment, waiver or modification to this Agreement relating to the interest rate for, or weighted average yield of, the Initial Term Loans), (a) if the primary purpose of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is (as determined by the Borrower Representative in good faith, which determination shall be conclusive) to refinance the Initial Term Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Term SOFR, but including any Term SOFR floor or similar floor that is higher than the then applicable Term SOFR), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by the Parent Borrower or any Restricted Subsidiary of new Indebtedness (but excluding

Indebtedness incurred in connection with a change of control, transformative acquisition, transformative disposition or other transformative transaction or the Merger Transactions), such new Indebtedness is broadly marketed or syndicated first lien secured bank financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in first lien secured bank financing having an “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower Representative, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four-year average life), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Term SOFR, but including any Term SOFR floor or similar floor that is higher than the then applicable Term SOFR) that is less than the “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower Representative, on the same basis) of the Initial Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification to this Agreement.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Exposures representing more than 50% of the Aggregate Total Exposures of all Lenders at such time; provided that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C Obligations and Swing Line Loans), Term Loans and unused Term Loan Commitments (if any) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C Obligations and Swing Line Loans), Term Loans and unused Term Loan Commitments (if any) held or deemed held by a Disqualified Institution (other than any such Commitment, Loan or interests acquired prior to such Person becoming a Disqualified Institution) shall be excluded for purposes of making a determination of Required Lenders.

“Required Majority in Interest Lenders” means Lenders of any Tranche or Lenders of any group of affected Lenders, as applicable, the Total Credit Percentages of which aggregate to greater than 50.0% of the Total Credit Percentages of such Tranche or Lenders of such group of affected Lenders; provided that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C Obligations and Swing Line Loans), Term Loans and unused Term Loan Commitments (if any) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Majority in Interest Lenders; provided, further, that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C Obligations and Swing Line Loans), Term Loans and unused Term Loan Commitments (if any) held or deemed held by a Disqualified Institution (other than any such Commitment, Loan or interests acquired prior to such Person becoming a Disqualified Institution) shall be excluded for purposes of making a determination of Required Majority in Interest Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Total Revolving Exposures representing more than 50% of the Aggregate Total Revolving Exposures of all Revolving Lenders at such time; provided that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C Obligations and Swing Line Loans) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that the Revolving Commitments (or, if the Revolving

Commitments have terminated or expired, the Revolving Loans and interests in L/C Obligations and Swing Line Loans) held or deemed held by a Disqualified Institution (other than any such Commitment, Loan or interests acquired prior to such Person becoming a Disqualified Institution) shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, at any time, Term Lenders having Total Term Exposures representing more than 50% of the Aggregate Total Term Exposures of all Term Lenders at such time; provided that the Term Loans and unused Term Loan Commitments (if any) held or deemed held by a Disqualified Institution (other than any such Commitment, Loan or interests acquired prior to such Person becoming a Disqualified Institution) shall be excluded for purposes of making a determination of Required Term Lenders.

“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, senior executive vice president, executive vice president, senior vice president, vice president – treasury, treasurer, assistant treasurer or controller of a Loan Party (or, for a Loan Party organized in any non-US jurisdiction, any equivalent of the foregoing), (b) solely for purposes of the delivery of incumbency certificates (or other certificates of Foreign Obligors evidencing the identity, authority and capacity of each Responsible Officer) pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party (or, for a Loan Party organized in any non-US jurisdiction, any equivalent of the foregoing, including any director thereof), and with respect to each Foreign Obligor organized in a foreign jurisdiction in which directors are generally authorized under applicable Law to execute agreements, a director thereof, and (c) solely for purposes of notices given pursuant to Article II, any other officer (or, for a Loan Party organized in any non-US jurisdiction, its equivalent) or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment that is not a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.07.

“Restricted Subsidiary” means, as to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of Holdco (including the Parent Borrower).

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iii) [reserved], and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Revolving Lenders shall require.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, in the same currency and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, having the same Interest Period; provided that there shall not at any time be more than a total of twelve (12) Revolving Borrowings outstanding.

“Revolving Commitment” means, as to any Lender, the aggregate of its Incremental Revolving Commitments, Supplemental Revolving Commitments, Extended Revolving Commitments and Specified Refinancing Revolving Commitments.

“Revolving Exposure” means, as to any Revolving Lender at any time, the aggregate Outstanding Amount at such time of its outstanding Revolving Loans and the aggregate Outstanding Amount of such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations under the Revolving Commitments or Swing Line Loans at such time.

“Revolving Loan” means an Incremental Revolving Loan, an Extended Revolving Loan or a Specified Refinancing Revolving Loan, as the context shall require; collectively, the “Revolving Loans”.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any international economic sanction imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or United Kingdom (including His Majesty’s Treasury).

“Scheduled Unavailability Date” means the Alternative Currency Scheduled Unavailability Date and/or the Term SOFR Scheduled Unavailability Date as the context requires.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 2.18 Additional Amendments” has the meaning set forth in Section 2.18(c).

“Secured Cash Management Agreement” means any Cash Management Agreement entered into by and between Holdco, the Parent Borrower or any of their Restricted Subsidiaries and any Cash Management Bank that is designated as a “Secured Cash Management Agreement” by the Parent Borrower in writing to the Administrative Agent.

“Secured Hedge Agreement” means any Swap Contract entered into by and between Holdco, the Parent Borrower or any of their Subsidiaries and any Hedge Bank that is designated as a “Secured Hedge Agreement” by the Parent Borrower in writing to the Administrative Agent.

“Secured Obligations” has the meaning set forth in the Security Agreement.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Assets” means accounts receivable, loans, mortgages, royalties, other rights to payment, supporting obligations therefor, proceeds therefrom and other related assets customarily disposed of or pledged in connection with non-recourse receivables financings or factorings or securitization facilities (as determined in good faith by the Parent Borrower or any Subsidiary).

“Securitization Subsidiary” means any Restricted Subsidiary of Holdco formed for purposes of consummating any Permitted Securitization Financing and which holds no material assets other than Securitization Assets and which is engaged in no material activities other than those related to such Permitted Securitization Financing.

“Security Agreement” means, collectively, the Security Agreement, substantially in the form of Exhibit L, by and among the Loan Parties from time to time party thereto and the Collateral Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, together with each other Security Agreement Supplement delivered pursuant to Section 6.16 or Section 6.17.

“Security Agreement Supplement” means, collectively, any security agreement supplement entered into in connection with, and pursuant to the terms of, the Security Agreement.

“Senior Indebtedness” has the meaning specified in Section 11.01(a)(xi).

“Significant Shareholder” means each of (a) Advance/Newhouse Programming Partnership, (b) Holdco or any of their respective Subsidiaries, and (c) any other Person if 50% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account any option rights) is “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934), directly or indirectly, by Advance/Newhouse Programming Partnership or Holdco or one of their respective Subsidiaries or any combination thereof.

“Significant Subsidiary” means, as of any date of determination, each direct or indirect Restricted Subsidiary of Holdco that either (i) has assets as of such date the book value of which is equal to 5% or more of the consolidated total assets as of the last day of the four fiscal quarter period of Holdco most recently ended for which financial information is available or (ii) had revenues in such four fiscal quarter period equal to 5% or more of the consolidated total revenues of Holdco and its Restricted Subsidiaries. For the purpose of the foregoing calculations, the assets and revenues of a Subsidiary shall be deemed to include the assets and revenues of its Subsidiaries.

“SOFR” means, with respect to any day, the secured overnight financing rate as administered by the SOFR Administrator and published on the Federal Reserve Bank of New York’s website (or any successor source) on the next succeeding U.S. Government Securities Business Day by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offer made pursuant to Section 2.05(c)(iv) substantially in the form of Exhibit Q hereto.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit R hereto, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit R hereto, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(c)(iv)(1).

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Discount” has the meaning specified in Section 2.05(c)(ii)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(c)(ii)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(c)(ii) substantially in the form of Exhibit S hereto.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit T hereto, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(c)(ii)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(c)(ii)(3).

“Specified Existing Tranche” has the meaning specified in Section 2.18(a)(ii).

“Specified Event of Default” means an Event of Default arising under Sections 8.01(a) or (f) with respect to the Parent Borrower.

“Specified Refinancing Amendment” means an amendment to this Agreement effecting the incurrence of Specified Refinancing Facilities in accordance with Section 2.19.

“Specified Refinancing Facilities” has the meaning specified in Section 2.19(a).

“Specified Refinancing Indebtedness” means Indebtedness incurred by any Borrower pursuant to and in accordance with Section 2.19.

“Specified Refinancing Lenders” has the meaning specified in Section 2.19(b).

“Specified Refinancing Loans” has the meaning specified in Section 2.19(a).

“Specified Refinancing Revolving Commitment” means, as to any Lender, its obligation to make Specified Refinancing Revolving Loans to, and/or participate in Swing Line Loans made to, and/or participate in Letters of Credit issued on behalf of, any Borrower.

“Specified Refinancing Revolving Facilities” has the meaning specified in Section 2.19(a).

“Specified Refinancing Revolving Loans” has the meaning specified in Section 2.19(a).

“Specified Refinancing Term Loan Facilities” has the meaning specified in Section 2.19(a).

“Specified Refinancing Term Loans” has the meaning specified in Section 2.19(a).

“Specified Refinancing Tranche” means Specified Refinancing Facilities with the same terms and conditions made on the same day and any Supplemental Term Loan or Supplemental Revolving Commitments and Loans in respect thereof, as applicable, added to such Tranche pursuant to Section 2.15.

“Specified Representations” means the representations and warranties set forth in Sections 5.01(a)(i) (as it relates to the Parent Borrower), 5.01(b)(ii) (but solely to the extent related to power and authority to execute, deliver and perform the Loan Documents), 5.02(a) and 5.03(a) (in each case, limited to the entry into the Loan Documents, the Borrowings hereunder, and the granting of Guarantees and Liens in the Collateral to secure the Obligations), 5.04, 5.13, 5.21 and 5.22 (but only to the extent related to the creation, validity and (solely with respect to Liens in assets with respect to which a Lien may be perfected by filing of a UCC financing statement under the Uniform Commercial Code or filing of a security agreement with the United States Copyright Office or the United States Patent and Trademark Office) perfection of Liens in respect of Collateral) of this Agreement.

“Specified Transaction” means (a) any Investment or series of related Investments in Equity Interests or assets constituting a line of business of a Person or Persons made by Holdco, the Parent Borrower or any of their respective Subsidiaries in an amount in excess of $225,000,000 made during any Measurement Period in which the aggregate amount of all Investments made by Holdco, the Parent Borrower and their respective Subsidiaries exceeds (or would exceed) $675,000,000, and (b) any Disposition or series of related Dispositions of Equity Interests or assets constituting a line of business of a Person or Persons made by Holdco, the Parent Borrower or any of their respective Subsidiaries in an amount in excess of $225,000,000 made during any Measurement Period in which aggregate amount of all Dispositions made by Holdco, the Parent Borrower and their respective Subsidiaries exceeds (or would exceed) $675,000,000.

“Spot Rate” for any currency shall mean the rate determined in good faith by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Administrative Agent or the applicable L/C Issuer, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer, as applicable, if the Person acting in such capacity does not have as of the date of determination a spot buying rate for such currency; provided, further, that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standard Securitization Undertakings” means representations, warranties, covenants (including repurchase obligations) and indemnities entered into by Holdco or any Subsidiary that Holdco or such Subsidiary, as applicable, has determined in good faith are customary for “non-recourse” accounts receivables financings or factoring or securitization financings.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Submitted Amount” has the meaning specified in Section 2.05(c)(iii)(1).

“Submitted Discount” has the meaning specified in Section 2.05(c)(iii)(1).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdco or the Parent Borrower. All references herein to a “wholly-owned Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which all of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person, other than, to the extent required by the applicable laws of the jurisdiction of organization of such entity (a) any such shares that are required by such laws to be owned by the government of such jurisdiction or individuals or corporate citizens of such jurisdiction in order for such entity to transact business in such jurisdiction and (b) directors qualifying shares.

“Subsidiary Guarantor” means, collectively, each Restricted Subsidiary of Holdco that is or has become a party to the Subsidiary Guaranty and that has not been released as a Subsidiary Guarantor.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit K-2, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.16.

“Successor Rate” has the meaning specified in Section 3.03(c).

“Supplemental Revolving Commitments” has the meaning specified in Section 2.15(a).

“Supplemental Term Loan Commitments” has the meaning specified in Section 2.15(a).

“Supplemental Term Loans” means Term Loans made in respect of Supplemental Term Loan Commitments.

“Supported QFC” has the meaning specified in Section 11.22.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing consisting of simultaneous Swing Line Loans in the same currency made by a Swing Line Lender pursuant to Section 2.04.

“Swing Line Dollar Sublimit” means such amount as may be agreed between the Borrower Representative and the applicable Swing Line Lender. As of the Closing Date, the Swing Line Dollar Sublimit is zero.

“Swing Line Lender” means the applicable Revolving Lender, in its capacity as provider of Swing Line Loans in respect of the Swing Line Dollar Sublimit, and any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative.

“Swing Line Sublimit” means an amount equal to the lesser of (a) the Swing Line Dollar Sublimit and (b) the applicable Revolving Commitment. The Swing Line Sublimit is part of, and not in addition to, the applicable Revolving Commitment. As of the Closing Date, the Swing Line Sublimit is zero.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing of Term Loans of the same Type and Facility.

“Term Commitment” means, as to any Lender, the aggregate of its Initial Term Commitments, Incremental Term Commitment and Supplemental Term Commitments; collectively as to all Lenders the “Term Commitments”.

“Term Lender” means at any time any Lender that has a Term Commitment or that holds Term Loans at such time.

“Term Loan” means an Initial Term Loan, an Incremental Term Loan, an Extended Term Loan or a Specified Refinancing Term Loans, as the context shall require; collectively, the “Term Loans”.

“Term Loan Commitments” means, as to any Lender, the aggregate of its Initial Term Commitments, Incremental Term Commitments, Supplemental Term Commitments, Extended Term Commitments and Specified Refinancing Term Commitments.

“Term Loan Declined Amount” has the meaning specified in Section 2.05(b)(vi).

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means $400,000,000.

“Total Credit Percentage” means, as to any Lender at any time, the percentage which (a) the sum of (i) such Lender’s Revolving Commitment then outstanding (or, if the Revolving Commitments have terminated or expired, the sum of (x) such Lender’s then outstanding Revolving Loans (including, without limitation, in the case of Revolving Loans made by such Lender in any Alternative Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) plus (y) such Lender’s interests in the aggregate L/C Obligations and Swing Line Loans then outstanding) and (ii) such Lender’s then outstanding Term Loans (if any) (including, without limitation, in the case of Term Loans made by such Lender in any Alternative Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and such Lender’s unused Term Loan Commitments (if any) then outstanding constitutes of (b) the sum of (i) the Revolving Commitments of all Lenders then outstanding (or, if the Revolving Commitments have terminated or expired, the sum of (x) the aggregate Revolving Loans of all the Lenders then outstanding (including, without limitation, in the case of Revolving Loans denominated in any Alternative Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) plus (y) the aggregate L/C Obligations and Swing Line Loans of all Lenders then outstanding) and (ii) the aggregate outstanding Term Loans (if any) of all Lenders then outstanding (including, without limitation, in the case of Term Loans denominated in any Alternative Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and aggregate unused Term Loan Commitments of all Lenders (if any) then outstanding.

“Total Exposure” means, as to any Lender at any time, the aggregate amount of Total Revolving Exposure and Total Term Exposure of such Lender at such time; collectively, as to all Lenders, the “Aggregate Total Exposure”.

“Total Revolving Exposure” means, as to any Revolving Lender at any time, the unused Revolving Commitments and the Revolving Exposure of such Revolving Lender at such time; collectively, as to all Lenders, the “Aggregate Total Revolving Exposure”.

“Total Term Exposure” means, as to any Term Lender at any time, the Dollar Equivalent of the unused Term Commitments (if any) and the Outstanding Amount of all Term Loans of such Term Lender at such time; collectively, as to all Lenders, the “Aggregate Total Term Exposure”.

“Trade Date” has the meaning specified in Section 11.06(b)(i)(B).

“Tranche”: (i) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans or Initial Term Commitments under a specified Initial Term Facility, (2) Incremental Loans or Incremental Term Commitments with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Section 2.15, (3) Extended Term Loans (of the same Extension Series) or (4) Specified Refinancing Term Loan Facilities with the same terms and conditions made on the same day, and any Supplemental Term Loans added to such Tranche pursuant to Section 2.15, and (ii) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans or commitments are (1) [reserved], (2) Incremental Revolving Commitments or Incremental Revolving Loans with the same terms and conditions made on the same day and any Supplemental Revolving Commitments and Loans in respect thereof added to such Tranche pursuant to Section 2.15, (3) Extended Revolving Loans or Extended Revolving Commitments (of the same Extension Series) or (4) Specified Refinancing Revolving Facilities with the same terms and conditions made on the same day, and any Supplemental Revolving Commitments and Loans in respect thereof added to such Tranche pursuant to Section 2.15.

“Transactions” means, collectively, any and all of the following (whether or not consummated and whether taking place prior to, on or following the date hereof): (i) [reserved], (ii) the entry into this Agreement and the other Loan Documents, and the incurrence of Indebtedness and Liens pursuant thereto, (iii) the incurrence of Indebtedness and Liens in respect of Permitted Revolving Refinancing Debt, (iv) the Junior Lien Exchange and the incurrence of Indebtedness and Liens pursuant to the Junior Lien Notes (including the entry into any Junior Lien Intercreditor Agreement in respect thereof), (v) the Bridge Refinancing and (vi) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Term SOFR Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan (including a EURIBOR Loan).

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).;

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors of the Parent Borrower in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Parent Borrower may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interest of the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (i) (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.07 and (ii) immediately after such designation, no Specified Event of Default shall result therefrom. The Board of Directors of the Parent Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, no Specified Event of Default shall result therefrom. Any such designation by the Board of Directors of the Parent Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Parent Borrower’s Board of Directors giving effect to such designation and a certificate of a Responsible Officer of the Parent Borrower certifying that such designation complied with the foregoing provisions.

“Unrestricted Cash Amount” means, on any date of determination, the amount of (a) unrestricted cash and Cash Equivalents of Holdco and its Restricted Subsidiaries and (b) cash and Cash Equivalents of Holdco and its Restricted Subsidiaries that are restricted in favor of the Obligations hereunder and/or other permitted pari passu, senior or junior secured Indebtedness and/or other Secured Obligations (which may also include cash and Cash Equivalents secured by Liens in respect of the foregoing), in each case as determined in accordance with GAAP (it being understood that such amount may be determined, at the election of the Parent Borrower, by reference to the consolidated balance sheet of Holdco prepared in accordance with GAAP as of the end of the most recently ended fiscal month of Holdco or the most recently delivered annual or quarterly financial statements pursuant to Section 6.01(a) or (b), as applicable). For the avoidance of doubt, any cash and Cash equivalents held by Holdco or any of its Restricted Subsidiaries outside of the United States shall not be considered “restricted” solely as a result of the repatriation of such cash and cash equivalents being subject to any legal limitation or otherwise resulting in adverse tax consequences to Holdco or any of its Restricted Subsidiaries.

“U.S. Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as U.S. administrative agent for the Lenders hereunder, or any successor administrative agent in such capacity.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voluntary Prepayment Incremental Facility” has the meaning specified in the definition of “Maximum Incremental Facilities Amount”.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means any Subsidiary all of the Equity Interests of which (other than directors’ qualifying shares) are owned directly or indirectly by Holdco and its Wholly-Owned Subsidiaries.

“Works” means motion pictures, video, television, interactive or multi-media programming, audio-visual works, sound recordings, books and other literary or written material, any software, copyright or other intellectual property related thereto, acquired directly or indirectly by purchase, business combination, production, creation or otherwise, any component of the foregoing or rights therein or with respect thereto, of every kind and character, and all improvements thereon, products and proceeds thereof and revenues derived therefrom.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥” mean the lawful currency of Japan.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) any reference to any IRS form shall be construed to include any successor form, and (viii) any time period in this Agreement to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) All references to “in the ordinary course of business” of Holdco, the Parent Borrower or any of their respective Subsidiaries, as applicable, means (i) in the ordinary course of business of Holdco, the Parent Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of Holdco, the Parent Borrower and/or such Subsidiaries in the United States or any other jurisdiction in which any of Holdco, the Parent Borrower or any such Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of Holdco, the Parent Borrower or any such Subsidiary, as applicable, or any similarly situated businesses of the United States or any other jurisdiction in which any of Holdco, the Parent Borrower or any such Subsidiary, as applicable.

(e) Any reference herein to a merger, consolidation, amalgamation, conveyance, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, as applicable, or an allocation of assets to a series of a limited liability company or a limited partnership, as applicable (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, conveyance, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or a limited partnership, as applicable, shall constitute a separate Person hereunder (and each division of any limited liability company or any limited partnership, as applicable, that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(f) With respect to any Default or Event of Default, the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured (a “Cured Default”), any other Default, Event of Default or failure of a condition precedent that resulted or may have resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or (ii) any act or omission by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, act or omission, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, either (I) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents or (II) the cure of the Cured Default, so long as at the time of such representation, warranty, act or omission, no Responsible Officer of the Borrower Representative had actual knowledge of any such Initial Default. Any time period in this Agreement to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.

(g) When determining compliance with any basket, threshold, ratio or other amounts under this Agreement or the other Loan Documents, the Dollar Equivalent shall be calculated as at the date of the incurrence or making of the relevant Disposition, acquisition, Investment, Indebtedness or Restricted Payment or taking other relevant action or, upon the Borrower Representative making an LCT Election, on the LCT Test Date; provided that (x) no Default or Event of Default or breach of any covenant or representation or warranty shall arise merely as a result of a change in the Dollar Equivalent of any relevant amount due to fluctuations in exchange rates and (y) the Dollar Equivalent principal or face amount of any

Indebtedness or Investment outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect), or any modification or interpretative change to GAAP subsequent to the date hereof, be considered a Capital Lease for purposes of this Agreement. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Holdco and its Subsidiaries or to the determination of any amount for Holdco and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdco is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) Pro Forma Determinations. Notwithstanding anything in this Agreement to the contrary:

(i) if on any date of determination Pro Forma Compliance with the requirements of this Agreement is a condition precedent to the consummation of a proposed transaction pursuant to any provision of this Agreement, then for that purpose such compliance shall be determined on a Pro Forma Basis giving effect to (A) such proposed transaction and (B) without duplication, any Specified Transaction that has been consummated during the Measurement Period then most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b) or during the period following such Measurement Period and prior to such date, in each case, as of the first day of such Measurement Period;

(ii) for each Specified Transaction that is consummated during any Measurement Period, compliance with the requirements of this Agreement shall be determined on a Pro Forma Basis giving effect to such Specified Transaction as of the first day of such Measurement Period; and

(iii) for the purpose of calculating Consolidated EBITDA, Consolidated Interest Charges and Consolidated Net Income for any Measurement Period, if during such period Holdco or any Subsidiary shall have made a significant acquisition or significant disposition (with significance calculated in accordance with Article 11 of Regulation S-X under the Securities Act), each of Consolidated EBITDA, Consolidated Interest Charges and Consolidated Net Income shall be calculated giving Pro Forma Effect thereto as if such significant acquisition or disposition occurred on the first day of such period.

(e) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement, including any provision which requires that no Default, Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower Representative, be deemed satisfied, so long as no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interest or Preferred Equity Interest is given. For the avoidance of doubt, if the Borrower Representative has exercised its option under the first sentence of this clause (e), and any Default, Event of Default or specified Default or Event of Default, as applicable, occurs following the date (x) a definitive agreement for the applicable Limited Condition Transaction was entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interest or Preferred Equity Interest is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(f) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Interest Coverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or any other financial measure;

(ii) testing baskets set forth in this Agreement (including baskets measured as a percentage of consolidated total assets or Consolidated EBITDA); or

(iii) any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement, in each case, at the option of the Parent Borrower (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interest or Preferred Equity Interest is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters of Holdco ending prior to the LCT Test Date for which consolidated financial statements of Holdco are available, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with; provided, that (a) if financial statements for one or more subsequent fiscal quarters or fiscal years shall have been delivered pursuant to Section 6.01(a) or 6.01(b), the Borrower Representative may elect, in its sole discretion, to re-determine all such ratios, baskets or amounts on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, baskets or amounts and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, baskets or amounts (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof). For purposes of determining compliance with any ratio, basket or amount on the applicable LCT Test Date, Consolidated Interest Charges for purposes of the Consolidated Interest Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as determined by the Borrower Representative in good faith, which determination shall be conclusive.

For the avoidance of doubt, if the Parent Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates or in Consolidated EBITDA or consolidated total assets of the Parent Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations.

If the Parent Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the incurrence or discharge of Indebtedness or Liens, or the making of Restricted Payments, Asset Sale (or any disposition specifically excluded from the definition of “Asset Sale”), mergers, amalgamations, the conveyance, lease or other transfer of all or substantially all of the assets of the

Parent Borrower or applicable Person or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which (1) such Limited Condition Transaction is consummated, (2) the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (if an acquisition or investment) is terminated or expires without consummation of such Limited Condition Transaction or (3) such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Disqualified Equity Interest or Preferred Equity Interest is revoked or expires without consummation, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated.

(g) Notwithstanding anything to the contrary herein, in calculating any Incurrence Based Amounts (including any Financial Incurrence Tests), any (x) Revolving Loans (or loans under any other revolving facility, including the Existing Revolving Credit Agreement) concurrently incurred, (y) Indebtedness concurrently incurred to fund original issue discount and/or upfront fees and (z) amounts incurred or utilized, or transactions entered into or consummated, in reliance on a Fixed Amount (including under the Voluntary Prepayment Incremental Facility) in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred or utilized, or transaction entered into or consummated, under the applicable Incurrence Based Amount, in each case of the foregoing clauses (x), (y) and (z), shall not be given effect in calculating the applicable Incurrence Based Amount (but giving pro forma effect to all applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness, and the making of any Investment, other Restricted Payment and any Asset Sale (or any disposition specifically excluded from the definition of “Asset Sale”)) and all other pro forma adjustments).

(h) [Reserved].

(i) Notwithstanding anything contained herein to the contrary, if any financial ratios or tests (including, without limitation, any Consolidated Interest Coverage Ratio, Consolidated First Lien Net Leverage Ratio and Consolidated Total Net Leverage Ratio tests) which require compliance in connection with the incurrence of any Indebtedness, incurrence of any Lien or the making of any Investment or other Restricted Payment (“Financial Incurrence Tests”) would be satisfied in any subsequent fiscal quarter following the utilization of any (x) fixed baskets, exceptions or thresholds (including baskets measured as a percentage of consolidated total assets or Consolidated EBITDA) that do not require compliance with a financial ratio or test (“Fixed Amounts”) or (y) baskets, exceptions and thresholds that require compliance with a financial ratio or test (including, without limitation, any Consolidated Interest Coverage Ratio, Consolidated First Lien Net Leverage Ratio and Consolidated Total Net Leverage Ratio tests) (any such amounts, “Incurrence Based Amounts”), then the reclassification of actions or transactions (or portions thereof), including the reclassification of utilization of any Fixed Amounts as incurred or utilized under any available Incurrence Based Amounts, shall be deemed to have automatically occurred even if not elected by the Parent Borrower (unless the Parent Borrower otherwise notifies the Administrative Agent).

1.04 Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative

Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Except as otherwise provided herein, wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term SOFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Term SOFR Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

(c) If any Indebtedness or Liens is incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being incurred), and any such refinancing would cause any threshold based on a dollar amount to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such threshold shall be deemed not have been exceeded so long as the principal amount of such refinancing Indebtedness or Liens do not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

1.06 Additional Alternative Currencies.

(a) The Borrower Representative may from time to time request that Alternative Currency Loans under any Revolving Commitments be made and/or Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely convertible into Dollars. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Term SOFR Loans) or each L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower Representative and (i) the Administrative Agent and such Lenders (with the consent of the Borrower Representative ) may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Alternative Currency Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower Representative and (iii) the Administrative Agent and the L/C Issuer (with the consent of the Borrower Representative) may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (iv) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower Representative.

1.07 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the applicable interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall, for all purposes other than calculating Letter of Credit Fees and fronting fees, be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Alternative Currency Daily Rate”, “Alternative Currency Term Rate”, “Term SOFR” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.11 Borrower Representative. Each Borrower hereby designates the Parent Borrower as the Borrower Representative. The Borrower Representative will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Article II or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

1.12 Representations and Warranties. Notwithstanding anything herein or in any other Loan Document to the contrary, no officer, director or other representative of the Borrower or any Subsidiary shall have any personal liability in connection with any representation, warranty or other certification in, or made pursuant to, this Agreement or any other Loan Document.

1.13 Cashless Rollover. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Specified Refinancing Loans and/or Extended Loans, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender (or other cashless settlement mechanism approved by the Borrower Representative and such Lender), such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments.

(a) [Reserved].

(b) Subject to the terms and conditions set forth herein, (i) each Lender severally agrees to make one or more term loans (each such loan, an “Initial Dollar Term Loan”) to the Parent Borrower in Dollars, in a single draw on the Closing Date, in an aggregate amount not to exceed the amount of such Term Lender’s Initial Dollar Term Commitment and (ii) each Lender severally agrees to make one or more term loans (each such loan, an “Initial Euro Term Loan” and, together with the Initial Dollar Term Loan, the “Initial Term Loans”) to the Parent Borrower in Euro, in a single draw on the Closing Date, in an aggregate amount not to exceed the amount of such Term Lender’s Initial Euro Term Commitment. Initial Dollar Term Loans may be Base Rate Loans or Term SOFR Loans. Initial Euro Term Loans may be EURIBOR Loans. Subject to Section 2.15, amounts paid or prepaid in respect of any of the Initial Term Loans may not be re-borrowed.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans, EURIBOR Loans or other Alternative Currency Term Rate Loans shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, (ii) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing of EURIBOR Loans, Alternative Currency Loans or, in the case of Alternative Currency Term Rate Loans, any continuation, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided that Borrowings of Term SOFR Loans and EURIBOR Loans on the Closing Date may be requested with two Business Days prior notice (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion). Each telephonic notice by the Borrower Representative pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Representative; provided that, if such Loan Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or such lower minimum amounts or multiples as may be agreed to by the Administrative Agent in its reasonable discretion). Each Borrowing of EURIBOR Loans shall be in a principal amount of €5,000,000 or a whole multiple of €1,000,000 in excess thereof (or such lower minimum amounts or multiples as may be agreed to by the Administrative Agent in its reasonable discretion). Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lower minimum amounts or multiples as may be agreed to by the Administrative Agent in its reasonable discretion). Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower Representative is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) the applicable Borrowers. If the Borrower Representative fails to specify a currency in a Loan Notice requesting a Revolving Borrowing, then the Revolving Loans so requested shall be made in Dollars. If the Borrower Representative fails to specify a Type of Loan in a Loan Notice or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, in each case, with respect to a Loan denominated in Dollars, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency , such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage under the applicable Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans, continuation of Revolving Loans denominated in a currency other than Dollars, or the continuation of a Revolving Loan to a Designated Subsidiary Borrower, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 12:30 p.m., in the case of any Loan denominated in Dollars, and not later than 12:30 p.m. at the Applicable Time in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative; provided, however, that if, on the date the Loan Notice with respect to such Borrowing denominated in Dollars is given by the Borrower Representative, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Term SOFR Loan or an Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans or as Alternative Currency Term Rate Loans, as applicable, having Interest Periods of greater than one month (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Loans constituting Term SOFR Loans or as Alternative Currency Term Rate Loans, as applicable, be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans, EURIBOR Loans or other Alternative Currency Term Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Representative and the

Lenders of any change in Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) [Reserved].

(f) The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing. Except as expressly contemplated by Section 2.16(a)(iv), no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of any Borrowing.

(g) With respect to any Alternative Currency Daily Rate, Alternative Currency Term Rate, Term SOFR or SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

2.03 Letters of Credit.

(a) Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein (including Section 2.01), (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower Representative or any Subsidiary, and to amend or extend, Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower Representative and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the L/C Obligations issued by and owing to any L/C Issuer shall not exceed its L/C Commitment unless otherwise agreed to by such L/C Issuer in its sole discretion, and shall not exceed the Letter of Credit Sublimit in any event, (x) the Aggregate Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Revolving Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower Representative for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower Representative that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the applicable Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the applicable Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A)	subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the applicable L/C Issuer has approved such expiry date; or

(B)	the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the applicable L/C Issuer has approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)

any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)	the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)	except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D)	except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)	such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(F)

any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower Representative or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Representative delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective L/C Issuer. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Borrower Representative shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Representative and, if not and upon request by the Administrative Agent, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from the Administrative Agent, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV or in the proviso in Section 2.03(a)(i)(w) – (z) shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower Representative or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Revolving Commitment Percentage times the amount of such Letter of Credit.

(iii) If the Borrower Representative so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower Representative shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower Representative and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower Representative and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower Representative shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower Representative shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower Representative will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower Representative of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 12:00 noon on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, if the Borrower

Representative has been so notified at or before 11:00 a.m. on such date, otherwise not later than 11:00 a.m. on the next Business Day, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower Representative shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable Alternative Currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Borrower Representative, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower Representative agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Borrower Representative fails to timely reimburse the applicable L/C Issuer on the Honor Date, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Revolving Commitment Percentage thereof. In such event, the Borrower Representative shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Parent Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, Holdco, the Parent Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower Representative of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Parent Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Commitment Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i), is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Parent Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute,

unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Holdco, the Parent Borrower or any other Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Parent Borrower or any waiver by any L/C Issuer which does not in fact materially prejudice the Parent Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, judicial manager or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Holdco, the Parent Borrower or any other Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Holdco, the Parent Borrower or any other Subsidiary.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will immediately notify the applicable L/C Issuer. The Parent Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Parent Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Parent Borrower which the Parent Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The applicable L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Parent Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the applicable L/C Issuer shall not be responsible to the Parent Borrower for, and such L/C Issuer’s rights and remedies against the Parent Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Parent Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to adjustment as provided in Section 2.17, with its Applicable Revolving Commitment Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the fifteenth Business Day after the end of each March 31, June 30, September 30 and December 31, commencing with the second full fiscal quarter following the Closing Date (if applicable), on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while an Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Parent Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125% (with respect to Letters of Credit issued by any L/C Issuer party thereto) or as separately agreed upon in writing from time to time between the Parent Borrower and any other L/C Issuer, computed on the Dollar Equivalent of the daily stated amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the fifteenth Business Day after the end of each March 31, June 30, September 30 and December 31 in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Parent Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of a Subsidiary of the Parent Borrower, the Parent Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit in support of obligations of a Subsidiary of the Parent Borrower inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of its Subsidiaries.

(l) Additional L/C Issuers. The Borrower Representative may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an L/C issuer under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Revolving Lenders. Any Revolving Lender designated as an issuing bank pursuant to this Section 2.04(l) shall be deemed to be an “L/C Issuer” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other L/C Issuer or L/C Issuers and such Revolving Lender. Any such additional L/C Issuer may resign as L/C Issuer (with respect to any future issuances, including renewals) upon ten Business Days’ notice to the Revolving Lenders.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion, make loans (each such loan, a “Swing Line Loan”) to the Parent Borrower or any Designated Subsidiary Borrower that is organized in the United States, which shall consist of Swing Line Loans denominated in Dollars, in an aggregate principal amount not to exceed the Swing Line Dollar Sublimit; provided, that (x) after giving effect to any Swing Line Loan, (i) the Aggregate Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the Revolving Exposure of any Revolving shall not exceed such Revolving Lender’s Revolving Commitment, (y) the applicable Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the applicable Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the applicable Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be denominated in Dollars and shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by: (A) telephone or (B) a Swing Line Loan Notice. Each such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. Eastern time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 or a whole multiple of $500,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice to the applicable Swing Line Lender must be confirmed promptly by delivery to it and the Administrative Agent of a written Swing Line Loan Notice in such form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower. Promptly after receipt by the applicable Swing Line Lender of any Swing Line Loan Notice, the applicable Swing Line Lender will confirm with the Administrative Agent in writing that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the applicable Swing Line Lender will notify the Administrative Agent in writing of the contents thereof. Unless the applicable Swing Line Lender has received notice in writing from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. Eastern time on the date of the proposed Swing Line Borrowing (A) directing the applicable Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the applicable Swing Line Lender will, not later than 3:00 p.m. Eastern time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower by wire transfer to the account specified by the applicable Borrower in its Swing Line Loan Notice.

(c) Refinancing of Swing Line Loans.

(i) The applicable Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the applicable Swing Line Lender to so request on its behalf), that each Lender make a Term SOFR Loan or Alternate Currency Term Rate Loan (with a one-month Interest Period) in the applicable currency in an amount equal to such Lender’s Applicable Revolving Commitment Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Term SOFR Loans or Alternate Currency Term Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The applicable Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the applicable Swing Line Lender at the Administrative Agent’s Office for payments in such currency not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Term SOFR Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Term SOFR Loans or Alternate Currency Term Rate Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by the applicable Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the applicable Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the applicable Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative processing or similar fees customarily charged by the applicable Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the applicable Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c)is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such

Swing Line Loan, the applicable Swing Line Lender (through the Administrative Agent) will distribute to such Lender its Applicable Revolving Commitment Percentage thereof in the same funds as those received by the applicable Swing Line Lender.

(ii) If any payment received by the applicable Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable Swing Line Lender in its discretion), each Lender shall pay to such Swing Line Lender its Applicable Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the applicable Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans made by it. Until each Lender funds its Term SOFR Loan or Alternate Currency Term Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Revolving Commitment Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Commitment Percentage shall be solely for the account of the applicable Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of its Swing Line Loans directly to the applicable Swing Line Lender.

2.05 Prepayments.

(a) Optional

(i) Each Borrower may, upon notice from the Borrower Representative to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty except as provided below; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent and, if relevant, the respective Swing Line Lender), appropriately completed and signed by a Responsible Officer, and received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Term SOFR Loans, (B) three Business Days (or four, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of EURIBOR Loans or other Alternative Currency Loans and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of EURIBOR Loans shall be in a minimum principal amount of €5,000,000 or a whole multiple of €1,000,000 in excess thereof; (iv) any prepayment of Alternative Currency Loans (other than EURBIOR Loans and Alternative Currency Daily Rate Loans) shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (v) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; or, in each case of the foregoing, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid, and, if Term SOFR Loans, EURIBOR Loans or other Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans, and any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice in respect of any Loans, and of the amount of such Lender’s Applicable Percentage of such prepayment. Following such notice by the Borrower Representative, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Term SOFR Loan and any Alternative Currency Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required to be paid pursuant to Section 3.05. Subject to Section 2.17, each such prepayment of Loans shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Each prepayment of Initial Term Loans pursuant to this Section 2.05(a) made prior to the six-month anniversary of the Closing Date in an amount equal to the Net Cash Proceeds received by Holdco, the Parent Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Repricing Transaction shall be accompanied by the payment of the fee required by Section 2.09(b).

(ii) The applicable Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. Eastern time on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the applicable Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) If the Administrative Agent notifies the Borrower Representative at any time that the Aggregate Revolving Outstandings at such time exceed an amount equal to 105% of the Aggregate Revolving Commitments then in effect, then, within two Business Days after receipt of such notice, the applicable Borrowers shall prepay Revolving Loans and/or the applicable Borrowers shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.16(a), the applicable Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(a)(iii) unless after the prepayment in full of the Revolving Loans, the Aggregate Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(b) Mandatory

(i) Excess Cash Flow. Follwing the end of each fiscal year of the Parent Borrower, commencing with the first full fiscal year ending after the Closing Date, the Parent Borrower shall, in accordance with Section 2.05(b)(vi), prepay the Term Loans within five Business Days following the day on which annual financial statements in respect of the immediately preceding fiscal year are delivered pursuant to Section 6.01(a) (each, an “ECF Payment Date”), in an amount equal to (A) (1) 50.0% (as may be adjusted pursuant to the last proviso of this Section 2.05(b)(i)) of the

Parent Borrower’s Excess Cash Flow for such fiscal year (such amount, the “Applicable ECF Amount”) (if and to the extent that the Applicable ECF Amount exceeds the greater of (x) $1,320,000,000 and (y) 15.0% of Consolidated EBITDA for as of the last day of the most recently ended Measurement Period (and then only with respect to amounts in excess of such threshold)), minus (2) the sum of (q) the aggregate principal amount (including the amount of any applicable premium, make-whole or penalty payment) of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) repaid or prepaid pursuant to Section 2.07(c) or Section 2.05(a), Revolving Loans (including Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans) prepaid pursuant to Section 2.05(a) to the extent accompanied by a corresponding permanent Revolving Commitment reduction, Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, redeemed, repurchased or retired, any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) pursuant to Section 2.05(c) or Section 11.06(h) (by Holdco, the Parent Borrower or their Restricted Subsidiaries) (provided that such deduction for prepayments pursuant to Section 2.05(c) or Section 11.06(h) at less than par (by Holdco, the Parent Borrower or their Restricted Subsidiaries), shall be limited to the actual cash amount of such prepayment) and any repayment or prepayment of Junior Lien Notes, in each case together with the amount of any applicable premium, make-whole or penalty payments made in connection with such prepayment, repayment, redemption, repurchase or retirement, in each case during such fiscal year (which, in any event, shall not include any designated prepayment pursuant to clause (u), (x) or (y) below), (r) the aggregate principal amount (including the amount of any applicable premium, make-whole or penalty payment) of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) repaid pursuant to Section 2.07(c) and Pari Passu Indebtedness repaid pursuant to any amortization schedule provided for in such facility, in each case during such fiscal year, (s) the aggregate amount of cash consideration (including any expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments) paid by Holdco and the Restricted Subsidiaries (on a consolidated basis) in connection with any Investments (including acquisitions) made during such fiscal year constituting “Permitted Investments” (other than Permitted Investments of the type described in clause (3) of the definition thereof and intercompany Investments by and among the Parent Borrower and its Restricted Subsidiaries) or made pursuant to Section 7.07 (which, in any event, shall not include any Contract Consideration previously deducted pursuant to clause (z) below), (t) the amount of Capital Expenditures or acquisition of Intellectual Property either made in cash or accrued during such fiscal year (provided that, whether any such Capital Expenditures or acquisition of Intellectual Property shall be deducted for the fiscal year in which cash payments for such Capital Expenditures or acquisition of Intellectual Property have been paid or the fiscal year in which such Capital Expenditures or acquisition of Intellectual Property have been accrued shall be at the Borrower Representative’s election; provided, further that, in no case shall any accrual of a Capital Expenditure which has previously been deducted under this clause (t) give rise to a subsequent deduction upon the making of such Capital Expenditure in cash in the same or any subsequent fiscal year) (which, in any event, shall not include any Capital Expenditures or acquisition of Intellectual Property previously deducted pursuant to clause (z) below), (u) the aggregate principal amount (including the amount of any applicable premium, make-whole or penalty payment) of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) repaid, prepaid pursuant to Section 2.07(c) or 2.05(a), Revolving Loans (including Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans) prepaid pursuant to Section 2.05(a) to the extent accompanied by a corresponding permanent Revolving Commitment reduction, Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, (including pursuant to any amortization schedule) redeemed, repurchased or retired, voluntarily prepaid, repaid, redeemed, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) pursuant to Section 2.05(c) or Section 11.06(h) (by the Parent Borrower or its Restricted Subsidiaries) (provided that such deduction for prepayments pursuant to Section 2.05(c) or Section 11.06(h) at less than par (by the Parent Borrower or its Restricted Subsidiaries) shall be limited to the actual cash amount of such prepayment), in each case together with the amount of any applicable premium, make-whole or penalty payments made in connection with such prepayment, repayment, redemption, repurchase or retirement, in each case during the period beginning with the day following the last day of such fiscal year and ending on the ECF Payment Date and stated by the Borrower Representative as prepaid pursuant to this Section 2.05(b)(i) (which, in any event, shall not include any designated prepayment pursuant to clause (x) or (y) below), (v) [reserved], (w) [reserved], (x) the aggregate principal amount (including the amount of any applicable premium, make-whole or penalty payment) of Revolving Loans (including Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans) prepaid pursuant to Section 2.05(a) during such fiscal year, in each case to the extent such amounts were drawn to fund any “flex” OID or additional upfront fees in respect of the Initial Term Loans or any Incremental Term Loans and stated by the Borrower Representative as prepaid pursuant to this Section 2.05(b)(i) (which, in any event, shall not include any designated prepayment pursuant to clause (y) below), (y) the aggregate principal amount (including the amount of any applicable premium, make-whole or penalty payment) of Revolving Loans (including Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans) prepaid pursuant to Section 2.05(a) during the period beginning with the day following the last day of such fiscal year and ending on the ECF Payment Date and stated by the Borrower Representative as prepaid pursuant to this Section 2.05(b)(i), to the extent such amounts were drawn to fund any “flex” OID or additional upfront fees in respect of the Initial Term Loans or any Incremental Term Loans and stated by the Borrower Representative as prepaid pursuant to this Section 2.05(b)(i) and (z) at the Borrower Representative’s election, without duplication of amounts deducted from Excess Cash Flow pursuant to this Section 2.05(b)(i)(A)(2) in respect of prior fiscal years, (I) the aggregate consideration required to be paid in cash by the Borrower Representative or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year and (II) planned cash expenditures by the Parent Borrower or any of the Restricted Subsidiaries, relating to any Investments constituting “Permitted Investments” (other than Permitted Investments of the type described in clause (3) of the definition thereof and intercompany Investments by and among the Parent Borrower and its Restricted Subsidiaries) or made pursuant to Section 7.07 or Capital Expenditures or acquisitions of Intellectual Property or other assets to be consummated or made during the period of four consecutive Fiscal Quarters of the Parent Borrower following the end of such fiscal year, provided that to the extent the aggregate amount of cash actually utilized to finance such Investments, Capital Expenditures or acquisitions of Intellectual Property or other assets during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters (provided that, except as otherwise specified herein, no prepayments made pursuant to the other clauses of this Section 2.05(b)(ii) or (iv) shall be included in Section 2.05(b)(i)(2)(q), (r), (s), (t), (u), (x), (y) or (z)), in each case, excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness (unless, in the case of clause (s) or (t), such Indebtedness has been repaid) or the issuance of Equity Interest or other equity interests (the amount described in this clause (A), the “ECF Prepayment Amount”) minus (B) the portion of such ECF Prepayment Amount applied or offered (to the extent the Parent Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on no more than a pro rata basis with the

Term Loans; provided that such percentage in clause (1) above shall be reduced to (x) 25.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the immediately preceding fiscal year was less than or equal to 2.05 to 1.00, after giving pro forma effect to the applicable prepayment with the Applicable ECF Amount pursuant to this Section 2.05(b)(i) (y) 0.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the immediately preceding fiscal year was less than or equal to 1.80 to 1.00, after giving pro forma effect to the applicable prepayment with the Applicable ECF Amount pursuant to this Section 2.05(b)(i); provided, further, that, with respect to any portion of the Applicable ECF Amount in excess of the portion required to achieve, on a pro forma basis, the Consolidated First Lien Net Leverage Ratio threshold specified in the immediately foregoing proviso, such reduced percentage shall apply.

(ii) Asset Sales. The Parent Borrower shall, in accordance with Section 2.05(b)(vi), prepay the outstanding Term Loans to the extent required by Section 7.03(d) (subject to Section 7.03(e)); provided that, for so long as any Initial Term Loans are outstanding and notwithstanding anything to the contrary included in Section 7.03(d), the Parent Borrower shall be prohibited from reinvesting any Net Available Cash of a Major S&S Asset Sale pursuant to Section 7.03(d)(i).

(iii) [Reserved].

(iv) Debt Sweep. If on or after the Closing Date, Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries shall incur (A) Specified Refinancing Term Loans or (B) Indebtedness for borrowed money (excluding Indebtedness permitted pursuant to Section 7.02), the applicable Borrower shall, in accordance with Section 2.05(b)(v), prepay the Initial Term Loans (or, in the case of the incurrence of any Specified Refinancing Term Loans, the Tranche of Term Loans being refinanced) in an amount equal to 100.0% of the Net Cash Proceeds thereof minus the portion of such Net Cash Proceeds applied or offered (to the extent Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on a no more than pro rata basis with the Initial Term Loans, in each case with such prepayment to be made on or before the fifth Business Day following notice given to each relevant Lender of the Prepayment Date, as contemplated by Section 2.05(b)(vi).

(v) Subject to the last sentence of Section 2.05(b)(vi), each prepayment of Term Loans pursuant to Section 2.05(b)(i), Section 2.05(b)(ii) or Section 2.05(b)(iv) (other than a prepayment with the proceeds of Specified Refinancing Term Loans) shall be allocated pro rata among the Initial Term Loans, the Incremental Term Loans, the Extended Term Loans and the Specified Refinancing Term Loans; provided, that at the request of the Borrower Representative, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis. Each prepayment of Term Loans pursuant to Section 2.05(a) shall be applied within each applicable Tranche of Term Loans to the respective installments of principal thereof in the manner directed by the Borrower Representative (or, if no such direction is given, in direct order of maturity). Each prepayment of Term Loans pursuant to Section 2.05(b)(i), Section 2.05(b)(ii) or Section 2.05(b)(iv) shall be applied within each applicable Tranche of Term Loans, first, to the accrued interest on the principal amount of Term Loans being prepaid and, second, to the respective installments of principal thereof in the manner directed by the Borrower Representative (or, if no such direction is given in direct order of maturity).

(vi) The Borrower Representative shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans (x) pursuant to Section 2.05(b)(i), three Business Days prior to the date on which such payment is due and (y) pursuant to Section 2.05(b)(ii) or Section 2.05(b)(iv), promptly (and in any event within five Business Days) upon becoming obligated to make such prepayment. Such notice shall state that the Borrowers are offering to make or will make such mandatory prepayment (i) in the case of mandatory prepayments pursuant to Section 2.05(b)(ii), on or before the date specified in Section 7.03(d) and (ii) in the case of mandatory prepayments pursuant Section 2.05(b)(i) or Section 2.05(b)(iv), on or before the date specified in such clause, as the case may be (each, a “Prepayment Date”). Subject to the following sentence, once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in the last sentence of this 2.05(b)(vi)). Any such notice of prepayment pursuant to Section 2.05(b) may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Borrower Representative (by written notice to the Administrative Agent, on or prior to the specified effective date) if such condition is not satisfied or waived. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the Prepayment Date. The Borrower Representative (in its sole discretion) may give each Lender the option (in its sole discretion) to elect to decline any such prepayment (other than a prepayment pursuant to Section 2.05(b)(i), except as otherwise provided for in the last sentence of Section 2.05(b)(v)) by giving notice of such election in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is three Business Days prior to the Prepayment Date (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower Representative of such election. Any amount so declined by any Lender (the “Term Loan Declined Amount”) may, at the option of the Borrower Representative, be applied to the payment or prepayment of Indebtedness, including any Junior Debt, or otherwise be retained by Holdco, the Parent Borrower and their Restricted Subsidiaries and/or applied by Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries in any manner not inconsistent with this Agreement.

(vii) Without limitation of Sections 2.15 and 7.02(l), amounts prepaid on account of Term Loans pursuant to Section 2.05(b)(i), (ii) or (iv) may not be reborrowed.

(viii) In addition, if Holdco or the Parent Borrower determines in good faith, which determination shall be conclusive, that repatriating any amounts attributable to Foreign Subsidiaries that are required to be applied to prepay Term Loans pursuant to Section 2.07(c) (x) would result in material adverse tax consequences to Holdco or any of their respective Subsidiaries or (y) (1) could reasonably be expected to be prohibited or delayed by or violate or conflict with applicable local law, (2) is restricted by applicable organizational documents or any agreement, (3) is subject to other organizational or administrative impediments from being repatriated to the United States or (4) conflicts with the fiduciary duties of the applicable directors, or results in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager, then, in each case Holdco or the Parent Borrower, as applicable, shall not be required to prepay such amounts as required thereunder, and such amounts may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (y), Holdco or the Parent Borrower, as applicable, shall take commercially reasonable actions to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, the applicable organizational documents or agreements, the applicable organizational impediments or other impediment to permit repatriation of the proceeds subject to such prepayments.

(ix) [Reserved].

(x) Notwithstanding anything to the contrary herein, this Section 2.05 may be amended (and the Lenders and the other Secured Parties hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Term Loans added pursuant to the terms of this Agreement.

(c) Notwithstanding anything in any Loan Document to the contrary, so long as no Specified Event of Default would result therefrom, the Borrowers may prepay the outstanding Term Loans on the following basis:

(i) The Borrowers shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.05(c); provided that the Borrower Representative shall not initiate any action under this Section 2.05(c) in order to make a Discounted Term Loan Prepayment unless (1) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by any Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) or (2) at least three Business Days shall have passed since the date the Borrower Representative was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower Representative’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion). Each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrowers then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdco, the Parent Borrower, any of their respective Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdco, the Parent Borrower, any of their respective Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdco, the Parent Borrower, any of their respective Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Discounted Term Loan Prepayment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders. Any Term Loans prepaid pursuant to this Section 2.05(c) shall be immediately and automatically cancelled.

(ii) Borrower Offer of Specified Discount Prepayment.

(1) The Borrower Representative may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower Representative, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate principal amount not less than $5,000,000 and whole increments of $500,000 in excess thereof (or, in the case of Term Loans denominated in Euro, in an aggregate principal amount not less than €5,000,000 and whole increments of €500,000 in excess thereof) (or, in each case, such lower minimum amounts or multiples as may be agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower Representative) (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the Borrowers will make prepayment of outstanding Term Loans pursuant to this Section 2.05(c)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower Representative and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative

Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower Representative of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower Representative and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Representative shall be due and payable by the Borrowers on the Discounted Prepayment Effective Date in accordance with Section 2.05(c)(vi) (subject to Section 2.05(c)(x)).

(iii) Borrower Solicitation of Discount Range Prepayment Offers.

(1) The Borrower Representative may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower Representative, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrowers are willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrowers, (III) the Discount Range Prepayment Amount shall be in an aggregate principal amount not less than $5,000,000 and whole increments of $500,000 in excess thereof (or, in the case of Term Loans denominated in Euro, in an aggregate principal amount not less than €5,000,000 and whole increments of €500,000 in excess thereof) (or, in each case, such lower minimum amounts or multiples as may be agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such solicitation by the Borrower Representative shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower Representative) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower Representative and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.05(c)(iii). The Borrowers agree to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Section 2.05(c)(iii)(3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the Borrowers will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower Representative and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower Representative of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate

Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower Representative and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Representative shall be due and payable by the Borrowers on the Discounted Prepayment Effective Date in accordance with Section 2.05(c)(vi) (subject to Section 2.05(c)(x)).

(iv) Borrower Solicitation of Discounted Prepayment Offers.

(1) The Borrower Representative may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower Representative, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrowers are willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate principal amount not less than $5,000,000 and whole increments of $500,000 in excess thereof (or, in the case of Term Loans denominated in Euro, in an aggregate principal amount not less than €5,000,000 and whole increments of €500,000 in excess thereof) (or, in each case, such lower minimum amounts or multiples as may be agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such solicitation by the Borrower Representative shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower Representative) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(2) The Administrative Agent shall promptly provide the Borrower Representative with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower

Representative shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrowers are willing to accept (the “Acceptable Discount”), if any; provided that the Acceptable Discount shall not be an Offered Discount that is larger than the smallest Offered Discount for which the sum of all Offered Amounts affiliated with Offered Discounts that are larger than or equal to such smallest Offered Discount would, if purchased at such smallest Offered Discount, yield an amount at least equal to the Solicited Discounted Prepayment Amount. If the Borrower Representative elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower Representative from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower Representative shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower Representative by the Acceptance Date, the Borrower Representative shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower Representative and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrowers at the Acceptable Discount in accordance with this Section 2.05(c)(iv). If the Borrower Representative elects to accept any Acceptable Discount, then the Borrowers agree to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrowers shall prepay outstanding Term Loans pursuant to this Section 2.05(c)(iv) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent

(in consultation with the Borrower Representative and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower Representative of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower Representative and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Representative shall be due and payable by the Borrowers on the Discounted Prepayment Effective Date in accordance with Section 2.05(c)(vi) (subject to Section 2.05(c)(x)).

(v) Expenses. In connection with any Discounted Term Loan Prepayment, the Borrowers and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrowers in connection therewith.

(vi) Payment. If any Term Loan is prepaid in accordance with Section 2.05(c)(ii) through (iv) above, the Borrowers shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrowers shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in immediately available funds not later than 11:00 A.M., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(c) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Section 2.05(c) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Section 2.05(c) and (ii) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Section 2.05(c) as if made at par. It is also understood and agreed that prepayments pursuant to this Section 2.05(c) shall not be subject Section 2.05(a), or, for the avoidance of doubt, Section 2.13.

(vii) Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(c), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower Representative.

(viii) Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(c), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix) Actions of Administrative Agent. Each of the Borrowers and the Lenders acknowledges and agrees that the Administrative Agent may perform any and all of its duties under this Section 2.05(c) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(c) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(c).

(x) Revocation. The Borrower Representative shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrowers to make any prepayment to a Lender pursuant to this Section 2.05(c) shall not constitute a Default or Event of Default under Subsection 9.1 or otherwise).

(xi) No Obligation. This Section 2.05(c) shall not (i) require the Borrowers to undertake any prepayment pursuant to this Section 2.05(c) or (ii) limit or restrict the Borrowers from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.

2.06 Termination or Reduction of Commitments.

(a) The Borrower Representative may, upon notice to the Administrative Agent, from time to time permanently reduce the Commitments of any Tranche; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction and shall specify the amount of each Tranche of Commitments to be reduced and the amount of each such reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof (or in the case of Commitments denominated in Euro, in an aggregate amount of €10,000,000 or any whole multiple of €1,000,000 in excess thereof), (iii) in the case of the Aggregate Revolving Commitments, the Borrower Representative shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Aggregate Revolving Outstandings would exceed the Aggregate Revolving Commitments, (iv) in the case of the applicable Revolving Commitments, if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line

Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess; provided that any such reduction in the Sublimit shall be allocated between the Letter of Credit Sublimit and the Swing Line Dollar Sublimit as directed by the Borrower Representative and, in the absence of such direction, pro rata among the Swing Line Dollar Sublimit and the Letter of Credit Sublimit, and (v) any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Applicable Lenders of any such notice of termination or reduction of the Aggregate Commitments or Commitments of any Tranche, as applicable. In the case of the Aggregate Revolving Commitments, the amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower Representative. Any reduction of the Commitments of any Tranche shall be applied to the Commitment of such Tranche of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. For the avoidance of doubt, upon termination of the Commitments and payment in full of all Obligations in cash and in immediately available funds (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), this Agreement shall automatically terminate and the Administrative Agent shall comply with Section 9.01(c) and Section 9.10. The Borrower Representative may terminate the Commitments of any Defaulting Lender on a non-pro rata basis.

(b) To the extent not previously terminated, all unused Initial Term Commitments hereunder shall automatically terminate on the Closing Date (after giving effect to the Initial Term Loans made on such date).

2.07 Repayment of Loans. In each case subject to the terms and provisions of the Pari Passu Intercreditor Agreement:

(a) Each Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Lenders on the applicable Maturity Date for Revolving Loans the aggregate principal amount of Revolving Loans made to such Borrower outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the applicable Maturity Date for Swing Line Loans.

(c) The Initial Dollar Term Loans of all the Term Lenders shall be payable in consecutive quarterly installments beginning on December 31, 2026 up to and including the Initial Term Loan Maturity Date (subject to reduction as provided in Section 2.05), on the dates (each such date, an “Installment Date”) (or if such Installment Date would otherwise end on a day that is not a Business Day, such Installment Date shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Installment Date into another calendar month in which event such Installment Date shall end on the immediately preceding Business Day) and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable Installment Dates (or, if less, the aggregate amount of such Initial Term Loans then outstanding):

Date	Amount
The last day of each Fiscal Quarter ending prior to the Initial Term Loan Maturity Date	0.25% of the aggregate principal amount of the Initial Term Loans on the Closing Date

Initial Term Loan Maturity Date	All unpaid aggregate principal amounts of any outstanding Initial Term Loans

(d) The Initial Euro Term Loans of all the Term Lenders shall be payable in full on the Initial Term Loan Maturity Date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, (iii) each EURIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the EURIBOR Screen Rate for such Interest Period plus the Applicable Rate, (iv) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate; (v) each Alternative Currency Term Rate Loan (other than EURIBOR Loans) shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate; and (vi) each Swing Line Loan denominated in Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) [Reserved].

(b) Prepayment Premium. If prior to the six-month anniversary of the Closing Date, any Borrower makes an optional prepayment or mandatory prepayment pursuant to Section 2.05(a) or Section 2.05(b)(iv) of all or a portion of the Initial Term Loans in an amount equal to the Net Cash Proceeds received by the Parent Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing, in each case, in connection with a Repricing Transaction, the applicable Borrowers shall pay to the Administrative Agent, for the ratable account of each Initial Term Lender holding such Initial Term Loans, a prepayment premium of 1.00% of the aggregate principal amount of Initial Term Loans being prepaid. If, prior to the six-month anniversary of the Closing Date, any Lender is replaced pursuant to Section 11.13(e) in connection with any amendment of this Agreement to replace the Initial Term Loans) that results in a Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Section 2.18(e) or Section 11.13(e)) shall receive a fee equal to 1.00% of the principal amount of the Initial Term Loans of such Lender assigned to a replacement Lender pursuant to Section 2.18(e) or Section 11.13(e).

(c) Other Fees. (i) The Parent Borrower shall pay to the Administrative Agent for its own account, in Dollars, the fees in the amounts and at the times specified in the Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Parent Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is calculated by reference to the Prime Rate shall be made on the basis of a year of 365/366 days, as the case may be, and actual days elapsed. All other computations of fees and interest, including those with respect to Term SOFR Loans and Alternative Currency Loans determined by reference to EURIBOR, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 360-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(b), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest and fees on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest and fees on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case, at the option of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans (or, in the case of any Borrowing of Base Rate Loans or Alternative Currency Daily Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or Alternative Currency Daily Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment, prepayment or repayment of principal, interest, fees or otherwise, referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment or (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed), if such Borrower has not in fact made such payment in such amount, then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c), and of the Lenders to fund participations in Letters of Credit and Swing Line Loans, are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Collateral Proceeds. Subject to the Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, as applicable, with respect to any proceeds of Collateral received by the Administrative Agent or the Collateral Agent (whether as a result of any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied on a pro rata basis among the relevant Lenders under the Loans being prepaid as specified by the Borrower) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied, subject to the provisions of any applicable intercreditor agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Collateral Agent from the Parent Borrower or Holdco, second, to pay any fees, indemnities or expense reimbursements then due to the Lenders (in their capacities as such) from the Borrowers, third, to pay interest (including post-petition interest, whether or not an allowed claim in any claim or proceeding under any Debtor Relief Laws) then due and payable on the Loans ratably, fourth, to repay principal on the Loans; fifth, to the payment of any other Obligation due to any Lender Party by the Borrowers; and sixth, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Parent Borrower or as otherwise required by Law.

2.13 Sharing of Payments by Lenders.

(a) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13(a) shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to Holdco or any Subsidiary thereof (as to which the provisions of this Section 2.13(a) shall apply).

Nothing in this Section 2.13 shall be construed to limit the applicability of Section 2.12(f) in the circumstances where Section 2.12(f) is applicable in accordance with its terms. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(b) Except as expressly otherwise provided herein, each payment (including each prepayment, but excluding payments made pursuant to Section 2.09(b) 2.15, 2.17, 2.18, 2.19, 2.20, 3.01, 3.02, 3.04, 3.05, 11.06 or 11.13) by a Borrower on account of principal of and interest on account of any Loans of a given Tranche (other than (v) payments in respect of any difference in the Applicable Rate, Term SOFR, a Relevant Rate or Base Rate in respect of any Tranche, (w) any payments pursuant to Section 2.05(b)) to the extent declined by any Lender in accordance with Section 2.05(b)(vi), (x) any payments pursuant to Section 2.05(c) which shall be allocated as set forth in Section 2.05(c), (y) [reserved] and (z) [reserved]) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans of such Tranche then held by the respective Lenders.

(c) This Section 2.13 may be amended in accordance with Subsection 11.01(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Subsections 2.08, 2.10, 2.11 and 11.01(h), as applicable, or pursuant to any other credit or letter of credit facility added pursuant to Subsection 2.08 or 11.01(e).

2.14 Designated Subsidiary Borrowers.

(a) The Borrower Representative may at any time, upon not less than five Business Days’ notice from the Borrower Representative to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request the designation of any additional wholly-owned Domestic Subsidiary of Holdco or the Parent Borrower (each, an “Applicant Borrower”) as a Designated Subsidiary Borrower to receive Loans hereunder by (i) delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a “Designated Subsidiary Borrower Request and Assumption Agreement”) and (ii) promptly following a request by the Administrative Agent, providing all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act (such obligations, collectively, the “KYC Obligations”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (a) the Administrative Agent shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, and Notes signed by such new Borrowers to the extent the Administrative Agent or (in the case of Notes) any Lender so require and (b) each Lender shall have complied with its KYC Obligations and be satisfied with the results thereof. If the Administrative Agent approves the Borrower Representative’s request and agrees that an Applicant Borrower shall become a Designated Subsidiary Borrower and be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a “Designated Subsidiary Borrower Notice”) to the Borrower Representative and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Subsidiary Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Subsidiary Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Subsidiary Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Subsidiary Borrower until the date five Business Days after such effective date.

(b) Each Subsidiary of the Parent Borrower that is or becomes a “Designated Subsidiary Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Borrower Representative as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Subsidiary Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Borrower Representative, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Borrower Representative in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Subsidiary Borrower.

(c) The Borrower Representative may from time to time, upon not less than five (5) Business Days’ notice from the Borrower Representative to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate any Designated Subsidiary Borrower’s status. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Subsidiary Borrower’s status.

2.15 Incremental Facilities.

(a) So long as no Specified Event of Default would arise therefrom, the Borrower Representative shall have the right (on behalf of the applicable Borrower or Borrowers or, in the case of Incremental Loans the proceeds of which will be subject to an escrow or other similar arrangement, on behalf of an Escrow Subsidiary (any such Escrow Subsidiary, an “Escrow Borrower”)), at any time and from time to time after the Closing Date, (i) to request new term loan commitments, including delayed draw term loan commitments (the “New Delayed Draw Term Commitments”), under one or more new term loan credit facilities to be included in this Agreement (the “Incremental Term Commitments”), (ii) to increase the Existing Term Loans by requesting new term loan commitments to be added to an Existing Tranche of Term Loans (the “Supplemental Term Commitments”), (iii) to increase the Existing Revolving Commitments by requesting new Revolving Commitments be added to an Existing Tranche of Existing Revolving Commitments (the “Supplemental Revolving Commitments”), (iv) to request new commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”) and (v) to request new letter of credit facility commitments under one or more new letter of credit facilities to be included in this Agreement (the “Incremental Letter of Credit Commitments” and, together with the Incremental Term Commitments, Supplemental Term Commitments, Supplemental Revolving Commitments and Incremental Revolving Commitments, the “Incremental Commitments”), provided that, (i) (x) the aggregate amount of Incremental Commitments (other than New Delayed Draw Term Commitments if the Borrower Representative, at its option, has elected to establish such New Delayed Draw Term Commitments in compliance with the immediately following subclause (y)) permitted pursuant to this Section 2.15 shall not exceed, at the time the respective Incremental Commitment becomes effective (and after giving effect to the incurrence of Indebtedness in connection therewith and the application of proceeds of any such Indebtedness, including to refinance other Indebtedness), the Maximum Incremental Facilities Amount at such time and (y) if the Borrower Representative, at its option, has elected to establish New Delayed Draw Term Commitments in compliance with this subclause (y), the aggregate amount of such New Delayed Draw Term Commitments shall be unlimited at the time such New Delayed Draw Term Commitments are established; provided that, (A) Term Loans may only be incurred in respect of such New Delayed Draw Term Commitments if at the time of incurrence thereof (and after giving effect to the application of proceeds of any such Term Loans to refinance any other Indebtedness), the Maximum Incremental Facilities Amount at such time would not be exceeded and (B) prior to the time that any such New Delayed Draw Term Loan Commitments are funded, any such New Delayed Draw Term Loan Commitments that have not yet been funded shall not be included in the determination of “Required Lenders” or “Total Credit Percentages” and (ii) if any portion of an Incremental Commitment (or any Term Loan incurred in respect of New Delayed Draw Term Commitments) is to be incurred in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount”, the Chief Financial Officer or another Responsible Officer of the Borrower Representative shall have delivered (or, in the case of any Term Loan incurred in respect of New Delayed Draw Term Commitments, as a condition to the funding of such Term Loans) a certificate to the Administrative Agent, certifying compliance with the financial test set forth in such clause (together with calculations demonstrating compliance with such test (which shall only require showing the numerator and denominator thereof)). Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Commitments and Supplemental Revolving Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this Section 2.15 shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof (in the case of Incremental Commitments denominated in Dollars) or a minimum aggregate amount of at least €10,000,000 and in integral multiples of €5,000,000 in excess thereof (in the case of Incremental Commitments denominated in Euros) (or, in each case, such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

(b) Each request from the Borrower Representative pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution, an “Additional Incremental Lender”, and the Additional Incremental Lenders together with any existing Lender providing Incremental Commitments, the “Incremental Lenders”); provided that if such Additional Incremental Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent and (in the case of a Supplemental Revolving Commitment) the consent of the Swing Line Lender (if any) or any L/C Issuer (in each case, such consent not to be unreasonably withheld, conditioned or delayed) shall be required. The Borrower Representative may agree, in its sole discretion, to accept a lesser amount of any Incremental Commitment than originally requested. In the event there are Lenders and Additional Incremental Lenders that have committed to an Incremental Commitment in excess of the maximum amount requested (or permitted), then the Borrower Representative shall have the right to allocate such commitments on whatever basis the Borrower Representative determines is appropriate.

(c) Supplemental Term Commitments and Supplemental Revolving Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche of Term Loans or Revolving Commitments to be increased, executed by the Borrower Representative and each increasing Lender substantially in the form attached hereto as Exhibit I-1 or in such other form as may be appropriate in the opinion of the Borrower Representative and the Administrative Agent (the “Increase Supplement”) or by each Additional Incremental Lender substantially in the form attached hereto as Exhibit I-2 or in such other form as may be appropriate in the opinion of the Borrower Representative and the Administrative Agent (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement each Additional Incremental Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Commitment shall be a Term Loan or commitments made pursuant to such Supplemental Revolving Commitment shall be Revolving Commitments, as applicable. Each Increase Supplement and/or Lender Joinder Agreement may, without the consent of any other Lender, effect such amendments to any Loan Documents (including amendments to Section 2.07(c) to increase the amortization payments or increase interest rate margins thereunder or add customary call protection provisions with respect thereto to allow for the applicable Incremental Loans to be fungible with an Existing Tranche of Term Loans hereunder) as may be necessary or appropriate, in the opinion of the Borrower Representative and the Administrative Agent, to effect the provisions of this Section 2.15(c).

(d) Incremental Commitments (other than Supplemental Term Commitments and Supplemental Revolving Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower Representative, an Escrow Borrower (if applicable) and each applicable Incremental Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower Representative and the Administrative Agent, to effect the provisions of this Section 2.15; provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Parent Borrower other than the Loan Parties (it being understood that the primary obligation of any Designated Subsidiary Borrower or an Escrow Borrower shall not constitute a guarantee by a Subsidiary that is not a Loan Party), and (other than with respect to proceeds of such Incremental Commitments which are subject to an escrow or other similar arrangement and any related deposit of cash and/or Cash Equivalents to cover interest and premium in respect of such Incremental Commitments) will be secured on a pari passu or (at the Borrower Representative’s option) junior basis by the same Collateral securing the Obligations hereunder (so long as any such Incremental Commitments (and related Indebtedness Obligations) are subject to the Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement and/or any Other Intercreditor Agreement, as applicable, or (at the Borrower Representative’s option) will be unsecured), (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower Representative’s option) junior to the Senior Secured Facilities Obligations and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Lien on any asset (other than proceeds of Incremental Loans which are subject to an escrow or similar arrangement and any related deposit of cash and/or Cash Equivalents to cover interest and premium in respect of such Incremental Loans) of any Loan Party that does not also secure the Senior Secured Facilities Obligations and (II) so long as any Initial Term Loans are outstanding, any mandatory prepayment from the Net Available Cash of Asset Sale (other than any Asset Sale in respect of any assets, business or Person the acquisition of which was financed, all or in part, with Incremental Loans provided pursuant to such Incremental Commitment Amendment and the disposition of which was contemplated by any definitive agreement in respect of such acquisition) or from Excess Cash Flow, to the extent the Net Available Cash of such Asset Sale or such Excess Cash Flow are required to be applied to repay the Initial Term Loans pursuant to Section 2.05(c), on more than a ratable basis with the Initial Term Loans (after giving effect to any amendment in accordance with Section 11.01(d)(vi)); (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date of any Incremental Revolving Commitment shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to the latest Revolving Maturity Date (other than an earlier maturity date or scheduled mandatory commitment reduction of Indebtedness under any Incremental Revolving Commitments in an aggregate principal amount at any time outstanding (together with the aggregate principal amount of any Additional Obligations, any Refinancing Indebtedness and Indebtedness under any Incremental Commitments, any Specified Refinancing Facility and any applicable Extended Tranche, in each case outstanding under the Earlier Maturity Date Basket) not in excess of the Earlier Maturity Date Basket); (iv) the maturity date and the weighted average life to maturity of any Incremental Term Commitments shall be no earlier than or shorter than, as the case may be, the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower Representative in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Incremental Term Loans, (3) of Indebtedness under any Incremental Term Commitments in an aggregate principal amount at any time outstanding (together with the aggregate principal amount of any Additional Obligations, any Refinancing Indebtedness and Indebtedness under any Incremental Commitments, any Specified Refinancing Facility and any applicable Extended Tranche, in each case outstanding under the Earlier Maturity Date Basket) not in excess of the Earlier Maturity Date Basket, (4) arising on account of any mandatory principal redemption or payment by the Parent Borrower or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Parent Borrower’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement or (5) for any Customary Term A Loans); (v) [reserved]; (vi) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional Incremental Lenders in any required vote or action of the Required Lenders, Required Majority in Interest Lenders, Required Revolving Lenders or of the Lenders of each Tranche hereunder, (2) class voting and other class protections for any additional credit facilities and (3) for the amendment of the definitions of “Additional Obligations”, “Disqualified Equity Interests” and “Refinancing Indebtedness”, in each case only to extend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the remaining weighted average life to maturity of such Incremental Term Loans, as applicable; and (vii) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower Representative.

(e) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16 Cash Collateral.

(a) Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Parent Borrower shall be required to provide Cash Collateral pursuant to Section 2.05(c) or Section 8.02(a)(iii), or (iv) there shall exist a Defaulting Lender, the Parent Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Parent Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Parent Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b) Grant of Security Interest. The Parent Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Parent Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Parent Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.05, 2.17, or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or to secure other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations, and (z) no Cash Collateral shall be released if an Event of Default then exists or would result from such release.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and “Required Majority in Interest Lenders” and Section 11.01 .

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or the Swing Line Lenders hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Parent Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or any Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Parent Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Parent Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A)	[Reserved].

(B)

Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)

With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Parent Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each applicable L/C Issuer and each applicable Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Parent Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Parent Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, together with the Swing Line Lender and the L/C Issuers, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders, or take such other actions as the Administrative Agent may determine to be necessary to cause the relevant Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Extension of Term Loans and Revolving Commitments.

(a) The Borrower Representative may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches (including any Extended Term Loans) existing at the time of such request (each, an “Existing Term Tranche” and the Term Loans of such Tranche, the “Existing Term Loans”) and (ii) Revolving Commitments of one or more Tranches (including any Extended Revolving Commitments) existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Commitments of such Existing Revolving Tranche, the “Existing Revolving Commitments” and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal or scheduled termination date(s) of any commitments, as applicable, with respect to all or a portion of any principal or committed amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans”, “Extended Revolving Commitments”, as applicable, and any Revolving Loans made pursuant to Extended Revolving Commitments, “Extended Revolving Loans”, and together with Extended Term Loans, the “Extended Loans”) and to provide for other terms consistent with this Section 2.18; provided that (i) any such request shall be made by the Borrower Representative to all Lenders with Term Loans or Revolving Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans or on the aggregate amount of applicable Revolving Commitments), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower Representative. In order to establish any Extended Tranche, the Borrower Representative shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be identical to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case to the extent provided in the applicable Extension Amendment, and (z) amortization with respect to the Extended Term Tranche may be greater or lesser than amortization for the Specified Existing Tranche, so long as the Extended Term Tranche does not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Specified Existing Tranche (provided that any applicable Extended Tranche may have an earlier maturity date and/or shorter weighted average life to maturity (1) in the case of customary bridge financings, which, subject to customary conditions (as determined by the Parent Borrower in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for such earlier maturity date or such shorter weighted average life to maturity, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Extended Tranche, (3) if the aggregate principal amount of such applicable Extended Tranches at any time outstanding (together with the aggregate principal amount of any Additional Obligations, any Refinancing Indebtedness and Indebtedness under any Incremental Commitments and any Specified Refinancing Facility, in each case outstanding under the Earlier Maturity Date Basket) does not exceed the Earlier Maturity Date Basket, (4) arising on account of any mandatory principal redemption or payment by the Parent Borrower or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Parent Borrower’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement or (5) in the case of Customary Term A Loans); provided that, notwithstanding anything to the contrary in this Section 2.18 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower Representative’s discretion, more restrictive assignment and participation provisions than the assignment and participation provisions applicable to Initial Term Loans and Revolving Commitments, as applicable, set forth in Section 11.06. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Term Loans or Revolving Commitments, as applicable, from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b) The Borrower Representative shall provide the applicable Extension Request at least five Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche(s) are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Term Loans pursuant to this Section 2.18 (each, an “Extension”), the Borrower Representative shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18. The Borrower Representative may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche or Existing Revolving Tranche are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 P.M. on the date that is two Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by the Borrower Representative). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to (i) provisions related to maturity, interest margins, fees or amortization referenced in clauses (x) through (z) of Section 2.18(a) and (ii) the definitions of “Additional Obligations”, “Disqualified Equity Interests” and “Refinancing Indebtedness” to amend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the remaining weighted average life to maturity of such Extended Tranche, as applicable, and which in each case, except to the extent expressly contemplated by the third to last sentence of this Section 2.18(c) and notwithstanding anything to the contrary set forth in Section 11.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. No Extension Amendment shall provide for any Extended Tranche in an aggregate principal amount that is less than $10,000,000 (in the case of an Extended Tranche denominated in Dollars or the Dollar Equivalent thereof in the case of an Extended Tranche denominated in any Designated Foreign Currency) (or, in each case, such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion). Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Section 11.01 to any Section 2.18 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.18 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.18 Additional Amendments do not become effective prior to the time that such Section 2.18 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.18 Additional Amendments to become effective in accordance with Section 11.01; provided, further, that no Extension Amendment may provide for any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Specified Existing Tranche. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by Section 2.18 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.18 Additional Amendment.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e) If, in connection with any proposed Extension Amendment, a majority of the applicable Existing Tranche is submitted for extensions but any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower Representative may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.06 (with the assignment fee and any other costs and expenses to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower Representative to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrowers owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender (or, at their option, the Borrowers) to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) if no Specified Event of Default exists, upon notice to the Administrative Agent, prepay the Existing Loans and (if applicable) terminate the Existing Revolving Commitments of such Non-Extending Lender in whole or in part, without premium or penalty. In connection with any such replacement under this Section 2.18, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrowers owing to the Non-Extending Lender relating to the Existing Loans or the Existing Revolving Commitments, as applicable, so assigned shall be paid in full by the assignee Lender (or, at their option, the Borrowers) to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date, the Administrative Agent shall record such assignment in the Register and any Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f) Following any Extension Date, with the written consent of the Borrower Representative, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date, a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower Representative and the Administrative Agent at least ten Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion). Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g) With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.18, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment; provided that the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower Representative’s sole discretion and which may be waived by the Borrower Representative) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent, the Lenders and the other Secured Parties hereby consent to the transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Section 2.05 and Section 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18.

(h) This Section 2.18 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.

2.19 Specified Refinancing Facilities

(a) The Borrowers may, from time to time, add one or more new term loan facilities (the “Specified Refinancing Term Loan Facilities”) and new revolving credit facilities (the “Specified Refinancing Revolving Facilities”, and, together with the Specified Refinancing Term Loan Facilities, the “Specified Refinancing Facilities”) to the Facilities to refinance (i) all or any portion of any Tranche of Term Loans then outstanding under this Agreement or (ii) all or any portion of any Tranche of Revolving Loans (or unused Revolving Commitments) under this Agreement; provided that (i) the Specified Refinancing Facilities will not be guaranteed by any Subsidiary of the Parent Borrower other than the Loan Parties, and will be secured on a pari passu or (at the Borrower Representative’s option) junior basis by the same Collateral securing the Obligations hereunder (so long as any applicable Specified Refinancing Amendments (and related Indebtedness Obligations) are subject to the Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor and/or any Other Intercreditor Agreement) or (at the Borrower Representative’s option) will be unsecured, (ii) the Specified Refinancing Term Loan Facilities and any term loans drawn thereunder (the “Specified Refinancing Term Loans”) and Specified Refinancing Revolving Facilities and revolving loans drawn thereunder (the “Specified Refinancing Revolving Loans” and, together with the Specified Refinancing Term Loans, the “Specified Refinancing Loans”) shall rank pari passu in right of payment with or (at the Borrower Representative’s option) junior to the Obligations, (iii) no Specified Refinancing Amendment may provide for any Specified Refinancing Facility or any Specified Refinancing Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Obligations, (iv) the Specified Refinancing Facilities will have such pricing, amortization (subject to clause (vi) below) and optional and mandatory prepayment terms as may be agreed by the Borrower Representative and the applicable Lenders thereof, (v) the maturity date of any Specified Refinancing Revolving Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the Maturity Date of the Tranche of Revolving Loans being refinanced (other than an earlier maturity date or scheduled mandatory commitment reduction of Indebtedness under any Specified Refinancing Revolving Facility in an aggregate principal amount at any time outstanding (together with the aggregate principal amount of any Additional Obligations, any Refinancing Indebtedness and Indebtedness under any Incremental Commitments, any Specified Refinancing Facility and any applicable Extended Tranche, in each case outstanding under the Earlier Maturity Date Basket) not in excess of the Earlier Maturity Date Basket), (vi) the maturity date and the weighted average life to maturity of any Specified Refinancing Term Loan Facility shall be no earlier than or shorter than, as the case may be, the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Parent Borrower in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Specified Refinancing Term Loans, (3) of Indebtedness under any Specified Refinancing Term Loan Facility in an aggregate principal amount at any time outstanding (together with the aggregate principal amount of any Additional Obligations, any Refinancing Indebtedness and Indebtedness under any Incremental Commitments, any Specified Refinancing Facility and any applicable Extended Tranche, in each case outstanding under the Earlier Maturity Date Basket) not in excess of the Earlier Maturity Date Basket, (4) arising on account of any mandatory principal redemption or payment by the Parent Borrower or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Parent Borrower’s determination in good faith (which determination shall be conclusive or (5) for Customary Term A Loans) of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement), (vii) the Net Cash Proceeds of such Specified Refinancing Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (and, in the case of Revolving Loans, a corresponding amount of Revolving Commitments shall be permanently reduced), in each case pursuant to Section 2.05 and (viii) the Specified Refinancing Facilities shall not have a principal or commitment amount greater than the Loans or Commitments being refinanced plus the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

(b) Each request from the Borrower Representative pursuant to this Section 2.19 shall set forth the requested amount and proposed terms of the relevant Specified Refinancing Facility. The Specified Refinancing Facilities (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Specified Refinancing Lender”, and the Additional Specified Refinancing Lenders together with any existing Lender providing Specified Refinancing Facilities, the “Specified Refinancing Lenders”); provided that if such Additional Specified Refinancing Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent and (in the case of a Specified Refinancing Revolving Facility) the consent of the Swing Line Lender (if any) or any L/C Issuer (in each case, such consent not to be unreasonably withheld, conditioned or delayed) shall be required.

(c) Specified Refinancing Facilities shall become facilities under this Agreement pursuant to a Specified Refinancing Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrower or Borrowers and each applicable Specified Refinancing Lender. Any Specified Refinancing Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower Representative and the Administrative Agent, to effect the provisions of this Section 2.19, in each case on terms consistent with this Section 2.19.

(d) Any loans made in respect of any such Specified Refinancing Facility shall be made by creating a new Tranche. Each Specified Refinancing Facility made available pursuant to this Section 2.19 shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof (in the case of a Specified Refinancing Facility denominated in Dollars or the Dollar

Equivalent thereof in the case of a Specified Refinancing Facility denominated in any Designated Foreign Currency (other than Euro)) or a minimum aggregate amount of at least €10,000,000 and in integral multiples of €5,000,000 in excess thereof ((in the case of a Specified Refinancing Facility denominated in Euro) (or, in each case, such lower minimum amounts or multiples as may be agreed to by the Administrative Agent in its reasonable discretion). Any Specified Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Parent Borrower or any Restricted Subsidiary, or the provision to the Borrowers of Swing Line Loans, pursuant to any Specified Refinancing Revolving Facility established thereby; provided that no L/C Issuer or Swing Line Lender shall be obligated to provide any such Letters of Credit or Swing Line Loans unless it has consented (in its sole discretion) to the applicable Specified Refinancing Amendment.

(e) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Specified Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Specified Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or appropriate to reflect the existence and terms of the Specified Refinancing Facilities incurred pursuant thereto (including the addition of such Specified Refinancing Facilities as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Specified Refinancing Amendment may, without the consent of any Person other than the applicable Borrower or Borrowers, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and the Lenders providing such Specified Refinancing Facilities, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.19. In addition, if so provided in the relevant Specified Refinancing Amendment and with the consent of each L/C Issuer (not to be unreasonably withheld, conditioned or delayed), participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of the respective Tranche of Revolving Loans or commitments shall be reallocated from Lenders holding Revolving Commitments to Lenders holding commitments under Specified Refinancing Revolving Facilities in accordance with the terms of such Specified Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding commitments under such Specified Refinancing Revolving Facilities, be deemed to be participation interests in respect of such commitments under such Specified Refinancing Revolving Facilities and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(f) This Section 2.19 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.

2.20 Permitted Debt Exchanges

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower Representative to all Lenders (other than any Lender that, if requested by the Borrower Representative, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower Representative, the applicable Borrower or Borrowers may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes”, and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall be equal to or more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such exchange, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the applicable Borrower or Borrowers pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the applicable Borrower or Borrowers on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the applicable Borrower or Borrowers for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the applicable Borrower or Borrowers pursuant to such Permitted Debt Exchange Offer, then the applicable Borrower or Borrowers shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower Representative, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent and (vi) any applicable Minimum Exchange Tender Condition (as defined in clause (b) below) shall be satisfied. Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans exchanged pursuant to any Permitted Debt Exchange Offer.

(b) With respect to all Permitted Debt Exchanges effected by the applicable Borrower or Borrowers pursuant to this Section 2.20, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans (or, in each case, such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion), provided that subject to the foregoing clause (ii), the Borrower Representative may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower Representative’s discretion) of Term Loans be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower Representative shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower Representative and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.20 and without conflict with Section 2.20(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion).

(d) The Borrowers shall be responsible for compliance with, and hereby agree to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrowers’ compliance with such laws in connection with any Permitted Debt Exchange (other than any Borrower’s reliance on any certificate delivered by a Lender pursuant to Section 2.20(a) for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act

(e) This Section 2.20 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payments by or on account of any obligation of any Loan Party under any Loan Document, then (A) the Administrative Agent or Loan Party, as applicable, shall withhold or make such deductions as are determined by the Administrative Agent or Loan Party, as applicable, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent or Loan Party, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the amount so payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions on account of any Indemnified Taxes (including deductions applicable to additional amounts payable under this Section 3.01), the applicable Recipient receives an amount equal to the amount it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payments by or on account of any obligation of any Loan Party under any Loan Document, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the amount so payable by the applicable

Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions on account of any Indemnified Taxes (including deductions applicable to additional amounts payable under this Section 3.01), the applicable Recipient receives an amount equal to the amount it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes, in each case, within 10 days after written demand therefor.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and provided that such Indemnified Tax is not already compensated for pursuant to another clause in this Agreement (i.e., no double counting). A reasonably detailed certificate as to the amount of such payment or liability shall be delivered to the Parent Borrower by a Lender or the applicable L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer. Each of the Loan Parties shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, for any amount which a Lender or the applicable L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after written demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Parent Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Parent Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Parent Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Parent Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times required by applicable Laws or reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or the taxing authorities of a jurisdiction pursuant to such applicable Laws or reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. The Administrative Agent shall deliver to the Parent Borrower, at the time or times required by applicable Laws or reasonably requested by the Parent Borrower, such properly completed and executed documentation prescribed by applicable Laws or the taxing authorities of a jurisdiction pursuant to such applicable Laws or reasonably requested by the Parent Borrower as will permit payments under the Loan Documents to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent or any Lender, at the time or times required by applicable Laws or if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not the Administrative Agent or such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable Laws other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable Laws to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Administrative Agent’s or such Lender’s reasonable judgment such completion, execution or submission would subject the Administrative Agent or such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Administrative Agent or such Lender.

(ii) Without limiting the generality of the foregoing,

(A)

any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Holdco or the Parent Borrower within the meaning of Section 881(c)(3) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)

the Administrative Agent and any Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent or such Lender becomes the Administrative Agent or a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3) (C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) [reserved]

(iv) [reserved]

(v) The Administrative Agent and each Lender agree that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(vi) The U.S. Administrative Agent shall deliver to the Parent Borrower on or prior to the date on which it becomes the U.S. Administrative Agent under this Agreement and from time to time thereafter upon the reasonable request of the Parent Borrower executed copies of IRS Form W-9 (and/or other applicable tax forms) certifying that the U.S. Administrative Agent is exempt from U.S. federal withholding tax. The Non-U.S. Administrative Agent shall deliver to the Parent Borrower on or prior to the date on which it becomes the Non-U.S. Administrative Agent under this Agreement and from time to time thereafter upon the reasonable request of the Parent Borrower (A) with respect to payments made to the Non-U.S. Administrative Agency for its own account, executed copies of IRS Form W-8BEN-E or W-8ECI (or other applicable version of IRS Form W-8), and (B) with respect to payments made to the Non-U.S. Administrative Agent for the account of any Lender, executed copies of IRS Form W-8IMY certifying that the Non-U.S. Administrative Agent is either (1) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility, or (2) a U.S. branch providing such form as evidence of its agreement with the Parent Borrower to be treated as a “U.S. person” for U.S. federal withholding Tax purposes as contemplated by Section 1.1441-l(b)(2)(iv)(A) of the United States Treasury Regulations (and the Parent Borrower and the Non-U.S. Administrative Agent agree to so treat the Non-U.S. Administrative Agent as a U.S. Person with respect to such payments), and that the payments it receives for the account of such Lenders are not effectively connected with the conduct of its trade or business in the United States.

(f) Treatment of Certain Refunds.

(i) Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01 or Section 3.04, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 or Section 3.04, with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the

Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(ii) [reserved].

(g) [Reserved].

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, (i) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Term SOFR Loans, to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Alternative Currency Loans in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately or, in the case of Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Alternative Currency Term Rate Loans to such day, if such Lender may not lawfully continue to maintain such Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the

Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

If, in any applicable jurisdiction, the Administrative Agent, any L/C Issuer or any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, such L/C Issuer or such Lender or its applicable Lending Office to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Credit Extension to any Designated Subsidiary Borrower who is a Foreign Subsidiary such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Parent Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Parent Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b) or Section 3.03(c), as applicable, and the circumstances under clause (i) of Section 3.03(b) or of Section 3.03(c) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (1) the Parent Borrower may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans, or Borrowing of, or a continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (2) any outstanding affected Alternative Currency Loans, at the Parent Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan, or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Parent Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Parent Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Parent Borrower shall be deemed to have elected clause (1) above.

(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent and set forth in a notice in writing to the Parent Borrower (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”).

If the Term SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Term SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Term SOFR Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Term SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(c) Replacement of EURIBOR Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the EURIBOR Rate, including, without limitation, because the EURIBOR Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the EURIBOR Rate shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in Euros, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the EURIBOR Rate for loans denominated in Euros (the latest date on which all tenors of the EURIBOR Rate (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “EURIBOR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent and set forth in a notice in writing to the Borrower Representative (any such date, the “EURIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the EURIBOR Scheduled Unavailability Date, the EURIBOR Rate will be replaced hereunder and under any Loan Document with the Central Bank Rate for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “EURIBOR Successor Rate”).

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate is not available on or prior to the EURIBOR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(c)(i) or (ii) have occurred with respect to the EURIBOR Rate then in effect, any outstanding affected Loans denominated in Euros shall, at the Borrower Representative’s election prior to such day: (A) be prepaid by the applicable Borrowers on such day or (B) solely for purposes of calculating the interest rate applicable to such Loans, such Loans denominated in Euros shall be deemed to be Term

SOFR Loans denominated in Dollars and shall accrue interest at the same interest rate applicable to Term SOFR Loans denominated in Dollars at such time.

(d) Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Representative or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower Representative) that the Borrower Representative or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than Term SOFR or the EURIBOR Rate) for an Agreed Currency (other than Dollars or Euro) because none of the tenors of such Relevant Rate (other than Term SOFR or the EURIBOR Rate) under this Agreement is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than Term SOFR or the EURIBOR Rate) for an Agreed Currency (other than Dollars or Euros) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreed Currency (other than Dollars or Euros), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than Term SOFR or the EURIBOR Rate) for such Agreed Currency (other than Dollars or Euros) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Alternative Currency Scheduled Unavailability Date”); or

(iii) if the events or circumstances of the type described in Section 3.03(d)(i) or (ii) have occurred with respect to the Successor Rate then in effect,

then, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for a currency or any then current Successor Rate for a currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the Term SOFR Successor Rate and the EURIBOR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower Representative, unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(e) Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Parent Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent (in consultation with the Parent Borrower).

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent (0.00%), the Successor Rate will be deemed to be zero percent (0.00%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(f) For the purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Alternative Currency shall be excluded from any determination of Required Lenders.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or L/C Issuer (in each case, other than Taxes);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or any applicable interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Term SOFR Loans or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Parent Borrower will pay (or cause the applicable Designated Subsidiary Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that such amounts shall be consistent conceptually with amounts that the Lender or L/C Issuer is generally charging other similarly situated borrowers and shall not be duplicative of any amounts paid by the Parent Borrower under any other provision of this Agreement.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Parent Borrower will pay (or cause the applicable Designated Subsidiary Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered; provided that such amounts shall be consistent conceptually with amounts that such Lender or such L/C Issuer is generally charging other similarly situated borrowers and shall not be duplicative of any amounts paid by the Parent Borrower under any other provision of this Agreement; provided further that this Section 3.04(b) shall not apply to Taxes.

(c) Certificates for Reimbursement. A certificate of a Lender or a L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Parent Borrower shall be conclusive absent manifest error. The Parent Borrower shall pay (or cause the applicable Designated Subsidiary Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or a L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Parent Borrower shall promptly compensate (or cause the applicable Designated Subsidiary Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or Alternative Currency Daily Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Parent Borrower or the applicable Designated Subsidiary Borrower;

(c) any assignment of an Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent Borrower or the applicable Designated Subsidiary Borrower pursuant to Section 11.13;

(d) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(e) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent Borrower pursuant to Section 11.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding any loss of profits or margin. The Parent Borrower shall also pay (or cause the applicable Designated Subsidiary Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Parent Borrower (or the applicable Designated Subsidiary Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by such Lender at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to a Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Credit Extension in accordance with the terms of this Agreement; provided further that each such Lender shall use reasonable efforts to cooperate with the Parent Borrower to mitigate any additional costs (including Taxes) incurred by any Loan Party arising from the designation of or a change in such Lender’s Lending Office. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay Indemnified Taxes or any additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Parent Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to mitigate the effects of the event giving rise to such request or payment, including designating a different Lending Office for funding or booking its Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Parent Borrower hereby agrees to pay (or cause the applicable Designated Subsidiary Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to the Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section

3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Parent Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS TO CLOSING DATE

4.01 Conditions to Closing Date. The effectiveness of this Agreement (including, if applicable, the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder on the Closing Date) is subject to satisfaction (or waiver in accordance with Section 11.01) of the following conditions:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of (1) this Agreement, (2) the Holdco Guaranty, (3) the Subsidiary Guaranty and (4) a Joinder Agreement (as defined in the Security Agreement) to the Security Agreement;

(ii) Notes executed by the applicable Borrowers in favor of each Lender requesting Notes;

(iii) such certificates or resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and (where applicable) in good standing in its jurisdiction of organization;

(v) (A) an opinion of Debevoise & Plimpton LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender; (B) an opinion of Potter Anderson & Corroon LLP, special Delaware counsel to the Loan Parties, addressed to the Administrative Agent and each Lender; and (C) an opinion of Womble Bond Dickinson (US) LLP, special Ohio counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in the case of each of (A) through (C) in a form reasonably satisfactory to the Administrative Agent;

(vi) a certificate signed by a Responsible Officer of the Parent Borrower certifying that, as of the Closing Date, there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii) a solvency certificate of the chief financial officer or treasurer (or other comparable officer) of the Parent Borrower substantially in the form of Exhibit M; and

(viii) the Audited Financial Statements and the unaudited financial statements referred to in Section 5.05(a) and (b) (it being acknowledged that the foregoing financial statements filed on Form 10-K or 10-Q, as applicable, with the SEC are deemed to satisfy this clause (viii)).

(b) All fees and reimbursement of expenses invoiced no later than two Business Days prior to the Closing Date related to the Initial Term Facility payable to each of the Joint Lead Arrangers and Joint Bookrunners, the Co-Syndication Agents and the Co-Documentation Agents listed on the cover page hereof, the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) and/or the Lenders, in each case, shall have been paid to the extent due.

(c) The Administrative Agent and the Lenders shall have received at least three Business Days prior to the Closing Date all documentation and information as is reasonably requested in writing by the Administrative Agent or such Lender at least 10 Business Days prior to the Closing Date, about the Borrowers and the Guarantors required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act. If any Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230, such Borrower shall have delivered to each requesting Lender at least three Business Days prior to the Closing Date (to the extent requested by such Lender at least 10 Business Days prior to the Closing Date) a Beneficial Ownership Certification in relation to such Borrower.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each L/C Issuer and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Person. The Administrative Agent shall give the Parent Borrower, the L/C Issuers and the Lenders notice of occurrence of the Closing Date. The giving of such notice by the Administrative Agent shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions set forth in this Section 4.01 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans, EURIBOR Loans or other Alternative Currency Term Rate Loans) is subject to the satisfaction or waiver of the following conditions (in each case, subject to the terms of Section 1.03(e), to the extent the proceeds of any Loan are being used to finance a Limited Condition Transaction):

(a) (i) In the case of any Credit Extension other than a Credit Extension made in connection with a Limited Condition Transaction, the representations and warranties of each Loan Party contained in Article V and in each other Loan Document, or in any certificate furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (ii) in the case of any Credit

Extension made in connection with a Limited Condition Transaction, the Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualification included in the terms of any such representation or warranty) as of such earlier date.

(b) No Default, after giving Pro Forma Effect to such proposed Credit Extension or from the application of the proceeds thereof, would result.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower Representative shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Parent Borrower hereby represents and warrants, on the Closing Date and on every other date thereafter on which a Credit Extension is made (solely to the extent required to be true and correct for such Credit Extension pursuant to Section 4.02), to the Administrative Agent and each Lender that:

5.01 Existence, Qualification and Power. Each of Holdco, the Parent Borrower and the Restricted Subsidiaries of the Parent Borrower (a) is (i) duly organized (or formed) and validly existing and (ii) if applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except, in each case referred to in clauses (a), (b) and (c) (other than clauses (a)(i) and (b), in each case with respect to the Parent Borrower), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any Restricted Subsidiary of the Parent Borrower or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that such conflict or violation could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Loan Party is party thereto, other than (i) any thereof as have been obtained, taken or made on or prior to the Closing Date and (ii) filings with the SEC to the extent required by the Securities Exchange Act of 1934, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties consisting of UCC financing statements and filings in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Collateral Documents, (iv) the Perfection Exceptions, and (v) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Holdco and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdco and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required to be reflected thereon pursuant to GAAP.

(b) The unaudited consolidated and consolidating balance sheets of Holdco and its Subsidiaries dated September 30, 2025, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date:

(i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and

(ii) fairly present in all material respects the financial condition of Holdco and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) As of the Closing Date, there has been no event or circumstance since the date of the Audited Financial Statements, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdco, the Parent Borrower or any of the Restricted Subsidiaries of the Parent

Borrower or against any of their properties or revenues (a) that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) as to which there is a reasonable possibility of an adverse determination and that, if determined adversely, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. As of the Closing Date, no Loan Party nor any Restricted Subsidiary of the Parent Borrower is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document occurring on the Closing Date.

5.08 Ownership of Property; Liens. Each of the Parent Borrower and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Parent Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on the respective businesses, operations and properties of the Parent Borrower and its Restricted Subsidiaries could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Taxes. Holdco, the Parent Borrower and the Restricted Subsidiaries of the Parent Borrower have filed all United States federal, state and other material tax returns and reports required to be filed, and have paid all United States federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against Holdco, the Parent Borrower or any Restricted Subsidiary of the Parent Borrower that would, if made, have a Material Adverse Effect.

5.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, except where noncompliance would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and (ii) to the knowledge of the Parent Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Parent Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) No ERISA Event has occurred, and neither Holdco nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) Holdco and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither Holdco nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither Holdco nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.12 Subsidiaries; Joint Ventures. As of the last day of the fiscal year ending December 31, 2025, Holdco had no Subsidiaries other than those disclosed in Holdco’s annual report on Form 10-K for such year, as filed with the SEC. As of the last day of the fiscal year ending December 31, 2025, all of the outstanding Equity Interests in the Parent Borrower and in each of its Restricted Subsidiaries have been validly issued, are fully paid and nonassessable, and are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws and Permitted Liens. As of the last day of the fiscal year ending December 31, 2025, neither the Parent Borrower nor any of its Restricted Subsidiaries has any equity investments valued in excess of the Threshold Amount in any Joint Venture other than those listed on Schedule 5.12.

5.13 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will engage, principally, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Credit Extension will be used for any purpose that violates the provisions of Regulation U. After giving effect to the application of the proceeds of each Loan, not more than twenty-five percent (25%) of the value of the assets (either of Holdco only or of Holdco and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between a Loan Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be Margin Stock.

(b) No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) taken as a whole contains, as of the Closing Date, any material misstatement of fact or omits to state, as of the Closing Date, any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading at the time they were so provided; provided that, with respect to projected financial information, as of the Closing Date, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed by such Loan Party to be reasonable at the time (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).

5.15 Compliance with Laws. Each Loan Party and each Restricted Subsidiary of the Parent Borrower is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Sanctions Restrictions. Neither Holdco, nor any of its Restricted Subsidiaries, nor, to the knowledge of Holdco, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently targeted by any Sanctions, nor is Holdco nor any of its Restricted Subsidiaries located, organized or resident in a Designated Jurisdiction.

5.17 [Reserved].

5.18 Anti-Corruption Laws. Holdco and its Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

5.19 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.20 Covered Entities. No Loan Party is a Covered Entity.

5.21 Use of Proceeds. No Borrower will knowingly, directly or indirectly, use any part of the proceeds of any Loan in material violation of the Act or the Foreign Corrupt Practices Act of 1977. No Borrower will knowingly, directly or indirectly, use any part of the proceeds of any Loan in violation of applicable Sanctions.

5.22 Perfection, Etc. Subject to Section 5.03, the Perfection Exceptions and the terms of the Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement and/or any Other Intercreditor Agreement, each Collateral Document delivered by any Loan Party pursuant to this Agreement will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic bankruptcy, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements are filed in the offices of the Secretary of State of the applicable Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded as applicable in the United States Copyright Office or the United States Patent and Trademark Office and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document), the Liens created by the Collateral Documents shall constitute fully perfected first priority Liens (subject to any Liens permitted hereunder) so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Permitted Liens.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable L/C Issuer):

6.01 Financial Statements. The Parent Borrower shall deliver to the Administrative Agent (for delivery to each Lender):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdco (commencing with the fiscal year ended December 31, 2026), a consolidated balance sheet of Holdco as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent (it being understood and agreed that PricewaterhouseCoopers LLP and any other “Big Four” accounting firm is acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, (w) the maturity (or impending maturity) of any Facility or any other Indebtedness, (x) any breach or anticipated breach of any financial covenant, (y) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (z) changes in accounting principles or practices reflecting changes in GAAP and required or approved by Holdco’s independent certified public accounting firm) (it being agreed that the furnishing of Holdco’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the obligations under this Section 6.01(a) with respect to such year including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, (w) the maturity (or impending maturity) of any Facility or any other Indebtedness, (x) any breach or anticipated breach of any financial covenant, (y) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (z) changes in accounting principles or practices reflecting changes in GAAP and required or approved by Holdco’s independent certified public accounting firm)); and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdco (commencing with the fiscal quarter ending June 30, 2026), a consolidated balance sheet of Holdco as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of Holdco’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of Holdco’s fiscal year then ended, and setting forth in each case in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (provided that no comparative financial statements shall be required for any fiscal quarter (and the two immediately succeeding fiscal quarters) in which any of the Permitted Holdco Reorganization is consummated, any material acquisition or other Investment (as determined by the Parent Borrower in good faith, such determination to be conclusive) is consummated, or any material accounting change (as determined by the Parent Borrower in good faith, such determination to be conclusive) has occurred), all in reasonable detail, (A) such consolidated statements to be certified by a Responsible Officer of Holdco or Parent Borrower as fairly presenting in all material respects the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Holdco in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (B) any such consolidating statements to be certified by a Responsible Officer of Holdco or Parent Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdco and its Subsidiaries (it being agreed that the furnishing of Holdco (or, as applicable, any Parent’s Entity’s) quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the obligations under this Section 6.01(b) with respect to such quarter).

If Holdco shall hold material assets or have material operations other than through the Parent Borrower and its Subsidiaries as of the last day of the relevant reporting period, such financial statements shall be accompanied by consolidating information, which need not be audited or compliant with Regulation S-X, that explains in reasonable detail (as determined in good faith by the Parent Borrower, which determination shall be conclusive) the non-equity differences between the financial information relating to Holdco and its Subsidiaries, on the one hand, and the information relating to the Parent Borrower and its Subsidiaries on a standalone basis, on the other hand.

As to any information contained in materials furnished pursuant to Sections 6.02(a) and (b), the Loan Parties shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. The Parent Borrower shall deliver to the Administrative Agent (for delivery to each Lender):

(a) concurrently with (or within five Business Days after) the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended December 31, 2026), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, assistant treasurer or controller of Holdco or the Parent Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdco, and copies of all annual, regular, periodic and special reports and registration statements which Holdco or the Parent Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of any debt securities in an outstanding principal amount in excess of the Threshold Amount of any Loan Party or any Restricted Subsidiary of the Parent Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(d) [reserved]; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of Holdco, the Parent Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent (or the Lenders through the Administrative Agent) may from time to time reasonably request.

Notwithstanding anything to the contrary in this Section 6.02, none of Holdco, the Parent Borrower or any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by any requirement of Law or binding agreement; provided that Holdco and the Parent Borrower agree to use commercially reasonable efforts to overcome any such requirement of Law or binding agreement, or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided, in each case, that none of the foregoing exceptions shall excuse the Parent Borrower from providing a duly completed Compliance Certificate in accordance with Section 6.02(a).

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b). may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdco posts such documents, or provides a link thereto on Holdco’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Holdco’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Parent Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Loan Parties (the “Loan Party Materials”) by posting the Loan Party Materials on DebtDomain, IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Loan Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Loan Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Loan Party Materials “PUBLIC”, each Loan Party shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat the Loan Party Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Loan Party Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Loan Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Notwithstanding the foregoing, no Loan Party shall be under any obligation to mark the Loan Party Materials “PUBLIC.”

6.03 Notices. The Parent Borrower shall promptly notify the Administrative Agent upon any Responsible Officer of Holdco obtaining actual knowledge of:

(a) the occurrence of any Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Holdco, the Parent Borrower or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between Holdco, the Parent Borrower or any of its Subsidiaries and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting Holdco, the Parent Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws; or (iv) the occurrence of any ERISA Event, in each case, that has resulted or would reasonably be expected to result in a Material Adverse Effect; and

(c) any material change in accounting policies or financial reporting practices by Holdco, the Parent Borrower or any of its Subsidiaries.

Each notice pursuant to this Section 6.03 (other than Section 6.03(c)) shall be accompanied by a statement of a Responsible Officer of Holdco setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. Any public filing by Holdco with the SEC covering any of the matters specified in clauses (a) through (c) of this Section 6.03 shall be deemed to satisfy the notification obligation pursuant to such clause with respect to such matter.

6.04 Payment of Tax Obligations. The Parent Borrower shall, and the Parent Borrower shall cause its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable (subject to any applicable grace periods) all tax liabilities, assessments and governmental charges or levies imposed upon it or its properties or assets, unless (i) the same is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP is being maintained by Holdco, the Parent Borrower or such Restricted Subsidiary or (ii) the failure to so pay or discharge could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.05 Preservation of Existence, Etc. The Parent Borrower shall, and the Parent Borrower shall cause its Restricted Subsidiaries to (a) preserve, renew and maintain in full force and effect its legal existence and, if applicable, good standing under the Laws of the jurisdiction of its organization except (i) in a transaction not prohibited by Section 7.03 or (ii) in the case of a Subsidiary of the Parent Borrower (other than a Designated Subsidiary Borrower, with respect to the legal existence thereof), where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction not prohibited by Section 7.03 or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, except in a transaction not prohibited by Section 7.03 or to the extent that the non-preservation of such registered patents, trademarks, trade names and service marks could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. The Parent Borrower shall, and the Parent Borrower shall cause its Restricted Subsidiaries to (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof, in the case of each of clauses (a) and (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. The Parent Borrower shall maintain with financially sound and reputable insurance companies not Affiliates of Holdco, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in localities where the Parent Borrower or any of its Subsidiaries operates, of such types and in such amounts (after giving effect to any self-insurance compatible with such standards) as are customarily carried under similar circumstances by such other Persons. Subject to Section 6.18, the Parent Borrower shall use commercially reasonable efforts to ensure that at all times the Collateral Agent, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than directors and officers policies and workers compensation) maintained by Holdco, the Parent Borrower and each Subsidiary Guarantor and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by Holdco, the Parent Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to Holdco or the applicable Subsidiary Guarantor, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Parent Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by Holdco and its Subsidiaries, and (C) the Collateral Agent agrees that Holdco and/or its applicable Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.

6.08 Compliance with Laws. The Parent Borrower shall, and the Parent Borrower shall cause its Restricted Subsidiaries to comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. The Parent Borrower shall, and the Parent Borrower shall cause its Restricted Subsidiaries to maintain proper books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the assets and business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole.

6.10 Inspection Rights. The Parent Borrower shall, and the Parent Borrower shall cause its Restricted Subsidiaries to permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers at any meeting which may be scheduled for that purpose by the Administrative Agent; provided that (a) except during the continuation of an Event of Default, only one such visit per year shall be at the Parent Borrower’s expense, and (b) during the continuation of an Event of Default, the Administrative Agent or its representatives may do any of the foregoing at the Parent Borrower’s expense; provided, further, that representatives of the Parent Borrower may be present during any such visits, inspections and discussions. Notwithstanding anything to the contrary in this Section 6.10 or any other provision of this Agreement, none of Holdco, the Parent Borrower or any of their respective Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by any requirement of Law or binding agreement; provided that Holdco and the Parent Borrower agree to use commercially reasonable efforts to overcome any such requirement of Law or binding agreement or (iii)

that is subject to attorney client or similar privilege or constitutes attorney work product (provided that the Parent Borrower shall notify the Administrative Agent promptly upon obtaining knowledge that any such document, information or other matter is being withheld).

6.11 Use of Proceeds.

(a) The applicable Borrowers shall use the proceeds of the Initial Term Loans to fund, in part, directly or indirectly, the Bridge Refinancing and/or to pay fees, costs and/or expenses in connection with the Bridge Refinancing and/or the Loans made on the Closing Date (including any original issue discount).

(b) Revolving Loans may be used on or after the Closing Date for (i) the issuance of Letters of Credit and to provide working capital, (ii) Capital Expenditures and (iii) other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 [Reserved].

6.13 Sanctions. The Parent Borrower shall, and the Parent Borrower shall cause its Restricted Subsidiaries to maintain policies and procedures designed to promote and achieve compliance with Sanctions.

6.14 Anti-Corruption Laws. The Parent Borrower shall, and the Parent Borrower shall cause its Restricted Subsidiaries to maintain policies and procedures designed to promote and achieve compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

6.15 Additional Guarantors. If Holdco acquires or forms any Domestic Subsidiary (other than an Excluded Subsidiary) or if any Excluded Subsidiary ceases to constitute an Excluded Subsidiary, then within 120 days of such acquisition or formation (or such Subsidiary ceasing to constitute an Excluded Subsidiary) as such time period may be extended by the Administrative Agent, in its sole discretion, unless such Subsidiary is already a Subsidiary Guarantor, the Parent Borrower shall cause such Subsidiary that is not an Excluded Subsidiary to execute a customary joinder to the Subsidiary Guaranty (or to execute another agreement in such form agreed to by the Parent Borrower and Administrative Agent) to become a Subsidiary Guarantor.

6.16 Covenant to Guarantee Obligations and Give Security.

(a) Subject to the Perfection Exceptions, upon any Subsidiary becoming a Subsidiary Guarantor and upon the acquisition of any property (other than Excluded Property) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents or other Loan Documents), the Parent Borrower shall, at the Borrowers’ expense:

(i) in connection with any such Subsidiary becoming a Subsidiary Guarantor (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Collateral Agent a joinder or supplement to the applicable Collateral Documents and (B) (if not already so delivered) deliver stock certificates representing the Pledged Interests of each such Subsidiary (if any) held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt owing by such Subsidiary to any Loan Party indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Security Agreement; provided that any Excluded Property shall not be required to be pledged as Collateral;

(ii) in connection with any such Subsidiary becoming a Subsidiary Guarantor or within 120 days after such property is acquired by a Loan Party (or such longer period, as the Collateral Agent may agree in its reasonable discretion) duly execute and deliver, to the Collateral Agent one or more Security Agreement Supplements and Intellectual Property Security Agreement Supplements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent, to the extent applicable, with the Security Agreement and the other Collateral Documents (and Section 6.17)), securing payment of all the Secured Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and establishing Liens on all applicable property; provided that such property shall not be required to be pledged as Collateral, and no Security Agreement Supplements or Intellectual Property Security Agreement Supplements shall be required to be delivered in respect thereof, to the extent that any such property constitute Excluded Property;

(iii) in connection with any such Subsidiary becoming a Subsidiary Guarantor or within 120 days after such property is acquired by a Loan Party (or such longer period, as the Collateral Agent may agree in its reasonable discretion) take, and cause such Subsidiary that is not an Excluded Subsidiary and each applicable Loan Party to take, whatever action, the filing of UCC financing statements, the giving of notices and delivery of stock and membership interest certificates or foreign equivalents representing the applicable Equity Interests, as may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it), subject to Section 5.03, valid and subsisting Liens on the properties purported to be subject to the Security Agreement Supplements, Intellectual Property Security Agreement Supplements, supplements to other Collateral Documents and security agreements delivered pursuant to this Section 6.16, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions, enforceable against all third parties in accordance with their terms;

(iv) within 120 days after the request of the Collateral Agent, (or such longer period as the Collateral Agent may agree in its reasonable discretion) deliver to the Collateral Agent Organization Documents and resolutions reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request with respect to matters in the foregoing clauses (i) through (iii).

(v) [reserved]; and

(vi) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting (subject to the Perfection Exceptions) and preserving the Liens of, such guaranties, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, Collateral Documents and security agreements.

6.17 Further Assurances. Promptly upon reasonable request by the Administrative Agent, or the Collateral Agent or the Required Lenders through the Administrative Agent, and subject to the limitations described in Section 6.16 and the Perfection Exceptions, the Parent Borrower shall (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Collateral Agent or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents; provided that any such security interests in the Collateral shall be subject to the terms of the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement or Other Intercreditor Agreement to the extent expressly required by this Agreement. Notwithstanding anything to the contrary herein, neither Holdco nor any Loan Party shall be required to take steps that constitute Perfection Exceptions, including (a) make any filings or take any other actions to perfect the Lien on and security interest in any intellectual property except for filings of the Intellectual Property Security Agreement and Intellectual Property Security Agreement Supplements in the United States Patent and Trademark Office and in the United States Copyright Office with respect to the Initial Intellectual Property Collateral and, after the occurrence and during the continuance of an Event of Default and upon the written request of the Administrative Agent, filings in the United States Copyright Office with respect to applicable Intellectual Property Collateral that does not constitute Initial Intellectual Property Collateral, as applicable, and filings of UCC-1 financing statements in the applicable jurisdiction subject to Section 6.16(a) above or (b) enter into any source code escrow arrangement or register or apply to register any intellectual property.

6.18 Post Closing Obligations. The Parent Borrower shall, within the time periods specified on Schedule 6.18 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.18 hereto.

6.19 Ratings. The Parent Borrower shall use commercially reasonable efforts to maintain ratings (but not any particular rating) of the Initial Term Loans and a corporate rating (but not any particular rating) and corporate family rating (but not any particular rating) for Holdco by Moody’s and S&P.

6.20 Additional Initial Term Loan Covenants. For so long as the Initial Term Loans remain outstanding:

(a) the Parent Borrower shall promptly apply (or cause the application of) an amount (the “Regulatory Termination Fee Sweep Amount”) equal to the Net Cash Proceeds of the Regulatory Termination Fee (as defined in the Merger Agreement) actually received by Holdco or its Subsidiaries to repay or prepay (or offer to repay or prepay) any outstanding Initial Term Loans and/or other outstanding Pari Passu Indebtedness (other than revolving indebtedness) on at least a pro rata basis with the outstanding Initial Term Loans; provided that, if and to the extent that the Regulatory Termination Fee Sweep Amount is in excess of $5,000,000,000, such excess amount shall not be required to be so applied and, for the avoidance of doubt, may be used by Holdco or its Subsidiaries to fund (to the extent consistent with any other applicable provision of this Agreement) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Junior Indebtedness or the making of other Restricted Payments); and

(b) (i) Holdco shall not, directly or indirectly (including through the transfer of Equity Interests), distribute to the shareholders of Holdco or transfer to an Unrestricted Subsidiary (or designate one or more Subsidiaries that owns such majority assets as Unrestricted Subsidiaries) a majority of the assets constituting Holdco’s and its applicable Subsidiaries’ Streaming & Studios business (in each case, as determined by the Parent Borrower in good faith, such determination to be conclusive) or (ii) Holdco shall not permit the Loan Parties to transfer (excluding transfers in the ordinary course of business) any Material Intellectual Property that is owned by the Loan Parties on the Closing Date or a majority of the assets constituting Holdco’s and its applicable Subsidiaries’ Streaming & Studios business (in each case, as determined by the Parent Borrower in good faith, such determination to be conclusive) to Restricted

Subsidiaries that are not Loan Parties; provided that, for the avoidance of doubt, this clause (b) shall not in any way restrict the distribution or transfer of any assets that constitute, or are a part of, Holdco’s and its applicable Subsidiaries’ Global Linear Networks business (as determined by the Parent in good faith, such determination to be conclusive).

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable L/C Issuer):

7.01 Liens. Each of Holdco and the Parent Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries, other than the following (collectively, the “Permitted Liens”):

(a) Liens pursuant to any Loan Document (including Liens securing all Secured Obligations);

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by the definition of “Refinancing Indebtedness”, and (iii) Indebtedness secured thereby is permitted by Section 7.02(b);

(c) Liens for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborer’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges, deposits or Liens in the ordinary course of business in connection with health, disability or employee benefits or workers’ compensation, unemployment insurance or other social security or similar legislation (including Liens securing liability to insurance carriers under insurance arrangements);

(f) pledges, deposits or Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation, unless they are incurred in the ordinary course of business), performance bonds and other obligations of a like nature incurred in the ordinary course of business, including cash collateralization in respect of letters of credit;

(g) (i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and (ii) any condemnation, eminent domain or compulsory purchase rights or proceedings affecting any real property;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens encumbering Holdco’s, the Parent Borrower’s or any of the Parent Borrower’s Restricted Subsidiary’s equity interests or other Investments in any Joint Venture (i) securing obligations (other than Indebtedness for borrowed money) of Holdco, the Parent Borrower or such Restricted Subsidiary under the Joint Venture Agreement for such Joint Venture or (ii) in the nature of customary voting, equity transfer, redemptive rights or similar terms (other than Liens securing Indebtedness) under any such agreement;

(j) Liens securing Indebtedness of any Loan Party or any Restricted Subsidiary of any Loan Party to any Loan Party or any Restricted Subsidiary of any Loan Party permitted under Section 7.02(c); provided, however, that, except as contemplated under Section 7.01(m), no promissory note or other instrument evidencing such Indebtedness shall be subject to any Lien or otherwise pledged in favor of any Person, other than any Loan Party or any Restricted Subsidiary of any Loan Party or pursuant to the Loan Documents;

(k) Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or Fair Market Value, whichever is lower, of the property being acquired on the date of acquisition;

(l) [reserved];

(m) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness permitted by Section 7.01 (including, for the avoidance of doubt, Secured Hedge Agreements and Secured Cash Management Agreements and costs thereof) or other obligations of any Restricted Subsidiary that is not a Subsidiary Guarantor;

(n) licenses, leases (other than Capital Leases) or subleases granted to others not interfering in any material respect with the business of Holdco or any of its Restricted Subsidiaries;

(o) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases otherwise not prohibited by this Agreement;

(p) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(q) Liens on assets of Holdco, the Parent Borrower or any Restricted Subsidiaries maintained with providers of Banking Services;

(r) Liens upon real property heretofore leased or leased after the Closing Date (under operating or Capital Leases) in the ordinary course of business by Holdco, the Parent Borrower or any of the Parent Borrower’s Restricted Subsidiaries, as lessee, in favor of the lessor of such property created at the inception of the lease transaction, securing obligations of Holdco, the Parent Borrower or any of the Parent Borrower’s Restricted Subsidiaries under or in respect of such lease and extending to or covering only the property subject to such lease and improvements thereon;

(s) Liens created in favor of a producer or supplier of television programming or films over distribution revenues and/or distribution rights which are allocable to such producer or supplier under related distribution agreements;

(t) Liens of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code (or similar provision of other applicable jurisdiction) on items in the course of collection;

(u) Liens existing on property or assets of Holdco, the Parent Borrower of any of the Parent Borrower’s Restricted Subsidiaries as of, or provided for under written arrangements existing as of, the Closing Date and, to the extent securing obligations in excess of $250,000,000 in the aggregate, set forth on Schedule 7.01 and Liens securing Refinancing Indebtedness in respect thereof; provided, however, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(v) Liens on Securitization Assets securing or transferred pursuant to any Permitted Securitization Financing;

(w) Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof;

(x) Liens consisting of or relating to the sale, transfer, distribution, or financing of Works or other rights with respect thereto or with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of such Works in the ordinary course of business and the granting to Holdco, the Parent Borrower or any of the Parent Borrower’s Restricted Subsidiaries of rights to distribute such Works; provided, however, that no such Lien shall attach to any asset or right of Holdco or any of its Subsidiaries (other than (1) the Works which were sold, transferred to or financed by groups who may receive tax benefits or third-party investors in question or the proceeds arising therefrom and (2) the stock or equity interests of a Subsidiary substantially all of the assets of which consist of such Works and related proceeds);

(y) Liens on Works which either (1) existed on such Works before the time of their acquisition and were not created in anticipation thereof, or (2) were created solely for the purpose of securing obligations to financiers, producers, distributors, exhibitors, completion guarantors, inventors, copyright holders, financial institutions or other participants incurred in the ordinary course of business in connection with the acquisition, financing, production, completion, distribution or exhibition of Works;

(z) Liens arising under non-exclusive licenses or non-exclusive sublicenses of intellectual property (including Works) granted by Holdco, the Parent Borrower or any Restricted Subsidiary in the ordinary course of business or not interfering in any material respect with the ordinary course of business;

(aa) Liens on satellite transponders and all property rights therein and the products, revenues and proceeds therefrom which secure obligations incurred in connection with the acquisition, utilization or operation of such satellite transponders or the refinancing of any such obligations;

(bb) Liens resulting from progress payments or partial payments under United States government contracts or subcontracts;

(cc) Liens over any bank account used in the ordinary course of business;

(dd) Liens existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Restricted Subsidiary (or at the time Holdco, the Parent Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Parent Borrower or any Restricted Subsidiary); provided, however, that such Liens and arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (dd), if a Person other than the Parent Borrower is the resulting, surviving or transferee Person (the “Successor Company”) with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Parent Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes the Successor Company;

(ee) Liens on Equity Interests, Indebtedness or other securities of an Unrestricted Subsidiary or any joint venture that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively;

(ff) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements, tag, drag, right of first refusal, buy/sell arrangements or similar rights) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(gg) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness incurred in respect of any Indebtedness (other than any Indebtedness described in Section 7.01(a)) secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(hh) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness incurred in compliance with Section 7.02; provided that on the date of incurrence of such Indebtedness after giving effect to such incurrence (or, at the Borrower Representative’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount thereof, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause), the Consolidated First Lien Net Leverage Ratio shall not exceed 2.00 to 1.00 (or, if the Merger Agreement is terminated in accordance with its terms without consummation of the Merger, 1:50 to 1.00); provided, that any Liens on Collateral pursuant to this clause (hh) shall be subject to the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or an Other Intercreditor Agreement, as applicable;

(ii) [reserved];

(jj) any Lien mandatorily required under applicable law to be granted in favor of creditors as a consequence of (i) any consolidation, amalgamation or merger of the Parent Borrower or any Restricted Subsidiary with or into the Parent Borrower or any Restricted Subsidiary or (ii) the termination of a domination and/or profit and loss pooling agreement;

(kk) any escrow arrangements not prohibited under this Agreement and entered into in relation to (i) an Asset Sale or (ii) any acquisition of assets (including Equity Interests), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, or any other Investment not prohibited by this Agreement;

(ll) Liens on assets of any Restricted Subsidiary that is a Foreign Subsidiary and is not a Borrower or a Subsidiary Guarantor to the extent arising mandatorily under applicable law;

(mm) Liens on assets of Excluded Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Excluded Subsidiary;

(nn) Liens securing Indebtedness or other obligations that in the aggregate at any time outstanding do not exceed a principal amount equal to $2,000,000,000; and

(oo) Liens securing Indebtedness pursuant to Section 7.02(j), (l), (m), (q) or (u); provided that, to the extent applicable, any Liens securing Indebtedness incurred by a Loan Party pursuant to Section 7.02(j), (l) or (u) shall not extend to any assets other than the Collateral.

For purposes of determining compliance with this Section 7.01, (1) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this Section 7.01, but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (2) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (3) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Parent Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (4) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Equity Interests constituting Indebtedness in the form of additional shares of the same class of Equity Interests, (5) if any Liens securing any commitments in respect of revolving or deferred draw Indebtedness are established in reliance on any category of Permitted Liens measured by reference to Consolidated EBITDA (or a percentage thereof), at the Parent Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing for the commitment to fund such Indebtedness, after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness, such amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such incurrence would cause such Consolidated EBITDA (or a percentage thereof) to be exceeded (in which case such Indebtedness shall be deemed to be outstanding for purposes of future incurrence tests for so long as such commitment remains outstanding and such election has not been revoked), (6) [reserved], (7) if any Liens securing Indebtedness or other obligations are incurred to refinance Liens securing Indebtedness or other obligations initially incurred (or, to refinance Liens incurred to refinance Liens initially incurred) in reliance on any category of Permitted Liens measured by reference to a percentage of Consolidated EBITDA at the time of incurrence of such Indebtedness or other obligation, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing (or any subsequent refinancing) would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (8) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing (or any subsequent refinancing) would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

Notwithstanding any provision to the contrary elsewhere in this Agreement, unless the Merger Agreement has been terminated prior to the consummation of the Merger and the Loan Parties have granted Liens on the Material S&S Property to secure the Secured Obligations, each of Holdco and the Parent Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any Material S&S Property securing Indebtedness (in excess of $100,000,000) of Holdco, the Parent Borrower and their Restricted Subsidiaries.

7.02 Indebtedness. Each of Holdco and the Parent Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and, to the extent in excess of $250,000,000 in the aggregate, listed on Schedule 7.02 and any Refinancing Indebtedness in respect thereof;

(c) (i) Indebtedness (other than Guarantees) of Holdco or any Restricted Subsidiary of Holdco owing to Holdco or any Restricted Subsidiary of Holdco; and (ii) Guarantees by Holdco or any Restricted Subsidiary of Holdco in respect of Indebtedness of Holdco or any Restricted Subsidiary of Holdco otherwise permitted hereunder;

(d) obligations (contingent or otherwise) of Holdco, the Parent Borrower or any Restricted Subsidiary existing or arising under any Swap Contract entered into in the ordinary course of business and not for purposes of speculation;

(e) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and Purchase Money Obligations; provided, however, that the principal amount of such Indebtedness does not exceed the amount of such type of Indebtedness of Holdco and its Restricted Subsidiaries outstanding on the Closing Date plus of the greater of (x) $3,080,000,000 and (y) 35.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period;

(f) Indebtedness of Holdco, the Parent Borrower or any of their Restricted Subsidiaries in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of (x) $3,080,000,000 and (y) 35.0% of LTM EBITDA;

(g) Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness incurred pursuant to this clause (h) shall not exceed the greater of (x) $2,540,000,000 and (y) 30.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period;

(h) Indebtedness of Holdco, the Parent Borrower or any Restricted Subsidiary incurred (i) in the ordinary course of business as an account party in respect of letters of credit or any surety bonds, performance bonds, customs bonds, statutory, appeal or similar bonds, completion guarantees or other obligations of a like nature, (ii) in respect of the financing of insurance premiums, (ii) in respect of take-or-pay obligations contained in supply arrangements in the ordinary course of business, (iv) in respect of obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business and/or (v) in respect of Banking Services;

(i) Indebtedness incurred pursuant to any Permitted Securitization Financing;

(j) Indebtedness incurred pursuant to any Permitted Revolving Refinancing Debt and/or the Junior Lien Notes (it being understood that the Administrative Agent and/or Collateral Agent is authorized by the Lenders and the other Secured Parties to enter into a Junior Lien Intercreditor Agreement with respect to the Junior Lien Notes);

(k) Indebtedness consisting of or relating to the sale, transfer, distribution, or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of such motion pictures, video and television programming, sound recordings or books in the ordinary course of business and the granting to Holdco or any of its Subsidiaries of rights to distribute such motion pictures, video and television programming, sound recordings or books;

(l) Indebtedness incurred by a Borrower, a Guarantor or an Escrow Subsidiary (A) pursuant to this Agreement and the other Loan Documents, (B) [reserved], (C) constituting Additional Obligations, (D) [reserved], (E) in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.20 and (F) pursuant to any Letter of Credit Facility, in an aggregate principal amount for all such Indebtedness outstanding after giving effect to such incurrence not in excess of the Maximum Incremental Facilities Amount (for purposes of determining the amount available to be incurred pursuant to clause (i) of the definition of “Maximum Incremental Facilities Amount”, treating (x) any then unused portion of Incremental Revolving Commitments made available in reliance on such clause as outstanding Indebtedness and (y) Refinancing Indebtedness and Permitted Debt Exchange Notes incurred pursuant to this Section 7.02(l) in respect of Indebtedness incurred in reliance on clause (i) of the definition of “Maximum Incremental Facilities Amount” (and Refinancing Indebtedness and Permitted Debt Exchange Notes incurred pursuant to this Section 7.02(l) in respect of such Refinancing Indebtedness and/or Permitted Debt Exchange Notes) as outstanding pursuant to such clause), together with Refinancing Indebtedness in respect of the Indebtedness described in subclauses (A), (B), (C), (D), (E) and (F) of this Section 7.02(l), plus, without duplication of incremental amounts included in the definition of “Refinancing Indebtedness”, in the event of any refinancing of such Indebtedness (including with Specified Refinancing Indebtedness), the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing;

(m) Indebtedness in respect of any Additional Letter of Credit Facility in an aggregate principal or face amount at any time outstanding not to exceed $100,000,000;

(n) Indebtedness if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof (or, at the Parent Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount thereof, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (n)), either (x) the Consolidated Interest Coverage Ratio would be equal to or greater than 2.00 to 1.00 or (y) the Consolidated Interest Coverage Ratio would equal or be greater than the Consolidated Interest Coverage Ratio immediately prior to giving effect thereto;

(o) Indebtedness (i) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business or consistent with past practice or industry practice, or (ii) consisting of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, other contingent consideration obligations, other deferred purchase price or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person;

(p) Indebtedness of (A) Holdco, the Parent Borrower or any Restricted Subsidiary incurred to finance or refinance, or otherwise incurred in connection with, any acquisition of assets (including Equity Interests), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary or (B) any Person that is acquired by or merged, amalgamated or consolidated with or into the Parent Borrower or any Restricted Subsidiary (including Indebtedness thereof incurred in connection with any such acquisition, merger, amalgamation or consolidation); provided that on the date of such acquisition, merger, amalgamation or consolidation, after giving effect thereto, either (1) Holdco or the Parent Borrower could incur at least $1.00 of additional Indebtedness pursuant to Section 7.02(u), (2) the Consolidated Total Net Leverage Ratio would equal or be less than the Consolidated Total Net Leverage Ratio immediately prior to giving effect thereto, (3) the Parent Borrower could incur at least $1.00 of additional Indebtedness pursuant to Section 7.02(n) or (4) the Consolidated Interest Coverage Ratio would equal or be greater than the Consolidated Interest Coverage Ratio immediately prior to giving effect thereto; provided, further, that if, at the Parent Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing for the commitment to fund such Indebtedness, pro forma effect is given to the incurrence of the entire committed amount of such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (p); and any Refinancing Indebtedness with respect to any such Indebtedness;

(q) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(r) Indebtedness issuable upon the conversion or exchange of shares of Disqualified Equity Interests issued in accordance with Section 7.02, and any Refinancing Indebtedness with respect thereto;

(s) Indebtedness of (A) Holdco, the Parent Borrower or any Restricted Subsidiary incurred as consideration, to finance or refinance, or otherwise incurred in connection with any acquisition of assets (including Equity Interests), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary or (B) any Person that is acquired by or merged, amalgamated or consolidated with or into the Parent Borrower or any Restricted Subsidiary (including Indebtedness thereof incurred in connection with any such acquisition, merger, amalgamation or consolidation), and in each case any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of (x) $1,320,000,000 and (y) 15.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period;

(t) Indebtedness of Holdco, the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of Restricted Payments which could be made at the time of such incurrence pursuant to Section 7.07(b)(vii), Section 7.07(b)(xiii) or clause (a) of the definition of “Available Amount”; and any Refinancing Indebtedness with respect thereto; provided that the incurrence of Indebtedness in reliance on amounts available for making Restricted Payments pursuant to any of the foregoing clauses in Section 7.07 or such clause (a) of the definition of “Available Amount”

shall reduce the amount available under any such applicable clause by an amount equal to one-half of the outstanding principal amount of such Indebtedness;

(u) Indebtedness of Holdco, the Parent Borrower or any Restricted Subsidiary that is unsecured or secured only by the Collateral in an unlimited amount if, after giving effect to the incurrence of such amount (or, at the Borrower Representative’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount thereof, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (u) but shall be deemed to be outstanding for future incurrences for so long as such commitment is outstanding and such election has not been revoked), (A) if such Indebtedness is secured by a Lien on an equal priority basis with the Liens on the Collateral securing the Obligations hereunder, the Consolidated First Lien Net Leverage Ratio shall not exceed 2.00 to 1.00 (or, if the Merger Agreement is terminated in accordance with its terms without consummation of the Merger, 1:50 to 1.00), or (B) if such Indebtedness is secured by a Lien on a junior priority basis with the Liens on the Collateral securing the Obligations hereunder, or is unsecured, either (I) the Consolidated Total Net Leverage Ratio shall not exceed 3.80 to 1.00, (II) the Consolidated Total Net Leverage Ratio would equal or be less than the Consolidated Total Net Leverage Ratio immediately prior to giving effect thereto, (III) the Consolidated Interest Coverage Ratio shall not be less than 2.00 to 1.00 or (IV) the Consolidated Interest Coverage Ratio would equal or be greater than the Consolidated Interest Coverage Ratio immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(v) Indebtedness constituting Acquired Indebtedness, and any Refinancing Indebtedness with respect thereto;

(w) Indebtedness arising out of any sale and leaseback transaction in the ordinary course of business or consistent with past practice or industry practice;

(x) customer deposits and advance payments received in the ordinary course of business or consistent with past practice or industry practice from customer for goods and services purchased in the ordinary course of business or consistent with past practice or industry practice;

(y) [reserved]; and

(z) Indebtedness incurred pursuant to or in connection with the Transactions.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 7.02, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this Section 7.02) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness incurred pursuant to Section 7.02 meets the criteria of more than one of the types of Indebtedness described in Section 7.02, the Borrower Representative, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses or subclauses of Section 7.02 (including in part under one such clause or subclause and in part under another such clause or subclause); (iii) [reserved]; (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any clause or subclause of Section 7.02 including for purposes of any determination of the “Maximum Incremental Facilities Amount”, shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; (vi) if any commitments in respect of revolving or deferred draw Indebtedness are established in reliance on any provision of Section 7.02 measured by reference to Consolidated EBITDA (or a percentage thereof), at the Parent Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing for the commitment to fund such Indebtedness, after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness, such amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such incurrence would cause such Consolidated EBITDA (or a percentage thereof) to be exceeded but shall be deemed to be outstanding for future incurrences for so long as such commitment is outstanding and such election has not been revoked; (vii) if any Indebtedness is incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially incurred (or established) (or, to refinance Indebtedness incurred (or commitments established) to refinance Indebtedness initially incurred (or commitments initially established)) in reliance on any provision of Section 7.02 measured by reference to Consolidated EBITDA (or a percentage thereof) at the time of incurrence (or establishment) and such refinancing would cause such Consolidated EBITDA (or a percentage thereof) to be exceeded if calculated based on the Consolidated EBITDA (or a percentage thereof) on the date of such refinancing, such Consolidated EBITDA (or a percentage thereof) shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) so long as the outstanding or committed principal amount of such refinancing Indebtedness does not exceed an amount equal to the outstanding or committed principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing; and (viii) if any Indebtedness is incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially incurred (or established) (or, to refinance Indebtedness incurred (or commitments established) to refinance Indebtedness initially incurred (or commitments initially established)) in reliance on any provision of Section 7.02 measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) to the extent the outstanding or committed principal amount of such refinancing Indebtedness does not exceed an amount equal to the outstanding or committed principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

For purposes of determining compliance with any provision of Section 7.02 (or any category of Permitted Liens described in the definition thereof) measured by a dollar amount or by reference to Consolidated EBITDA (or a percentage thereof), in each case, for the incurrence of Indebtedness or Liens securing Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred or, in each case, if earlier, allocated or priced, as applicable, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being incurred), and such refinancing would cause the applicable provision of Section 7.02 (or category of Permitted Liens) measured by a dollar amount or by reference to Consolidated EBITDA (or a percentage thereof), as applicable, to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such provision of Section 7.02 (or category of Permitted Liens) measured by a dollar amount or by reference to Consolidated EBITDA (or a percentage thereof), as applicable, shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and incurred pursuant to this Agreement shall be calculated based on the relevant currency exchange rate in effect on, at the Parent Borrower’s option, (A) to the extent any such Indebtedness is incurred prior to or on the Closing Date, the Closing Date, (B) any date on which any of the respective commitments under this Agreement shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose hereunder or thereunder, (C) the date of such incurrence or (D) the date on which such Indebtedness is allocated or priced, as applicable. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

7.03 Fundamental Changes; Asset Sale.

(a) Each of Holdco and the Parent Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that:

(i) each Loan Party may merge with any other Person; provided that (i) a Loan Party (other than a Borrower) shall be the continuing or surviving Person, and (ii) if the Parent Borrower or a Borrower is party to such merger, the Parent Borrower or such Borrower, as applicable, shall be the continuing or surviving Person (or, if the Parent Borrower or such Borrower, as applicable, shall not be the continuing or surviving Person, such surviving Person shall be a person organized under the laws of any state of the United States of America or the District of Columbia, shall have furnished all “know your customer” information reasonably requested by the Administrative Agent (or any Lender through the Administrative Agent) and shall join this Agreement as a Borrower hereunder) or shall resign as a Borrower hereunder;

(ii) any Restricted Subsidiary of Holdco (other than any Loan Party) may merge with (i) a Loan Party, provided that a Loan Party shall be the continuing or surviving Person, or (ii) any one or more other such Restricted Subsidiaries or any other Person;

(iii) any Restricted Subsidiary of Holdco (other than the Parent Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to Holdco or to any of its Restricted Subsidiaries;

(iv) Restricted Payments not prohibited by Section 7.07 shall be permitted;

(v) dispositions of assets not prohibited by Section 7.03(b); and

(vi) any Permitted Holdco Reorganization, the Merger Transactions and any Disposal of all or substantially all of the assets constituting Holdco’s Global Linear Network business (as determined by the Parent Borrower in good faith, such determination to be conclusive), shall be permitted.

(b) Each of Holdco and the Parent Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, consummate any Asset Sale unless:

(i) Holdco, the Parent Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to Fair Market Value (as of the date on which a legally binding commitment for such Asset Sale was entered into) of the shares and assets subject to such Asset Sale;

(ii) in the case of any Asset Sales (or series of related Asset Sales) having a Fair Market Value, as of the date on which a legally binding commitment for such Asset Sale was entered into of the greater of (x) $1,320,000,000 and (y) 15.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period or more, the consideration therefor is at least 75% cash and Cash Equivalents; provided, that the amount of:

(A)

the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of Holdco, the Parent Borrower or a Restricted Subsidiary (other than Indebtedness of Holdco, the Parent Borrower or a Restricted Subsidiary that is expressly subordinated in right of payment or Lien priority to the Obligations) or the release of Holdco, the Parent Borrower or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Sale;

(B)

securities, notes or other obligations received by Holdco, the Parent Borrower or any Restricted Subsidiary from the transferee that are converted by Holdco, the Parent Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale; and

(C)

any Designated Non-Cash Consideration received by Holdco, the Parent Borrower or any of their Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed (x) $6,600,000,000 and (y) 75% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period;

shall each be deemed to be Cash Equivalents for the purposes of this Section 7.03(b)(ii); and

(iii) to the extent required by Section 7.03(d), the Net Available Cash from such Asset Sale (such amount, the “Net Available Cash Amount”) is applied by Holdco or the Parent Borrower or any Restricted Subsidiary, as the case may be, as provided therein.

(c) To the extent any Collateral is disposed of in a manner not expressly prohibited by Section 7.03(b) to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents.

(d) In the event that, on or after the Closing Date, Holdco, the Parent Borrower or any Restricted Subsidiary shall make an Asset Sale in respect of Collateral, an amount equal to 100.0% (as such percentage may be adjusted pursuant to clause (3) of the proviso to this Section 7.03(d)) of the Net Available

Cash from such Asset Sale shall be applied by the Parent Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(i) first, to the extent, the Parent Borrower or such Restricted Subsidiary elects (by delivery of an officer’s certificate by a Responsible Officer to the Administrative Agent) to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Parent Borrower or another Restricted Subsidiary) within (x) 545 days after the later of the date of such Asset Sale and the date of receipt of such Net Available Cash (such period the “Reinvestment Period”) or (y) if such investment in Additional Assets is a project authorized by the Board of Directors of Holdco or the Parent Borrower that will take longer than such 545 days to complete and is subject to a binding written commitment or letter of intent entered into during the Reinvestment Period, an additional 180 days after the last day of the Reinvestment Period and, in the event any such commitment or letter of intent is later cancelled or terminated for any reason before such investment is completed, and the Parent Borrower or such Restricted Subsidiary enters into another binding written commitment or letter of intent, an additional 180 days after such cancellation or termination (it being understood and agreed that if no such investment is made within the Reinvestment Period as extended by this clause (y), the Parent Borrower shall make the prepayments required by Section 7.03(d)(ii) within ten Business Days after the earlier to occur of (I) the last day of such Reinvestment Period as extended by this clause (y) and (II) the date the Parent Borrower elects not to pursue such investment);

(ii) second, (1) if no application of Net Available Cash election is made pursuant to the preceding clause (i) with respect to such Asset Sale or (2) if such election is made to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with Section 7.03(d)(i), within ten Business Days after the end of the Reinvestment Period specified in clause (i) above (as extended pursuant to clause (y) of such clause (i)), to purchase, redeem, repay, prepay, make an offer to prepay or repurchase, or deliver a notice of redemption, in accordance with Section 2.05(b)(ii) (subject to Section 2.05(b)(vi)) or the agreements or instruments governing the relevant Indebtedness described in clause (B) immediately below (subject to any provision under such agreement or instrument analogous to Section 2.05(b)(vi)), as applicable, (A) the Term Loans and (B) to the extent the Parent Borrower or any Restricted Subsidiary is required by the terms thereof any Pari Passu Indebtedness on no more than a pro rata basis with the Term Loans; and

(iii) third, to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with Section 7.03(d)(i) and (ii) (including an amount equal to the amount of any prepayment otherwise contemplated by clause (ii) above in connection with such Asset Sale that is declined by any Lender), to fund (to the extent consistent with any other applicable provision of this Agreement) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Junior Indebtedness or the making of other Restricted Payments);

provided, however, that (1) in connection with any prepayment, repayment, purchase or redemption of Indebtedness pursuant to clause (ii) above, the Parent Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased or redeemed; (2) the Parent Borrower (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Sale (provided that, such investment shall be made no earlier than the earliest of notice of the relevant Asset Sale to the Administrative Agent, execution of a definitive agreement for the relevant Asset

Sale, and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with Section 7.03(d)(i) above with respect to such Asset Sale and (3) the foregoing percentage in this Section 7.03(d) shall be reduced to (x) 50.0% if the Consolidated First Lien Net Leverage Ratio at the time of such Asset Sale (or, at the Parent Borrower’s option, on the date a legally binding commitment for such Asset Sale was entered into or at the time of application of such Net Available Cash) would be equal to or less than 2.05 to 1.00 and (y) 0.0% if the Consolidated First Lien Net Leverage Ratio at the time of such Asset Sale (or, at the Parent Borrower’s option, on the date a legally binding commitment for such Asset Sale was entered into or at the time of application of such Net Available Cash) would be equal to or less than 1.80 to 1.00, in each case after giving pro forma effect to such Asset Sale and, at the election of the Parent Borrower, either prior to or after giving effect to any application of such Net Available Cash as set forth herein and, at the election of the Parent Borrower, either prior to or after giving effect to any voluntary prepayments made pursuant to Section 2.05(a). (any Net Available Cash in respect of Asset Sales not required to be applied in accordance with this Section 7.03(d) as a result of the application of this proviso shall collectively constitute “Leverage Excess Proceeds”).

(e) Notwithstanding the foregoing provisions of Section 7.03(d), Holdco, the Parent Borrower and their respective Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with Section 7.03(d) except to the extent that (i) the aggregate Net Available Cash from all Asset Sales in respect of Collateral or equivalent amount that is not applied in accordance with Section 7.03(d) exceeds the greater of (x) $660,000,000 and (y) 7.5% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period, individually (such threshold, the “Individual Asset Sale Sweep Threshold”), or the greater of (x) $1,320,000,000 and (y) 15.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period, in the aggregate (such threshold, the “Aggregate Asset Sale Sweep Threshold”), as applicable, in which case the Parent Borrower and the Restricted Subsidiaries shall apply all of such Net Available Cash from such Asset Sales or equivalent amount from such Asset Sales in excess of the applicable threshold in accordance with Section 7.03(d) or (ii) the terms of any Pari Passu Indebtedness would require Net Available Cash or the equivalent amount from such Asset Sales to be applied to purchase, redeem, repay or prepay such Indebtedness prior to reaching the Individual Asset Sale Sweep Threshold or the Aggregate Asset Sale Sweep Threshold, as applicable.

7.04 Transactions with Affiliates. Each of Holdco and the Parent Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any transaction of any kind with any Affiliate of Holdco, whether or not in the ordinary course of business, other than (A) on terms substantially as favorable to Holdco, the Parent Borrower or such Restricted Subsidiary as would be obtainable by Holdco, the Parent Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate (as reasonably determined by the Borrower) or (B) any such transaction or series of related or similar transactions involving an amount (in the case of such a transaction or transactions providing for periodic payments or installments, including the aggregate amount of such payments or installments, and in the case of Indebtedness, including the largest aggregate amount that may be outstanding thereunder and the largest amount of interest and fees that may become due thereunder in any twelve month period) not in excess of the greater of (x) $880,000,000 and (y) 10.0% of Consolidated EBITDA of the last day of the most recently ended Measurement Period; provided that the foregoing restrictions shall not apply to:

(a) transactions otherwise permitted hereunder with a Joint Venture pursuant to a Joint Venture Agreement to which a Significant Shareholder and/or an Affiliate of a Significant Shareholder (other than Holdco or any of its Restricted Subsidiaries) is also a party; provided that such Joint Venture Agreement is on terms substantially as favorable to Holdco or such Restricted Subsidiary as would be obtainable by

Holdco or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate;

(b) transactions otherwise permitted hereunder between or among Holdco and any of its Restricted Subsidiaries (other than any Restricted Subsidiary of Holdco that is a Joint Venture described in clause (a) above) or between and among any such Restricted Subsidiaries;

(c) Guarantees made by Holdco or any of its Restricted Subsidiaries otherwise permitted under Section 7.02 in respect of any Affiliate of such Person;

(d) Restricted Payments and Investments not prohibited by Section 7.07;

(e) (i) expense reimbursement, indemnities, salaries and other compensation to current and former officers, directors, consultants, advisors and employees of Holdco or any Restricted Subsidiary of Holdco, or (ii) entering into (and payments under) employment, benefit plans, service and severance arrangements with current and former officers, directors, consultants, advisors and employees of Holdco or any Restricted Subsidiary of Holdco, including, without limitation, grants of securities, stock options, and similar rights, as determined in good faith by the board of directors, a committee thereof or senior management of Holdco or the applicable Restricted Subsidiary;

(f) loans and other transactions among the Loan Parties and their Restricted Subsidiaries, in each case to the extent permitted or not restricted under this Article VII;

(g) transactions pursuant to or in connection with any Permitted Securitization Financing; and

(h) transactions approved by a majority of the disinterested members of the Board of Directors of Holdco or the Parent Borrower.

7.05 Use of Proceeds. Each of Holdco and the Parent Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, except in each case in compliance with Regulation U, nor allow, after giving effect to the application of the proceeds of any Credit Extension, more than twenty-five percent (25%) of the value of the assets (either of the Borrowers only or of the Borrowers and their respective Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between a Loan Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) to be Margin Stock.

7.06 [Reserved].

7.07 Restricted Payments.

(a) Each of Holdco and the Parent Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly to:

(i) declare or pay any dividend or make any payment or distribution on or in respect of Holdco’s Equity Interests (including any such payment in connection with any merger or consolidation involving Holdco or any of its Subsidiaries) (other than (A) dividends, payments or distributions payable in Equity Interest of Holdco (other than Disqualified Equity Interests) or in options, warrants or other rights to purchase such Equity Interests of Holdco (other than

Disqualified Equity Interests) and (B) dividends, payments or distributions payable to Holdco or any Restricted Subsidiary thereof (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Equity Interests on no more than a pro rata basis, measured by value));

(ii) purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Equity Interest of Holdco held by Persons other than Holdco or a Subsidiary of Holdco;

(iii) voluntarily purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Indebtedness in excess of the Threshold Amount (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value (A) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement and (B) in respect of the Junior Lien Notes); or

(iv) make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (iv) above are referred to herein as a “Restricted Payment”) if, at the time Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries makes such Restricted Payment after giving effect thereto, the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors of Holdco or the Parent Borrower, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors of Holdco or the Parent Borrower) declared or made subsequent to the Closing Date and then outstanding would exceed the Available Amount (provided that, if a Specified Event of Default would exist after giving effect to such Restricted Payment and any other applicable transactions, the Available Amount shall not be available).

(b) The provisions of Section 7.07(a) do not prohibit any of the following:

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Agreement as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(ii) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Equity Interests, including any accrued and unpaid dividends thereon or Junior Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the sale of, a substantially concurrent offering of Equity Interests (other than Disqualified Equity Interests) of Holdco;

(iii) repurchases or redemptions of fractional shares upon the exercise of any warrant, option or similar instrument;

(iv) a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Equity Interests of Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their estates, heirs, family members, spouses or former spouses) of Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries for aggregate consideration not to exceed the greater of (x) $880,000,000 and (y) 10.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period in any fiscal year of Holdco (which, if not used in any fiscal year, may be carried forward to subsequent fiscal years (until so applied));

(v) purchases or redemptions of Legacy Bonds (i) in connection with the Junior Lien Exchange, (ii) issued by Historic TW, Inc. (and its predecessors) and outstanding on the Closing Date, (iii) in anticipation of an upcoming maturity that is within one year of the making of the applicable purchase or redemption, (iv) in exchange for or from the net cash proceeds of Refinancing Indebtedness or the Junior Lien Notes and (v) pursuant to other purchases and redemptions so long as the aggregate principal amount of Legacy Bonds purchased or redeemed pursuant to this subclause (v) does not exceed $500,000,000;

(vi) (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Equity Interests of Holdco or the Parent Borrower (“Treasury Capital Stock”) or any Junior Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Equity Interests of Holdco or the Parent Borrower (other than Disqualified Equity Interests and other than Equity Interests issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to Holdco or the Parent Borrower, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (b) of the definition of “Available Amount”; and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to Section 7.07(b)(xiv), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the sum of (A) the greater of (x) $2,200,000,000 and (y) 25.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period, plus (B) the aggregate amount of all Declined Amounts plus (C) the aggregate amount of all Leverage Excess Proceeds;

(viii) any Restricted Payment of the type described in clause (i), (ii) or (iii) of the definition thereof contained in Section 7.07(a); provided that, on a pro forma basis after giving effect to such Restricted Payment, the Consolidated First Lien Net Leverage Ratio would be equal to or less than 2.05 to 1.00; provided further that, after giving effect to such Restricted Payment and the other applicable transactions, no Specified Event of Default would exist therefrom;

(ix) any Investment; provided that on a pro forma basis after giving effect to such Investment, either (A) the Consolidated First Lien Net Leverage Ratio would be equal to or less than 2.30 to 1.00, or (B) other than in the case of an Investment or deemed Investment in an Unrestricted Subsidiary, the Consolidated First Lien Net Leverage Ratio would be equal to or less than the Consolidated First Lien Net Leverage Ratio immediately prior to giving effect to such Investment;

(x) (t) any purchase, redemption, repurchase, defeasance or other acquisition, retirement or repayment of any Junior Indebtedness (u) made by exchange for, or out of the proceeds of the incurrence of, (1) Refinancing Indebtedness incurred in compliance with Section 7.02 or (2) new Indebtedness of Holdco, the Parent Borrower, or any of their respective Restricted Subsidiaries, as the case may be, incurred in compliance with Section 7.02, so long as such new Indebtedness satisfies all requirements for “Refinancing Indebtedness” set forth in the definition thereof applicable to a refinancing of such Junior Indebtedness, (v) from Net Available Cash or an equivalent amount to the extent not prohibited by Section 7.03(b), (w) from Declined Amounts as contemplated by Section 2.05(b), (x) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), (y) constituting Acquired Indebtedness, or (z) in an aggregate amount at any time not exceeding the sum of (1) an amount equal to the greater of (x) $2,200,000,000 and (y) 25.0% of Consolidated EBITDA as of the last day of the most recently ended Measurement Period, (2) the Available Investments Amount and (3) the Available Restricted Payments Amount;

(xi) dividends or other distributions of, or Investments paid for or made with, Equity Interests, Indebtedness or other securities of Unrestricted Subsidiaries;

(xii) [reserved];

(xiii) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the sum (without duplication) of (x) the amount of Excluded Contributions plus (y) an amount equal to the product of (i) the Net Available Cash from an Asset Sale in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, multiplied by (ii) a fraction the numerator of which is the aggregate amount of Excluded Contributions used to finance the acquisition of such property or assets and the denominator of which is the aggregate cash consideration for the acquisition of such property or assets; and

(xiv) loans, advances, dividends or distributions to Holdco to permit dividends on any Designated Preferred Equity Interests of Holdco issued after the Closing Date if the net proceeds of the issuance of such Designated Preferred Equity Interests have been contributed to the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate amount of all loans, advances, dividends or distributions paid pursuant to this Section 7.07(b)(xiv) shall not exceed the net proceeds of such issuance of Designated Preferred Interests received by or contributed to the Parent Borrower or any of its Restricted Subsidiaries;

provided that, solely with respect to Section 7.07(b)(vii)(A) and Section 7.07(b)(viii), so long as no Specified Event of Default would result after giving pro forma effect to such Restricted Payment and the other applicable transactions.

(c) Notwithstanding any provision to the contrary elsewhere in this Agreement, the consummation of any transaction (whether by way of sale, conveyance, transfer, or other disposition, and whether in a single transaction or series of related transactions) that results in the transfer of Material Intellectual Property from Holdco, the Parent Borrower or any of their Restricted Subsidiaries to an Unrestricted Subsidiary (including as a result of the designation of a Restricted Subsidiary that owns Material Intellectual Property as an Unrestricted Subsidiary) shall not be permitted.

(d) Notwithstanding any other provision of this Agreement, this Agreement shall not restrict any redemption or other payment by Holdco, the Parent Borrower or any of their Restricted Subsidiaries made as a mandatory principal redemption or other payment in respect of Junior Indebtedness pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of Junior Indebtedness, and the Parent Borrower’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Agreement.

7.08 Burdensome Agreements.

(a) Holdco shall not permit any of Restricted Subsidiary of Holdco to create or become effective under any Contractual Obligation (other than this Agreement or any other Loan Document) any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i) pay dividends or make any other distributions to the Parent Borrower on its Equity Interests;

(ii) make loans or advances to the Parent Borrower;

(iii) create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Obligations; or

(iv) sell, lease or transfer any of its properties or assets to the Parent Borrower.

(b) The provisions of Section 7.08(a) will not apply to any encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions of Holdco, the Parent Borrower or any of their respective Restricted Subsidiaries in effect or entered into (i) on the Closing Date (including, without limitation, pursuant to this Agreement and the Existing Revolving Credit Agreement) and (ii) on and after the execution and delivery thereof, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Permitted Debt Exchange Notes (and any related documents) and any Additional Obligations Documents;

(ii) applicable law or any applicable rule, regulation or order;

(iii) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into Holdco or any Subsidiary of Holdco that was in existence at the time of such acquisition (or at the time it merges with or into Holdco or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (iii), if a Person other than Holdco or such Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by Holdco or such Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(iv) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Equity Interests or assets of such Subsidiary;

(v) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(vi) customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(vii) purchase money Indebtedness and Capital Leases, to the extent such obligations impose restrictions of the nature described in clause (iii) or (iv) of Section 7.08(a) on the property so acquired;

(viii) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (iii) or (iv) of Section 7.08(a) on the property subject to such lease;

(ix) any encumbrance or restriction effected in connection with any Permitted Securitization Financing or any of the Transactions;

(x) [reserved];

(xi) any encumbrance or restriction contained in secured or unsecured Indebtedness permitted to be incurred pursuant to Sections 7.01 and 7.02 (including, for the avoidance of doubt, the Junior Lien Notes and the Permitted Revolving Refinancing Debt);

(xii) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of Parent Borrower or any of its Restricted Subsidiaries in any manner material to Parent Borrower or any of its Restricted Subsidiaries or (y) materially affect the Parent Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by the Parent Borrower in good faith;

(xiii) customary provisions in Joint Venture Agreements or arrangements and other similar agreements or arrangements relating solely to the applicable Joint Venture;

(xiv) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Parent Borrower, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(xv) any licenses, sublicenses or cross-licenses of intellectual property constituting Liens not prohibited by Section 7.01.

For purposes of determining compliance with this Section 7.08, (i) the priority of any Equity Interests in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to Holdco, the Parent Borrower or any of their respective Subsidiaries to other Indebtedness incurred by Holdco, the Parent Borrower or any of their respective Subsidiaries shall not be deemed a restriction on the ability to make loans or advances.

7.09 Sanctions Restrictions. Each of Holdco and the Parent Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is targeted by Sanctions, except to the extent permitted for an individual or entity required to comply with Sanctions or otherwise authorized by applicable Law, or in any other manner that will result in a material violation by any party to any Loan Document (including any Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

It is acknowledged and agreed that the representations, covenants and undertakings (as applicable) set out in Sections 5.16, 6.13 and 7.09 are only sought and given with respect to any natural or legal person resident or incorporated in the European Union to the extent permissible pursuant to any provision of Council Regulation (EC) No. 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union) as amended, supplemented or other-wise altered from time to time.

7.10 Anti-Corruption Laws. Each of Holdco and the Parent Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, use the proceeds of any Credit Extension for any purpose which would result in a material violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or (iii) within ten Business Days after the same becomes due, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; provided that with respect to this Section 8.01(a), if the applicable Borrower has made, on the due date or before the expiry of any grace period, a payment in an amount that is not less than the amount set forth in a calculation, if any, received from the Administrative Agent, and any such payment was less than the amount due and owing under this Agreement (an “underpayment”), then such underpayment will not become (A) a Default unless and until such underpayment remains outstanding after the third Business Day after the date (if any) on which the applicable Borrower receives written notice from the Administrative Agent of an underpayment setting forth the amount of the deficiency (such date of notice, the “underpayment notice date”) or (B) an Event of Default (and Section 2.08(b) shall not apply) unless and until such underpayment remains outstanding after the later of (x) the third Business Day after such underpayment notice date and (y) the applicable grace period otherwise contained in this Section 8.01(a); or

(b) Specific Covenants. (i) Holdco or the Parent Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(a), 6.03(a), 6.05(a) (solely with respect to the Parent Borrower), 6.11 or Article VII; or (ii) Holdco fails to observe any term covenant or agreement contained in Section 7.03; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice of such default to the Parent Borrower from the Administrative Agent or the Required Lenders; provided that any failure to observe or perform any covenant, condition or agreement contained in Section 5.22 that results in the Collateral Agent ceasing to have a perfected first priority security interest in the Collateral to the extent that any such loss of perfection or priority results from the Collateral Agent no longer having control of Collateral or possession of Collateral actually delivered to it and pledged under the Collateral Documents or Uniform Commercial Code amendments relating to a Loan Party’s change of name or jurisdiction of formation (solely to the extent that any Loan Party provides the Collateral Agent written notice thereof in accordance with the Security Agreement, and the Collateral Agent is authorized by the applicable Loan Party to file such amendments) or continuation statements not being timely filed shall not constitute a Default or Event of Default for purposes of this Section 8.01(c); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made, and for the failure of any representation, warranty, certification or statement of fact that is capable of being cured (as determined in good faith by the Parent Borrower, which determination shall be conclusive), such default shall continue unremedied for a period of 30 days after the date on which written notice thereof shall have been given to the Parent Borrower by the Administrative Agent or the Required Lenders (provided that, in the case of any such representation, warranty, certification or statement of fact related to Indebtedness or Guarantee Obligations containing or otherwise requiring observance or compliance with a financial maintenance covenant or any representation or warranty related to such financial maintenance covenant, no default in the observance of or compliance with such representation, warranty, certification or statement of fact shall constitute an Event of Default hereunder unless and until such Indebtedness or Guarantee Obligation shall have been Accelerated (as defined below) and such Acceleration (as defined below) shall not have been rescinded); or

(e) Cross-Default. (i) Holdco, the Parent Borrower, any other Loan Party or any of their Significant Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond any applicable grace period in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, intercompany Indebtedness and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) equal to or greater than the Threshold Amount, or (B) fails to observe or perform (beyond any applicable grace period) any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement, or a default in the observance of or compliance with any financial maintenance covenant or any representation or warranty related to such financial maintenance covenant), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and (in the case of clause (A) or (B)) such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness or Guarantee Obligation (provided that, in the case of any such Indebtedness or Guarantee Obligations containing or otherwise requiring observance or compliance with any financial maintenance covenant, no default in the observance of or compliance with such financial maintenance covenant or any representation or warranty related to such financial maintenance covenant shall constitute an Event of Default hereunder unless and until such Indebtedness or Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded); provided that this clause (i)(B) shall not apply to any of the following: (x) Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets securing such Indebtedness, if such sale or transfer and the application of the proceeds thereof is permitted hereunder and under the documents providing for such Indebtedness; (y) the mandatory prepayment of any bridge financing made with the proceeds of permanent financing or the proceeds of asset sales or equity issuances; or (z) any event, so long as such event does not otherwise cause a Default or Event of Default under any Loan Documents, requiring the repurchase, repayment or redemption (automatically or otherwise) or an offer to repurchase, prepay or redeem any Indebtedness, or the delivery of any notice with respect thereto, solely as a result of Holdco’s, the Parent Borrower’s, any other Loan Party’s or any of their Significant Subsidiaries’ failure to consummate a merger or other acquisition contemplated to be funded in whole or in part with the proceeds of such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Holdco, the Parent Borrower, any other Loan Party or any of their Significant Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Holdco, the Parent Borrower, any other Loan Party or any of their Significant Subsidiaries is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Holdco, the Parent Borrower, any other Loan Party or any of their Significant Subsidiaries as a result thereof is equal to or greater than the Threshold Amount, and in the case of any Early Termination Date resulting from such a Termination Event, such Early Termination Date is not rescinded or such Swap Termination Value is not paid within 5 Business Days following such Early Termination Date; or

(f) Insolvency Proceedings, Etc. Holdco, the Parent Borrower, or any of their Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Holdco, the Parent Borrower, any other Loan Party or any of their Significant Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against Holdco, the Parent Borrower, any other Loan Party or any of their Significant Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not paid, fully bonded, or otherwise covered by independent third-party insurance as to which the insurer does not dispute coverage (other than customary reservation of rights letters)) and (i) enforcement proceedings to attach or levy upon any material assets of Holdco, the Parent Borrower or any of their Significant Subsidiaries are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or such judgment is not satisfied, vacated or discharged; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (ii) Holdco or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which failure would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document that is material, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document (other than contingent obligations as to which no claim has been asserted); or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreement) and termination of the Commitments), or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k) Loss of Collateral. Any Lien purported to be created under any Collateral Document shall cease to be a valid and perfected Lien, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under this Agreement or (ii) as a result of UCC continuation statements not being filed or the Collateral Agent ceasing to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents; or

(l) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default.

(a) If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers to the maximum extent permitted by applicable law;

(iii) require that the Parent Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(iv) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender), the L/C Issuers, Cash Management Banks and the Hedge Banks and amounts payable under Article III), ratably among the Lenders, the L/C Issuers, the Cash Management Banks and the Hedge Banks in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders, the L/C Issuers, the Cash Management Banks and the Hedge Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and obligations of the Loan Parties then owing under Secured Hedge Agreements and the Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Cash Management Banks and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the applicable Borrowers pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge

Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent and Collateral Agent shall have no liability for any determinations made by it in this Section 8.03, in each case except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Administrative Agent or the Collateral Agent, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Administrative Agent and the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

ARTICLE IX.

ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01 Appointment and Authority.

(a) Each of the Lenders and each L/C Issuer hereby irrevocably appoints the entities named as U.S. Administrative Agent or Non-U.S. Administrative Agent and the entity named as Collateral Agent in the heading of this Agreement and their respective successors and assigns, to act on its behalf as the administrative agent and collateral agent, as applicable, hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and/or the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Lender and each L/C Issuer exempts the Administrative Agent from the restrictions pursuant to Section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable Law, in each case to the extent legally possible to such Lender and such L/C Issuer. Any Lender or any L/C Issuer which cannot grant such exemption, shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable Laws. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. Each reference to the “Administrative Agent” in this Article Article IX shall be deemed to include the Collateral Agent where applicable. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(c) Each of the Lenders (including in its capacities as a Lender and an L/C Issuer (if applicable), a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.03, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) and Section 11.04 as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article IX shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize each of the Administrative Agent and the Collateral Agent to execute any and all documents (including releases, payoff letters and similar documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) and the other Secured Parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender,” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdco or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each of the Administrative Agent, each other Agent and each Arranger, as applicable, and its Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; and

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any of its Affiliates that is communicated to, obtained or in the possession of, the Administrative Agent, any other Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or in the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment;

(e) shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 8.01 unless and until written notice thereof stating that it is a “notice under Section 8.01” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Parent Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Parent Borrower, a Lender or an L/C Issuer;

(f) shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral; and

(g) shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Notwithstanding the foregoing, the Administrative Agent agrees to act as the U.S. federal withholding Tax agent in respect of all amounts payable under the Loan Documents.

9.04 Reliance by Administrative Agent. Without limiting Section 9.03, the Administrative Agent (i) shall be entitled to treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 11.06, (ii) shall be entitled to rely on the Register to the extent set forth in Section 11.06(c), (iii) shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person and (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Parent Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which (i) shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, (ii) shall be a Lender or an Affiliate of a Lender and (iii) shall have accepted such appointment; provided that during the existence and continuation of a Specified Event of Default, no consent of the Parent Borrower shall be required. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders or the Parent Borrower may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, (in the case of a removal by the Required Lenders) with the consent of the Parent Borrower (not to be unreasonably withheld or delayed), appoint a successor; provided that during the existence and continuation of a Specified Event of Default, no consent of the Parent Borrower shall be required. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Parent Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable) and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by JPM as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If JPM resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans (with respect to Swing

Line Loans denominated in Dollars) or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If JPM resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans (with respect to Swing Line Loans denominated in Dollars) or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).Upon the appointment by the Parent Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to JPM to effectively assume the obligations of JPM with respect to such Letters of Credit.

(e) Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent or Collateral Agent.

9.07 Non-Reliance on the Administrative Agent, the Agents, the Arrangers and the Other Lenders.

(a) Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent, any other Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, any other Agent or any Arranger to any Lender or any L/C Issuer as to any matter, including whether the Administrative Agent, any other Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent, the other Agents and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the other Agents, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Parent Borrower and its Affiliates) as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the applicable Borrowers hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of investing in the general performance or operations of the Loan Parties or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing (such as a claim under the federal or state securities laws). Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

(b) Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and J.P. Morgan SE and their respective Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and J.P. Morgan SE and/or their respective Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entities’ role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A., J.P. Morgan SE nor their respective Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers and Joint Bookrunners, the Co-Syndication Agents or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder, but all such persons shall have the benefit of the provisions set out in Section 11.04.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the

L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, judicial manager, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters; Intercreditor Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 11.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent and/or the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) The Lenders, the L/C Issuers and the other Secured Parties irrevocably authorize the Administrative Agent and the Collateral Agent, and the Administrative Agent and the Collateral Agent shall, to the extent requested by the Parent Borrower (or as otherwise specified below) or, solely in the case of clause (iv) below, to the extent provided for under this Agreement,

(i) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (I) unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made and (II) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuers shall have been made), (ii) that is sold or otherwise transferred to a Person that is not a Loan Party as part of or in connection with any sale or other transaction permitted hereunder or under any other Loan Document, (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) that constitutes Excluded Property as a result of an occurrence not prohibited hereunder or (v) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (iii) below;

(ii) to subordinate any Lien as may hereafter be granted on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(d), (e), (f), (g), (h), (i), (k), (n), (p), (q), (s), (t), (v), (w), (y), (aa), (cc), (dd), (ee), (ff), (gg) or (hh);

(iii) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder or such Guaranty; provided that no Subsidiary Guarantor will be released solely because of any transaction that causes it to cease to be a wholly-owned Restricted Subsidiary of the Parent Borrower unless it either ceases to be (x) a Restricted Subsidiary of the Parent Borrower in connection with such transaction or (y) a wholly-owned Subsidiary of the Parent Borrower pursuant to a bona fide transaction undertaken with a Person who is not an Affiliate and consummated not with the primary purpose of releasing such guaranty; and

(iv) establish intercreditor arrangements as contemplated by this Agreement, including the Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10. Additionally, upon reasonable request of the Parent Borrower, the Administrative Agent will return possessory Collateral held by it that is released from the security interests created by the Collateral Documents pursuant to this Section 9.10; provided that in each case of this Section 9.10, the Parent Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Parent Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents and that such release is permitted hereby. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

(c) The Administrative Agent and the Collateral Agent are authorized and directed by the Lenders and the other Secured Parties to, to the extent required or permitted by the terms of the Loan Documents, (i) enter into the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement and any other intercreditor agreement contemplated by this Agreement, (ii) enter into any Collateral Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements (each, an “Intercreditor Agreement Supplement”) in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement (including the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement), Collateral Document, consent, filing or other action will be binding upon them. Each Lender and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement (including the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement) (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement contemplated by this Agreement (including the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement) or Collateral Document (and, in each case, any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any of the foregoing agreements) in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is required or permitted to be secured on a pari passu or junior basis with the Liens securing the Obligations hereunder pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents), and to subject the Liens on the Collateral securing the Obligations hereunder to the provisions thereof, and to make or consent to any filings or take any other actions in connection with the foregoing.

9.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent, and each other Agent and Bookrunner hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.12 Recovery of Erroneous Payments.

(a) Without limitation of any other provision in this Agreement, if at any time the Administrative Agent or any of its Affiliates makes a payment hereunder in error to any Lender Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount (whether or not known to such Lender), then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith promptly but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing) the Rescindable Amount received by such Lender Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim, by the Administrative Agent for the return of any Rescindable Amount received, including, without limitation any defense based on “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar. The

Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.

(b) Each Lender Party hereby further agrees that if it receives a Rescindable Amount from the Administrative Agent of any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Rescindable Amount (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Rescindable Amount. Each Lender Party agrees that, in each such case, or if it otherwise becomes aware a Rescindable Amount (or portion thereof) may have been sent in error, such Lender Party shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may specify in writing), return to the Administrative Agent the amount of any such Rescindable Amount (or portion thereof) as to which such a demand was made in Same Day Funds, together with interest thereon in respect of each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event that a Rescindable Amount (or any portion thereof) is not recovered from any Lender that has received such Rescindable Amount for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) a Rescindable Amount shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case, to the extent such Rescindable Amount is, and with respect to the amount of such Rescindable Amount that is, comprised of funds of the Borrower or any other Loan Party.

(d) Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.13 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.14 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.15 Calculations. It is understood and agreed by the Administrative Agent and each of the Lenders and the L/C Issuers that (i) the Administrative Agent may (but shall not be obligated to) deliver calculations to the applicable Borrowers from time to time of amounts under this Agreement, and that the Administrative Agent shall have no liability to the Lenders and the L/C Issuers with respect thereto, (ii) if the Administrative Agent identifies or becomes aware of an update or revision to any calculation previously delivered, the Administrative Agent may (but shall not be obligated to, unless directed by the Required Lenders) deliver an updated or revised calculation with respect to any amount due hereunder and (iii) for avoidance of doubt, if there is a dispute among the Administrative Agent and any Lender or L/C Issuer, as applicable, as to any amount due and owing hereunder, any calculation or any updated or revised calculation of the Administrative Agent shall control as between the Administrative Agent and such Lender or L/C Issuer, as applicable, absent manifest error.

ARTICLE X.

[RESERVED]

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc.

(a) Subject to Sections 11.01(b), (c), (d), (e), (f), (g), (h) and (i), no amendment, waiver or modification of any provision of this Agreement or any other Loan Document shall be effective unless in writing signed by the Required Lenders (or, with the consent of the Required Lenders, the Administrative Agent) and the applicable Loan Party, and each such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or modification shall (it being understood that any amendments, waivers or modifications contemplated by Section 11.01(a)(i) through (xiv) may be effected without the consent of the Required Lenders, except to the extent provided therein):

(i) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(ii) extend or increase the Commitment of any affected Lender (or reinstate any Commitment of such Lender terminated pursuant to Section 8.02) without the written consent of such Lender;

(iii) postpone any date fixed by this Agreement for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder without the written consent of each Lender directly and adversely affected thereby;

(iv) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (IV) of the final proviso to this Section 11.01(a)) any fees or other amounts payable hereunder without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate, in respect of any payments to the Lenders directly and adversely affected thereby;

(v) [reserved];

(vi) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender directly and adversely affected thereby;

(vii) [reserved];

(viii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly and adversely affected thereby;

(ix) release the Guarantors that collectively provide all or substantially all of the value of the Guaranty from the Guaranty without the written consent of each Lender directly and adversely affected thereby;

(x) release all or substantially all the value of the Collateral from the Liens and security interests granted pursuant to the Collateral Documents (except as provided in Section 9.10 or in the Security Agreement), without the written consent of each Lender; or

(xi) (A) contractually subordinate (1) the Liens in favor of the Collateral Agent on all or substantially all of the Collateral securing the Obligations hereunder or (2) the Obligations hereunder in right of payment, or (B) change either Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby, in each case under this clause (xi), in respect of any other Indebtedness for borrowed money (any such other Indebtedness for borrowed money to which such Liens or Obligations, as applicable, are subordinated, “Senior Indebtedness”), in each case, unless each directly and adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Secured Obligations that are adversely affected thereby held by each Lender and each other holder of Secured Obligations and calculated immediately prior to any applicable amendment or incurrence of Senior Indebtedness) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such directly and adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five Business Days provided, however, in no event shall this clause (xi) restrict any such amendment, supplement, waiver or other modification that is expressly permitted by this Agreement, the Collateral Documents, the Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, including pursuant to Section 9.10, in each case as of the Closing Date;

(xii) (A) amend, add or otherwise modify representations, warranties, covenants or other terms and conditions or to amend or add defined terms solely to the extent applicable thereto, in each case solely for the benefit of the Revolving Commitments, (B) amend or otherwise modify Section 4.02 solely with respect to any Credit Extension under the Revolving Commitments, (C) waive any representation made or deemed made in connection with any Credit Extension under the Revolving Commitments, or (D) waive or consent to any Default or Event of Default relating solely to the Revolving Loans and Revolving Commitments (including Defaults and Events of Default relating to the foregoing clauses (A) through (C)), in each case without the written consent of the Required Revolving Lenders; provided, however, that the amendments, supplements, modifications, waivers and consents described in this clause (xii) shall not require the consent of any Lenders other than the Required Revolving Lenders;

(xiii) (i) reduce the percentage specified in the definition of “Required Revolving Lenders” without the written consent of all the Revolving Lenders or (ii) reduce the percentage specified in the definition of “Required Term Lenders” without the written consent of all the Term Lenders; or

(xiv) amend or otherwise modify Section 6.20, or waive or consent to any Default or Event of Default with respect to Section 6.20, in each case without the written consent of the Required Term Lenders; provided, however, that the amendments, supplements, modifications, waivers and consents described in this clause (xiv) shall not require the consent of any Lenders other than the Required Term Lenders and, provided, further, that (I) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (II) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Line Lender, affect the rights or duties of the applicable Swing Line Lender under this Agreement, (III) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (IV) the Agent Fee Letter and any other fee letter relating hereto may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Notwithstanding any provision herein to the contrary, (i) if the Administrative Agent and the Parent Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits hereto and thereto), then the Administrative Agent and the Parent Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement or other Person, and (ii) each Lender and L/C Issuer hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender or L/C Issuer (but with the consent of the Parent Borrower and the Administrative Agent), to amend and/or restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and/or restatement, such Lender or L/C Issuer shall no longer be a party to this Agreement (as so amended and/or restated), (A) the Commitments of such Lender shall have terminated, (B) such Lender or L/C Issuer shall have no other commitment or other obligation hereunder and (C) such Lender or L/C Issuer shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

(d) Notwithstanding any provision herein to the contrary, (i) the Collateral Documents may be amended or otherwise modified in accordance with the terms of the Security Agreement or the applicable Collateral Documents and (ii) this Agreement and the other Loan Documents may be amended or otherwise modified in accordance with Section 11.24 or 11.25.

(e) Notwithstanding any provision herein to the contrary, in connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver the Intercreditor Agreement or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is not prohibited by the Loan Documents) pursuant to the Collateral Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

(f) Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended, supplemented, waived or otherwise modified (i) [reserved], (ii) in accordance with Section 2.15 to incorporate the terms of any Incremental Commitments (including to add a new revolving facility or letter of credit facility under this Agreement with respect to any Incremental Revolving Commitment or Incremental Letter of Credit Commitment or to add an escrow arrangement) with the written consent of the Borrower Representative and the Lenders providing such Incremental Commitments, (iii) in accordance with Section 2.18 to effectuate an Extension with the written consent of the Borrower Representative and the Extending Lenders, (iv) in accordance with Section 2.19 to incorporate the terms of any Specified Refinancing Facilities with the consent of the Borrower Representative and the applicable Specified Refinancing Lenders, (v) [reserved], (vi) with the consent of the Borrower Representative and the Administrative Agent (in each case such consent not to be unreasonably withheld, conditioned or delayed), in the event any mandatory prepayment or redemption provision in respect of the Net Cash Proceeds of Asset Dispositions or from Excess Cash Flow included or to be included in any Incremental Commitment Amendment or any Indebtedness constituting Additional Obligations or that would constitute Additional Obligations would result in Incremental Term Loans or Additional Obligations, as applicable, being prepaid or redeemed on a more than ratable basis with the Term Loans in respect of the Net Cash Proceeds from any such Asset Disposition or Excess Cash Flow prepayment to the extent such Net Cash Proceeds or Excess Cash Flow are required to be applied to repay Term Loans hereunder pursuant to Section 2.05(b), to provide for mandatory prepayments of the Initial Term Loans such that, after giving effect thereto, the prepayments made in respect of such Incremental Term Loans or Additional Obligations, as applicable, are not on more than a ratable basis, (vii) to waive, amend or modify this Agreement or any other Loan Document in a manner that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche), by an agreement or agreements in writing entered into by the Borrower Representative and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section 11.01 if such Lenders were the only Lenders hereunder at the time, (viii) [reserved], (ix) to implement any changes necessary or required for the borrowing of Loans in any Designated Foreign Currency (including to implement the rate of interest applicable thereto) with the consent of the Borrower Representative, the Administrative Agent, any applicable Issuing Bank and each Revolving Lender and, for the avoidance of doubt, without any further action or consent of any other party to this Agreement, and (x) to waive, amend or modify any Increase Supplement, Lender Joinder Agreement or Incremental Commitment Amendment with the written consent of the Borrower Representative and the Lenders party thereto, unless as so amended or modified such Increase Supplement, Lender Joinder Agreement or Incremental Commitment Amendment, as applicable, would not be permitted under this Agreement. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Section 2.05, 2.12, 2.13 or 8.03, may be amended, supplemented, modified or waived as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment, any Extension Amendment or any Specified Refinancing Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Term Loans, Revolving Commitments, Revolving Loans, any Incremental Commitments or Incremental Loans, any Extended Tranche and any Specified Refinancing Tranche, or to provide for the inclusion, as appropriate, of the Lenders of any Extended Tranche, Specified Refinancing Tranche, Incremental Commitments or Incremental Loans in any required vote or action of the Required Lenders, the Required Revolving Lenders, the Required Majority in Interest Lenders or of the Lenders of each Tranche hereunder. Each of the Administrative Agent and Collateral

Agent hereby agrees (if requested by the Borrower Representative) to execute any amendment, supplement, modification or waiver referred to in this Section 11.06(f) or an acknowledgement thereof.

(g) Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower Representative may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the Applicable Margin and/or fees payable with respect to the Loans and/or Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and/or Commitments so modified as a new “Facility” and a new “Tranche” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, without its prior written consent.

(h) In connection with any amendment to this Agreement that addresses (a) a Repricing Transaction of the Initial Term Loans or (b) a “repricing transaction” of any other Tranche of Term Loans (as if the definition “Repricing Transaction” applied to such Tranche of Term Loans) (each such amendment, a “Permitted Repricing Amendment”), so long as such amendment by its terms only affects the rights or duties under this Agreement or any other Loan Document of Lenders holding such Loans or Commitments of such Tranche of Term Loans (but not the Lenders holding Loans or Commitments of any other Tranche), only the consent of the requisite percentage in interest (assuming for such determination, such Tranche is the only outstanding Tranche hereunder) of (x) the Lenders holding such Tranche of Term Loans that will continue as a Lender in respect of such Tranche following such Permitted Repricing Amendment and (y) any increasing Lender or Additional Incremental Lender that provides Supplemental Term Loan Commitments to such Tranche of Term Loans substantially concurrently with such Permitted Repricing Amendment, shall be required.

(i) Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, the Administrative Agent and the Parent Borrower (without the consent of any Lender, any Secured Party or any other Person) may effect such amendments or other modifications to this Agreement or the Loan Documents (including to provide for such releases of Guarantees, Liens and Obligations) that the Parent Borrower and the Administrative Agent mutually determine to be reasonably necessary or appropriate in connection with (x) effecting or implementing any Permitted Holdco Reorganization or (y) any additional collateral contemplated by Section 6.18.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent Borrower or any other Loan Party, the U.S. Administrative Agent, the Non-U.S. Administrative Agent, the L/C Issuers or the Swing Line Lender, to the address, telecopier or facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier or facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Holdco or the Parent Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) or through an Approved Borrower Portal (as applicable), in each case, pursuant to procedures approved by the Administrative Agent. The Administrative Agent, the Swing Line Lender, the L/C Issuers or the Parent Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it.

Unless the Administrative Agent otherwise prescribes (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Borrower Communications. The Administrative Agent, the Lenders and the L/C Issuers agree that the Borrower Representative and the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the L/C Issuers, the Borrower Representative and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers, the Borrower Representative and the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR

COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Loan Notice, interest election request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower Representative or any Borrower, as applicable, to the Administrative Agent through an Approved Borrower Portal.

Each of the Lenders, each of the L/C Issuers, the Borrower Representative and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on an Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of any Loan Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(d) Change of Address, Etc. Each of the Parent Borrower, Holdco, any other Loan Party, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, facsimile or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier or facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Loan Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and all the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer or Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Parent Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer, but limited to one firm of counsel for the Administrative Agent, the Lenders and the L/C Issuers and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for the Administrative Agent, the Lenders and the L/C Issuers), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel to the Indemnitees (taken as a whole), and, if reasonably necessary, one additional specialty counsel in any relevant material specialty and one additional local counsel in any relevant material jurisdiction (and, in the case of an actual conflict of interest, one additional counsel for such affected group per party)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Parent Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdco or any of its Subsidiaries, or any Environmental Liability related in any way to Holdco or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether at law or in equity, whether brought by a third party or by Holdco, the Parent Borrower, or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Party of such Indemnitee, (y) result from a claim brought by Holdco, the Parent Borrower, or any other Loan Party against an Indemnitee or any Related Party of such Indemnitee for material breach of such Indemnitee’s or Related Party’s obligations hereunder or under any other Loan Document, if Holdco, the Parent Borrower, or such other Loan Party, as the case may be, has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from disputes solely between or among Indemnitees (other than any claims against any Indemnitee in its capacity as the Administrative Agent, an Arranger, an L/C Issuer or the Swing Line Lender or any similar role under this Agreement or any other Loan Documents or any of their Subsidiaries or Affiliates (in each case, acting in its capacity as such)) and not arising out of or involving any act or omission of the Borrowers or any of their Subsidiaries or Affiliates (including their officers, directors, employees or controlling Persons). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or liabilities arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Parent Borrower or Holdco for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the applicable L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the applicable L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. In addition to (and not as a part of) the indemnification obligations set forth in Section 11.04(b), (i) to the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, and none of the Administrative Agent (and any sub-agent thereof), any other Agent, any Lender or any Related Party of any of the foregoing Persons shall assert, and hereby waives and acknowledges that no other Person shall have any claim against any Loan Party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof and (ii) none of the Administrative Agent (and any sub-agent thereof), any Arranger, any Lender, any L/C Issuer or any Related Party of any of the foregoing Persons (each such Person being called a “Lender Related Person”) referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Lender Related Person through telecommunications, electronic or other information transmission systems (including any Approved Borrower Portal) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction; provided that the foregoing shall in no event limit the Parent Borrower’s indemnification obligations under subsection (b) above.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the Collateral Agent, any other Agent, any L/C Issuer or any Lender, or the Administrative Agent, the Collateral Agent, any other Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, any other Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C

Issuer severally agrees to pay to the Administrative Agent, the Collateral Agent and such other Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, the Collateral Agent and such other Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)

in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignment) that equal at least the amount specified in subsection (b)(i)(B) of this Section 11.06 in the aggregate and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)	in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of any Commitment (which for this purpose includes

Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (x) $5,000,000 in the case of Revolving Loans and Revolving Commitments (or, in the case of Revolving Loans and Revolving Commitments denominated in Euro, €5,000,000) and (y) $1,000,000 in the case of Term Loans (or, in the case of Term Loans denominated in Euro, €1,000,000) (provided that, in the case of each of clause (x) and clause (y), such amounts shall be aggregated in respect of concurrent assignments by each Lender to or from its Affiliates and/or Approved Funds) unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and, in addition:

(A)

the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment, (2) in the case of any assignment of Revolving Loans and/or Revolving Commitments, such assignment is to another Revolving Lender, an Affiliate of such Revolving Lender or an Approved Fund of such Revolving Lender (in the case of such Affiliate or Approved Fund, unless such Person does not have similar creditworthiness as the assigning Revolving Lender), or (3) in the case of any assignment of Term Loans, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto in writing (including email) to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)

the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required (1) in respect of Revolving Commitments and Revolving Loans, unless such assignment is by a Revolving Lender to an Affiliate of such Revolving Lender or an Approved Fund of such Revolving Lender or (2) in respect of any outstanding Term Loans to a Person that is not a Term Lender, an Affiliate of a Term Lender or an Approved Fund with respect to a Term Lender;

(C)	the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the

Revolving Loans and Revolving Commitments that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(D)	the consent of each Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Loans and Revolving Commitments; and

provided that in the case of assignments of Revolving Loans and/or Revolving Commitments, it is understood and agreed that the Borrower Representative may withhold its consent on account of the creditworthiness of any proposed assignee (as determined by the Borrower Representative in good faith).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (or, in the case of an Assignment and Assumption in respect of Term Loans denominated in Euro, €3,500); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) except as provided in Section 11.06(h), to Holdco or any of Holdco’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), or (D) to a Disqualified Institution.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being non-fiduciary and solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers (and, solely with respect to entries applicable to a specific Lender, such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to (except as provided for below), any Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender, a Disqualified Institution or Holdco or any of Holdco’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the obligations and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that (A) such Participant agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) no Loan Party shall be obligated to make any greater payment under Sections 3.01 or 3.04 than it would have been obligated to make in the absence of any participation. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting for itself and solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Commitment and Revolving Loans pursuant to subsection (b) above, such L/C Issuer may, upon 30 days’ notice to the Parent Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Parent Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that (x) no failure by the Parent Borrower to appoint any such successor shall affect the resignation of any L/C Issuer and (y) no such appointment shall be effective without the consent of the appointed L/C Issuer, as the case may be. If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. No resignation by any L/C Issuer shall impact or affect the rights, duties and obligations of any other L/C Issuer hereunder.

(g) Resignation as Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Swing Line Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such Swing Line Lender may, upon 30 days’ notice to the Parent Borrower, resign as a Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that (x) no failure by the Parent Borrower to appoint any such successor shall affect the resignation of such Swing Line Lender as a Swing Line Lender, as the case may be and (y)

no such appointment shall be effective without the consent of the applicable appointed Swing Line Lender, as the case may be. If any Swing Line Lender resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to the Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, as the case may be.

(h) Buyback. Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to Holdco, the Parent Borrower or any Subsidiary thereof and (y) Holdco, the Parent Borrower and any Subsidiary thereof may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower Representative and the Administrative Agent (or other applicable agent managing such auction); provided that (A) any such Dutch auction by the Parent Borrower or its Subsidiaries shall be made in accordance with Section 2.05(c) and (B) any such Dutch auction by Holdco shall be made on terms substantially similar to Section 2.05(c) or on other terms to be agreed between Holdco and the Administrative Agent (or other applicable agent managing such auction) or (2) open market or other privately negotiated purchases or (2) open market or other privately negotiated purchases; provided, that any such Term Loans or Commitments acquired by Holdco, the Parent Borrower or any Restricted Subsidiary thereof shall be retired or cancelled promptly upon the acquisition thereof.

(i) Disqualified Institutions.

(i) If any assignment is made to any Disqualified Institution without the Borrower Representative’s prior written consent in violation of clause (i) above, the Borrower Representative may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with any such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institution, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Borrower Representative shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b)(iv) and (ii) such assignment does not conflict with applicable Laws.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Loan Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, and shall have agreed to keep such Information confidential or shall otherwise have a duty of confidentiality to the Borrowers), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to, upon the request of, (i) any rating agency in connection with rating the Parent Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the express prior written consent of the Parent Borrower, (i) on a confidential basis to any credit insurance provider relating to the Borrowers and their obligations, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Holdco, the Parent Borrower or any of their respective Subsidiaries and that is not in breach of a confidentiality obligation to Holdco, the Parent Borrower or any of their respective Subsidiaries, to the extent that such Lender has knowledge of such confidentiality obligation.

For purposes of this Section, “Information” means all information received from Holdco, the Parent Borrower or any of their respective Subsidiaries relating to Holdco, the Parent Borrower or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by Holdco, the Parent Borrower or any of their respective Subsidiaries (from a source other than

Holdco, the Parent Borrower or any of their respective Subsidiaries and that is not in breach of a confidentiality obligation to Holdco, the Parent Borrower or any of their respective Subsidiaries). Any Revolving Lender required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised reasonable care or the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning Holdco, the Parent Borrower or any of their respective Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Parent Borrower or any other Loan Party against any and all of the obligations of the Parent Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Parent Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Notwithstanding anything to the contrary contained herein, each Lender, each L/C Issuer and their respective Affiliates shall have no right to set off and apply any deposits held or other obligations owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Foreign Obligor against any of the obligations of any Loan Party which is not a Foreign Obligor. Each Lender and each L/C Issuer agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Parent

Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection, in each case, for which no claim has been made) or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If the Parent Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Parent Borrower shall have paid (or caused a Designated Subsidiary Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 or the fee payable pursuant to Section 2.09(b), if applicable) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower or applicable Designated Subsidiary Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

Notwithstanding the foregoing, in connection with any replacement of a Lender under this Section 11.13, if a Lender that is being replaced pursuant to the provisions of Section 3.06, or is a Defaulting Lender or a Non-Consenting Lender, as applicable, that was provided notice as set forth in the previous paragraph does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such Lender that is being replaced pursuant to the provisions of Section 3.06, of that is a Defaulting Lender or a Non-Consenting Lender, as applicable, relating to the Loans so assigned shall be paid in full to such Lender, then such Lender that is being replaced pursuant to the provisions of Section 3.06, of is a Defaulting Lender or a Non-Consenting Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date, and the Administrative Agent shall record such assignment in the Register.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE

COLLATERAL AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN, OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FEDERAL COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES AGREES THAT (I) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (II) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), NOTHING HEREIN SHALL PREVENT SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 11.14(B) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(c) WAIVER OF VENUE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Parent Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the other Agents, the Lenders and the Arrangers, are arm’s-length commercial transactions between each Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the other Agents, the Lenders and the Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A), the Administrative Agent, each other Agent, each Lender and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its respective Affiliates or any other Person and (B) neither the Administrative Agent nor any other Agent nor any Lender nor any Arranger has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each other Agent, each Lender and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any other Agent nor any Lender nor any Arranger has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, Holdco, the Parent Borrower, and each other Loan Party, each hereby waives and releases any claims that it may have against the Administrative Agent, the other Agents, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each Guarantor, Borrower, and other Loan Party agree that it will not claim that the Administrative Agent, the other Agents, the Lenders or the Arrangers have rendered advisory services of any nature or respect or owe a fiduciary or similar duty to any Guarantor, Borrower, or other Loan Party, in connection with such transactions or the process leading thereto.

11.17 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, L/C Issuer nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent, L/C Issuer nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

EACH OF THE LOAN PARTIES AND EACH LENDER PARTY HEREBY WAIVES (I) ANY ARGUMENT, DEFENSE OR RIGHT TO CONTEST THE LEGAL EFFECT, VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT BASED SOLELY ON THE LACK OF PAPER original COPIES OF THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT, AND (II) WAIVES ANY CLAIM AGAINST THE ADMINISTRATIVE AGENT, EACH LENDER PARTY AND EACH RELATED PARTY FOR ANY LIABILITIES ARISING SOLELY FROM THE ADMINISTRATIVE AGENT’S AND/OR ANY LENDER PARTY’S RELIANCE ON OR USE OF ELECTRONIC SIGNATURES, INCLUDING ANY LIABILITIES ARISING AS A RESULT OF THE FAILURE OF THE LOAN PARTIES TO USE ANY AVAILABLE SECURITY MEASURES IN CONNECTION WITH THE EXECUTION, DELIVERY OR TRANSMISSION OF ANY ELECTRONIC SIGNATURE.

11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

11.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower and each Guarantor in respect of any such sum due from it to any Lender Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender Party of any sum adjudged to be so due in the Judgment Currency, such Lender Party may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to any Lender Party from a Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Lender Party in such currency, such Lender Party agrees to return the amount of any excess to the Parent Borrower (or to any other Person who may be entitled thereto under applicable law).

11.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported

QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.23 Permitted Holdco Reorganization. Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary: (i) each of Holdco, the Parent Borrower and their respective Subsidiaries may consummate a Permitted Holdco Reorganization; (ii) upon consummation of a Permitted Holdco Reorganization, the Parent Borrower may elect (by notice in writing to the Administrative Agent) to have covenants and financial calculations in this Agreement and the other Loan Documents (as applicable) apply from and after such time to the specified Parent Entity and its Restricted Subsidiaries, rather than to Holdco and its Restricted Subsidiaries, and all references herein thereafter to Holdco shall refer to the specified Parent Entity, in each case, in the manner set forth in such notice to the Administrative Agent or otherwise in such manner mutually agreed by the Parent Borrower and the Administrative Agent, (iii) in connection with the foregoing, the Lenders and the other Secured Parties hereby consent to, and authorize the Administrative Agent and the Collateral Agent to enter into, at the election of the Parent Borrower, any amendment or other modification to this Agreement and/or any other Loan Document necessary or appropriate to effectuate a Permitted Holdco Reorganization, including technical and other changes to reflect the revised corporate structure (including in the definition of Change of Control) and the application of this provision, in each case, without requiring the further consent of any Lender, any Secured

Party or any other Person, and (iv) none of the Administrative Agent nor the Collateral Agent shall be liable to the Lenders or any other Secured Party for any action taken or not taken in connection with any such amendment or modification pursuant to the consent or authorization of the Lenders provided in this Section 11.23.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WARNER BROS. DISCOVERY, INC., as Holdco

By:	/s/ Fraser Woodford
Name: Fraser Woodford
Title: Executive Vice President and Treasurer

DISCOVERY GLOBAL HOLDINGS, INC., as Parent Borrower

By:	/s/ Fraser Woodford
Name: Fraser Woodford
Title: Executive Vice President and Treasurer

[Signature Page to First Lien Credit Agreement (Discovery Global)]

JPMORGAN CHASE BANK, N.A., as U.S. Administrative Agent and Collateral Agent

By:	/s/ Ryan Viaclovsky
Name:	Ryan Viaclovsky
Title:	Vice President

J.P. MORGAN SE, as Non-U.S. Administrative Agent

By:	/s/ Haaris Amjad
Name:	Haaris Amjad
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Ryan Viaclovsky
Name:	Ryan Viaclovsky
Title:	Vice President

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Lender

By:	/s/ Tom Hacker
Name:	Tom Hacker
Title:	Executive Director

[Signature Page to First Lien Credit Agreement (Warner Bros. Discovery)]